   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1999

                                                     REGISTRATION NO. 333-69207
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                              AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                CARESIDE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3841                    23-2863507
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)


                  6100 BRISTOL PARKWAY, CULVER CITY, CA 90230
                                (310) 338-6767
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             W. VICKERY STOUGHTON
                    CHAIRMAN OF THE BOARD OF DIRECTORS AND
                            CHIEF EXECUTIVE OFFICER
                                CARESIDE, INC.
                             6100 BRISTOL PARKWAY
                             CULVER CITY, CA 90230
                                (310) 338-6767
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                WITH COPIES TO:
        BARRY M. ABELSON, ESQ.                JONATHAN L. KRAVETZ, ESQ.
        JULIA D. CORELLI, ESQ.               MINTZ, LEVIN, COHN, FERRIS,
          PEPPER HAMILTON LLP                  GLOVSKY AND POPEO, P.C.
         3000 TWO LOGAN SQUARE                  ONE FINANCIAL CENTER
        PHILADELPHIA, PA 19103                    BOSTON, MA 02111
            (215) 981-4000                         (617) 542-6000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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    TITLE OF EACH CLASS OF           PROPOSED MAXIMUM            AMOUNT OF
  SECURITIES TO BE REGISTERED   AGGREGATE OFFERING PRICE(1) REGISTRATION FEE(2)
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Common Stock, par value $.01
 per share....................          $32,200,000               $9,174
-------------------------------------------------------------------------------
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(1) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) Fees totaling $8,896 were previously paid by the Registrant in connection with the filing of the Registration Statement on December 18, 1998.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1999

                                2,800,000 SHARES

                                [CARESIDE LOGO]

                                 CARESIDE, INC.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Careside, Inc. We are offering all of these shares and will receive all of the proceeds of the offering, less the underwriting discount. There is currently no public market for the shares. We expect that the offering price will be between $8.00 and $10.00 per share. The offering price may not reflect the market price of the shares after the offering.

  We have applied to have the shares listed for quotation on the Nasdaq National Market under the symbol "CARE."

  INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                 PER SHARE TOTAL
                                                                 --------- -----
Offering Price..................................................   $       $
Underwriting Discount...........................................   $       $
Proceeds to Careside............................................   $       $

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Careside has granted the underwriters a 30-day option to purchase up to 420,000 additional shares of common stock to cover over-allotments.

                                  -----------

FAHNESTOCK & CO. INC.
        WEDBUSH MORGAN SECURITIES
                                               SOUTHEAST RESEARCH PARTNERS, INC.

                                       , 1999

                              [INSIDE FRONT COVER]

[CARESIDE LOGO]            THE CARESIDE SYSTEM IS A PROPRIETARY BLOOD TESTING
                           SYSTEM. IT INCLUDES THE CARESIDE ANALYZER(TM) AND
                           DISPOSABLE TEST CARTRIDGES.

CARESIDE ANALYZER(TM)      [Photo of CareSide
                           Analyzer and
                           Cartridges]
                                                      (A) CHEMISTRY

The CareSide                                          (B) ELECTROCHEMISTRY
Analyzer(TM) combines                                 (C) IMMUNOCHEMISTRY
multiple testing                                      (D) COAGULATION
methodologies.

[Photo Close-up of                                    [Photo of Different
Cartridge]                                            Cartridges]

                             THE CARESIDE CARTRIDGE

                           The proprietary test cartridges have unique design features.

   COMPREHENSIVE MENU              LOW COST               EASE OF USE

 At launch, Careside         The Careside System's     A non-technical
 expects to offer more       approach to testing is    individual with
 than 50 tests. This         designed to produce a     simple training can
 would be the most           rapid test result at a    easily operate the
 comprehensive menu for a    competitive price.        CareSide
 single point-of-care                                  Analyzer(TM).
 system.

                               ----------------

  We have not yet commercialized the Careside System. We currently have 23 tests cleared or exempt for licensed laboratory use by the United States Food and Drug Administration. We plan to complete development and seek to obtain FDA clearance or exemption for additional tests prior to commercial introduction.

  Careside(TM), CareSide Analyzer(TM) and Careside's logo are our trademarks for which registration applications have been filed with the United States Patent and Trademark Office. All other tradenames, trademarks or servicemarks appearing in this prospectus are the property of their respective owners and are not our property.

                               PROSPECTUS SUMMARY

  The following summary highlights information from this prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those financial statements.

                                 Careside


  Careside has developed and plans to sell a proprietary blood testing system called the Careside system. It is designed to decentralize laboratory operations. The system consists of a testing instrument called the CareSide Analyzer and disposable test cartridges. It performs blood tests in the same location as the patient, or what is commonly called point-of-care testing. Blood testing is a significant part of routine and critical patient care. Today, almost all blood testing is done by sending the blood samples to hospital or commercial laboratories. Because of transportation time and several processing steps, these central laboratories generally take between 4 and 24 hours to provide test results to the doctor. We believe that the Careside system provides the platform for solving the limitations of central blood testing laboratories and redefines the market for point-of-care testing. Here are the reasons why:

  . Cost-Effective Results -- Our system is designed to provide test results that are cost competitive with both hospital and commercial laboratories.

  . Rapid Test Results -- Our system produces test results within 10 to 15 minutes from the time the blood is drawn from the patient.

  . Comprehensive Test Menu -- We believe that our planned menu of tests represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered blood tests.

  . Ease of Use -- Our system is designed for use by non-technical personnel, with only simple training.

  . Industry Standard Technology -- Our system uses the same test methods and technology as large testing devices in hospital and commercial laboratories.

  . Embedded Quality Assurance/Quality Control -- Our system captures all data required to comply with regulations governing laboratory operations, including those under the Clinical Laboratory Improvement Amendments of 1988.

  . Ability for Practice Enhancement -- By providing rapid test results for a broad menu of tests, our system will enable doctors to treat patients more quickly, see more patients, improve office productivity and improve patient satisfaction and quality of care. In addition, healthcare providers can increase their revenue by performing and billing for tests themselves.

  Our goal is to make decentralized testing with the Careside system the standard for routine and critical care blood testing.

The Careside System Status

  The FDA has already granted pre-market clearance for the CareSide Analyzer and clearance or exemption for 23 blood tests. We recently filed for clearance for five additional blood tests. Our initial product launch is planned for the third quarter of 1999 through a distribution and supply arrangement with one of our strategic partners, SmithKline Beecham Clinical Laboratories, Inc. We expect to have the CareSide Analyzer and over 50 tests cleared or exempt at that time.

  We will conduct pilot site marketing studies prior to initial product launch. These studies will demonstrate our system's cost-effectiveness and how potential customers will use it. We have arranged pilot site studies with APRIA Healthcare in the home care services market, three hospitals affiliated with Child Health Corporation of America in the hospital market, PSS in the nursing home market, a small group practice in Arizona for the physician office market and SmithKline for its own use.

Market Opportunity

  The lack of timely test results from central laboratories has given rise to a growing market for point-of-care tests. However, no company has developed a point-of-care system designed to decentralize routine and critical care blood testing. Precise industry data for the market we are targeting is not available. According to industry data and estimates, the worldwide product market for testing of blood and other bodily fluids and tissues was $18.3 billion in 1997 and is expected to grow to $20 billion in 2000. The U.S. and Canadian market is approximately 40% of the worldwide market. Our initial marketing efforts will be targeted towards converting U.S. and Canadian blood testing to point-of-care testing.

Early History

  SmithKline Beecham Clinical Laboratories, Inc. conducted extensive surveys of the point-of-care market beginning in 1993. As a result, in 1994, SmithKline started our predecessor business to develop the technology we use. We acquired this business in November 1996. Several senior members of SmithKline's management team, including the President of SmithKline Beecham Clinical Laboratories, worked on this point-of-care project at SmithKline. They are now part of the executive management team of Careside.

  Careside was incorporated in the State of Delaware in July 1996 under the name Exigent Diagnostics, Inc. In May 1998, we changed our name to Careside, Inc. Our principal executive offices are located at 6100 Bristol Parkway, Culver City, California 90230 and our telephone number is (310) 338-6767.

                                  THE OFFERING

  Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option, and has been adjusted to give effect to a 1-for-5.2 reverse stock split to be effected immediately prior to the completion of the offering.

 Common Stock Offered by the Company.............. 2,800,000 shares
 Common Stock Outstanding after the Offering (1).. 7,884,281 shares
 Dividend Policy.................................. We do not plan to pay cash dividends in the foreseeable
                                                   future. See "Dividend
                                                   Policy" on page 14.
 Use of Proceeds.................................. We expect to use the proceeds to:
                                                   . Complete product
                                                     development, launch our
                                                     product and cover related
                                                     expenses.
                                                   . Purchase manufacturing
                                                     equipment and expand our
                                                     facilities.
                                                   . Build inventory and
                                                     provide working capital.
                                                   . Repay the December 1998
                                                     bridge financing.
 Proposed Nasdaq National Market Symbol........... CARE

--------
(1) The common stock outstanding after the offering does not include the following:

  . 411,923 shares issuable upon exercise of outstanding options with a weighted-average exercise price of $5.80.

  . 724,853 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.93.

  . 280,000 shares issuable upon exercise of the warrants to be issued to representatives of the underwriters upon the closing of the offering.

  . Shares issuable upon exercise of a bridge warrant issued in connection with the December 1998 bridge financing. The bridge warrant is exercisable for a number of shares equal to $750,000 divided by 85% of the initial public offering price per share. If the initial public offering price is $9.00 per share, the bridge warrant would be exercisable for 98,039 shares.

  For more information about potential future exercise of these warrants, see "Management--Stock Option Plans" on page 47 and "Description of Capital Stock-- Warrants" on page 54.

                             SUMMARY FINANCIAL DATA

  The following table presents summary financial information that has been derived from the financial statements of Careside and the predecessor business at SmithKline Beecham Clinical Laboratories, Inc. The operations data presented for the predecessor business represent the research and development and related general and administrative costs incurred by SmithKline Beecham Corporation and its affiliates in connection with certain technology and know-how that Careside acquired on November 7, 1996. The as adjusted balance sheet data assumes the sale by Careside of 2,800,000 shares of common stock in the offering at an assumed initial public offering price of $9.00 per share and the receipt and application of the estimated net proceeds as set forth in "Use of Proceeds" on page 14. This data should be read in conjunction with the financial statements and related notes which appear later in this prospectus. All of the following information has been audited except where noted as unaudited.

                                 PREDECESSOR BUSINESS                              CARESIDE, INC.
                          ------------------------------------  ---------------------------------------------------------
                                                                PERIOD FROM                             PERIOD FROM
                                                                 INCEPTION                               INCEPTION
                                YEAR ENDED         TEN MONTHS    (JULY 10,          YEAR ENDED           (JULY 10,
                               DECEMBER 31,           ENDED       1996) TO         DECEMBER 31,           1996) TO
                          -----------------------  OCTOBER 31,  DECEMBER 31,  ------------------------  DECEMBER 31,
                             1994        1995         1996          1996         1997         1998          1998
                          ----------- -----------  -----------  ------------  -----------  -----------  ------------
                          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Operating expenses:
 Research and
 development............   $ 949,346  $ 2,109,802  $ 3,054,503  $ 1,561,847   $ 5,895,465  $ 8,297,974  $ 15,755,286
 General and
  administration........      26,069      585,058      224,399       55,515       640,574      850,129     1,546,218
                           ---------  -----------  -----------  -----------   -----------  -----------  ------------
 Operating loss.........   $(975,415) $(2,694,860) $(3,278,902)  (1,617,362)   (6,536,039)  (9,148,103)  (17,301,504)
                           =========  ===========  ===========
Net interest income
 (expense)..............                                            (20,809)      205,256      211,814       396,261
                                                                -----------   -----------  -----------  ------------
Net loss................                                        $(1,638,171)  $(6,330,783) $(8,936,289) $(16,905,243)
                                                                ===========   ===========  ===========  ============
Net loss per share......                                        $     (2.25)  $     (2.04) $     (1.93)
                                                                ===========   ===========  ===========
Shares used in computing
 net loss per share.....                                            728,465     3,098,980    4,629,916
                                                                ===========   ===========  ===========

                                               CARESIDE, INC.
                                 ---------------------------------------------
                                                   DECEMBER 31, 1998
                                 DECEMBER 31,  --------------------------
                                     1997         ACTUAL     AS ADJUSTED
                                 ------------  ------------  ------------
                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....... $ 1,237,149   $  3,926,603  $24,762,603
Total assets....................   3,140,223      7,911,403   28,747,403
Long-term debt..................         --       2,044,932      854,086
Deficit accumulated during
 development stage..............  (7,968,954)   (16,905,243) (17,214,397)
Total stockholders' equity......   2,437,607      4,149,145   26,175,991

                                  RISK FACTORS

  An investment in the common stock involves many risks. These risks may be substantial and are inherent in the business of Careside. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of common stock.

  If any of the following risks actually occur, our business and prospects could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE NOT GENERATED ANY REVENUE

  Careside was formed in 1996 and has not generated any revenue. We have incurred net losses of approximately $17 million from inception through December 31, 1998. We will not generate any revenue from product sales and will continue to incur significant additional operating losses until we complete the development of our test menu, receive necessary FDA clearances, expand our manufacturing and marketing efforts, manufacture our products according to regulations prescribed by the FDA, and begin selling the Careside system.

WE MAY NEED TO RAISE SUBSTANTIAL ADDITIONAL FUNDS

  We anticipate that the net proceeds from the offering, together with revenue expected after 1999, will be sufficient to fund our operating expenses and capital requirements for approximately 18 months. However, these expenses and requirements may change. As a result, our funding may not be sufficient to meet our obligations to our suppliers and strategic partners during this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 19.

ADDITIONAL FUNDING MAY NOT BE AVAILABLE

  If our funding is not sufficient, we will seek additional equity, debt, lease financing and/or third-party collaboration opportunities. We can give no assurance that any financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce or eliminate product development programs or to license to third parties rights to commercialize our products or technologies. To the extent that additional capital is raised, you will experience dilution of your proportionate ownership.

WE MAY NEVER BE PROFITABLE

  Even if we are able to generate revenue from sales of the Careside system, we may never be profitable. There are several reasons why this might happen:

  .We could build up our overhead in anticipation of sales goals that are not met.
  .We may not be able to reduce our manufacturing costs to acceptable levels. .We may have to lower our prices to remain competitive.
  .We may experience delays in developing additional tests or product upgrades.
  .We may experience problems in production, distribution or marketing.

MEDICAL COMMUNITY MAY NOT ACCEPT THE CARESIDE SYSTEM

  The CareSide Analyzer and related test cartridges are our only products. We will not be able to operate profitably unless these products achieve a significant level of market acceptance. The following factors are the greatest risks to our market acceptance:

 Failure to Develop Comprehensive Test Menu

  One of our major selling points to potential customers will be our comprehensive test menu. If we are not able to develop fully our proposed menu, customers may not buy our products.

 Failure to Change Current Methods

  Physicians and hospitals typically order blood tests from central laboratories. We may not be able to demonstrate the economic or clinical benefits of the Careside system sufficiently to convince members of the medical community to change the way they have ordered tests in the past. In addition, many health maintenance and managed care organizations have exclusive contracts with laboratories that require participating or employed physicians to send patient specimens to contracted laboratories. This may limit our ability to sell to healthcare providers associated with these organizations.

 Changing Technology

  Blood testing technology is evolving. Other companies may develop products in response to technological changes that make our products noncompetitive, particularly if the development, introduction or marketing of our products is delayed.

DEVELOPMENT OF OUR PRODUCTS MAY NOT BE SUCCESSFUL

  We may not be able to complete our product development on time. To be able to expand our menu, we must complete the development of two of the four types of disposable cartridges. In addition, we need the results from our pilot site program to complete the validation studies for point-of-care use. A variety of factors outside our control may delay our proposed development schedules by one year or more. These factors include:

  .delays in regulatory clearance,

  .technological difficulties,

  .restrictions on access to proprietary technology of strategic partners, and

  .changes in the healthcare, regulatory or reimbursement environment.

UNCERTAIN THIRD-PARTY REIMBURSEMENT MAY IMPACT OUR BUSINESS

  Government authorities, private health insurers and other third-party payers, such as health maintenance organizations may not reimburse providers for our products' tests. Current reimbursement amounts for diagnostic tests may not be maintained. Any decrease in test reimbursement amounts may reduce the demand for our products or force us to lower our sales prices. In addition, legislative proposals to reform healthcare and the trend toward managed healthcare in the United States may require lower prices for our products. See "Business--Third Party Reimbursement" on page 37.

WE HAVE NO SALES, MARKETING AND DISTRIBUTION EXPERIENCE

  We have no sales, marketing or distribution experience. We intend to distribute our products in the United States primarily through our own sales force, and internationally primarily through a limited number of distributors. Establishing a sales and marketing capability will require substantial efforts and significant resources. We may not be able to recruit or retain direct sales and marketing personnel, and our marketing efforts may not be successful.

WE WILL DEPEND ON THIRD-PARTY DISTRIBUTORS

  We have a distribution arrangement with SmithKline Beecham Clinical Laboratories, Inc. for the United States and certain foreign countries. We have also granted Fuji a right of first refusal to distribute the Careside system exclusively in Japan and non-exclusively in certain other Asian countries. We will need additional arrangements to distribute our products worldwide. We will depend upon these distributors to assist us in promoting market acceptance and creating demand for our products. We may not be able to maintain these arrangements or enter into additional distribution arrangements. In addition, we have little control over the resources that the distributors will devote to the marketing of the Careside system. See "Business--Sales and Marketing" on page 32 and "Certain Transactions--SmithKline Beecham" on page 51.

WE DO NOT HAVE MANUFACTURING EXPERIENCE

  We have never operated a manufacturing/assembly business. We will need to assemble significant and increasing quantities of test cartridges on a timely basis, while maintaining strict quality standards. We are converting from manual production of cartridge components and assembly to an automated system. We may not be able to achieve and maintain product accuracy and reliability when producing the cartridges in the quantities required, on a timely basis or at an acceptable cost.

WE DEPEND ON CONTRACT MANUFACTURERS

  We will use outside vendors to manufacture most of the Careside system, including the CareSide Analyzer and components of the disposable testing cartridges. We cannot be certain that outside manufacturers will be able to provide us with a sufficient number of instruments and cartridge components on a timely basis. We will have only limited control over third-party manufacturers as to quality control, timeliness of production and delivery and various other factors.

WE DEPEND ON THIRD-PARTY SUPPLIERS

  We will purchase the materials used in the test cartridges from outside suppliers, such as Fuji Photo Film Co., Ltd. Each of our supply agreements has termination rights. Any interruption in supply would adversely affect our schedule. See "Business--Manufacturing and Supply" on page 35.

WE WILL RELY ON A THIRD PARTY TO SUPPLY HEMATOLOGY TESTING CAPABILITIES

  The CareSide Analyzer does not perform hematology tests, which are an important part of point-of-care testing. We are negotiating an arrangement with a third party to supply hematology testing capabilities in an additional device. We may not be able to agree upon pricing that will enable us to offer cost-effective hematology testing. In addition, we have not yet developed an interface between the hematology device and the CareSide Analyzer. See "Business--The Careside System--Test Menu" on page 30.

WE DEPEND ON OUR CEO AND OTHER KEY PERSONNEL

  The loss of key employees or unsuccessful recruiting efforts will harm us. Competition for qualified and talented individuals with experience in point-of-care testing is intense. Our success depends on our ability to retain the services of Mr. Stoughton, our Chairman of the Board of Directors and Chief Executive Officer, and Dr. Grove, Executive Vice President--Research and Development. Mr. Stoughton has over 20 years experience as a senior executive of several large hospitals and over four years experience as President of SmithKline Beecham Clinical Laboratories, Inc. Dr. Grove managed research and development activities at SmithKline Beecham Clinical Laboratories, Inc. for 12 years and has extensive experience in the development of diagnostic tests. We also need to attract additional sales and marketing, research and development, and experienced manufacturing personnel. See "Management--Employment Agreements" on page 37.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS

  We will need to expand our operations if we are successful in achieving market acceptance for the Careside system. This expansion will result in additional responsibilities for management and place significant demand upon our management, our operating and financial systems and our resources. To accommodate this growth and to compete effectively, we will need to implement and improve our internal operating systems and controls, and to hire and train additional personnel.

POINT-OF-CARE DEVICE MARKET IS HIGHLY COMPETITIVE

  Our business may fail because our market is highly competitive. Our primary competitors are large diagnostic device manufacturers, commercial and hospital laboratories and other point-of-care device manufacturers. Most of our competitors have significant marketing, manufacturing, financial and managerial resources, and have substantially greater research and development capabilities than we do. We expect that manufacturers of conventional blood testing products used in centralized laboratories will compete intensely with us to maintain their market share. We anticipate competition from other point-of-care device manufacturers in discrete tests using areas such as critical care testing. Many of these companies offer tests that will cost less than the Careside system and so may be attractive to some of our customers. Commercial and hospital laboratories may try to influence providers against the Careside system to protect their revenues. See "Business--Competition" on page 36.

OUR PROPRIETARY TECHNOLOGY IS A CRUCIAL PART OF OUR BUSINESS

  The success of our business will depend on our ability to protect out proprietary position. Our business may fail if we are not able to protect our proprietary technology.

 We Do Not Have Any Patents on Our Proprietary Technology

  Currently, no patents have been issued to us. We have submitted three patent applications with the United States Patent and Trademark Office. We have filed an international application corresponding to one of the United States applications and intend to file two additional international applications for the other two United States applications. No patents have been issued to us. We cannot be certain that any patent application will result in the issuance of a patent or that our patents will withstand any challenges by third parties.

 Our Technology May Infringe on the Proprietary Rights of Third Parties

  Universities and government laboratories, physicians and other corporations are conducting substantial research in point-of-care diagnostic blood testing technology. Numerous patent applications have been filed by others, and patents have been issued, relating to specific diagnostic products and processes. If we use technologies, products or processes covered by patents issued to others, we may have to obtain licenses. We may not be able to obtain such licenses on reasonable terms, or at all.

 Our Trademarks and Trade Names May Not Be Protected

  Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. See "Business--Patents and Proprietary Rights" on page 36.

 Our Trade Secrets May Be Dislcosed

  We also rely on unpatented trade secrets to protect our proprietary technology. We attempt to protect our proprietary technology through an employee handbook and agreements with our executive officers. These confidentiality provisions may not be enforceable under applicable law. Other companies may independently develop or otherwise acquire equivalent technology or gain access to our proprietary technology.

 Our Proprietary Rights May Fail to Protect Our Business

  We may be a party to future litigation to protect our rights or to defend against claims of infringement by others. This potential litigation could result in substantial costs and the diversion of management's attention. If we lost any such litigation, we could be required to obtain licenses from third parties and be prevented from manufacturing, selling or using certain of our products.


Careside System is Subject to Extensive Government Regulation

  Our products are medical devices subject to extensive regulation by the FDA, similar agencies in other countries, and to a lesser extent, by state regulatory authorities.See "Business -- Government Regulation" page 37. The following are the greatest regulatory risks we face:

 Need to Obtain FDA Pre-Market Clearance

  FDA regulations require rigorous laboratory and clinical testing to establish product performance before commercial marketing. Medical devices such as the CareSide Analyzer are subject to pre-market clearance. Clearance is subject to further review in certain instances, such as when products are modified. We cannot be certain that we will be able to obtain all necessary approvals on a timely basis, or at all. Moreover, it is possible that one or more of our products will be subjected to more extensive pre-market clinical testing and FDA pre-market approval.

 Need to Obtain Point-of-Care Use Designation

  The Federal Food, Drug and Cosmetic Act strictly prohibits the promotion of approved medical devices for unapproved uses. The CareSide Analyzer received pre-market clearance for use in professional laboratory testing in March 1998. Following clinical testing of the testing instrument at the pilot sites, we expect that the CareSide Analyzer will receive pre-market clearance for point-of-care use. The point-of-care designation depends upon a sampling of tests determined by the FDA to have accuracy and reliability equivalent to or better than test results obtained from tests performed in a commercial laboratory. Without the point-of-care use designation, the CareSide Analyzer could be used only at sites with laboratory licenses. The point-of-care designation is necessary to expand our potential market.

 Need to Comply With GMP and Other Manufacturing Regulations

  Our manufacturing facilities and processes will be required to comply with strict federal regulations, including Good Manufacturing Practices, or GMP, and quality system requirements, regarding validation and quality of manufacturing. We have limited experience in complying with regulations governing our products and manufacturing facilities. We must devote substantial resources and management attention to monitoring and maintaining compliance with governmental regulations. If we, or our manufacturing partners, violate applicable regulations, we may be sanctioned and our production or distribution may be suspended. In addition, the FDA may withdraw the approval or clearance to market any of our products.

CLIA May Discourage Healthcare Providers from Using Point-of-Care Testing

  The Clinical Laboratory Improvement Amendments of 1988 may discourage healthcare providers from expanding point-of-care testing to physician office laboratories and small volume test sites. In addition, healthcare providers may be reluctant to initiate, continue or expand patient testing. Our products will be subject to CLIA is intended to ensure the quality and reliability of all medical testing in the United States. CLIA regulations require laboratories performing tests such as ours to obtain either a registration certificate or certification of accreditation from the United States Health Care Financing Administration.

YEAR 2000 PROBLEMS COULD INTERRUPT OUR SUPPLY

  Our receipt of key component products used in the Careside system may be delayed if our suppliers' software systems are not able to read and apply proper dates. We expect to have contingency plans in place in the event any of our key suppliers are not Year 2000 compliant by the second half of 1999. However, our contingency plans may not provide equivalent product and timing as our current suppliers.

SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE COULD LOWER MARKET PRICE

  Sales of large numbers of common stock after the offering, or even the potential for those sales, are likely to lower the market price of common stock. In addition, these sales may negatively affect our ability to raise needed capital through the sale of our common stock. After the offering, we will have 7,884,281 shares of common stock outstanding. In addition to the 2,800,000 shares that will be freely tradeable after the offering, 7,371,383 currently outstanding or reserved shares may be sold in the future subject to compliance with the Securities Act.

       NUMBER OF SHARES   DESCRIPTION
         5,084,281        Common stock currently outstanding
           411,923        Issuable upon exercise of currently outstanding options
           772,287        Issuable upon exercise of options that may be granted in the future
           150,000        Issuable pursuant to employee stock purchase plan
           822,892        Issuable upon exercise of currently outstanding warrants
           280,000        Issuable upon exercise of representatives' warrants beginning one year after the closing of the offering
              -------
         7,521,383
         =========

In addition to the Securities Act restrictions, all of our directors, officers and principal stockholders are subject to lock-up agreements. Without the prior written consent of Fahnestock & Co. Inc., the parties to the lock-up agreements, including our officers and directors, are not permitted to sell
their shares until after      , 2000. See "Shares Eligible for Future Sale" on
page 59.

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS WILL CONTROL CARESIDE AFTER THE
OFFERING

  Following completion of the offering, our directors and executive officers, together with the principal stockholders of Careside, will own or control approximately 25.1% of our outstanding common stock. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, certain amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets. Such influence could have the effect of delaying, deferring or preventing a change in control of our stock. In addition, the interests of these stockholders could conflict with the interests of other Careside stockholders, including the purchasers in the offering. See "Principal Stockholders" on page 50.

FUTURE ISSUANCES OF PREFERRED STOCK MAY DILUTE RIGHTS OF COMMON STOCKHOLDERS

  Our Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of such shares. The Board may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may make it more difficult for a third party to acquire control of Careside. See "Description of Capital Stock--Preferred Stock" on page 54.

STATUTE, CHARTER AND BYLAWS MAY DELAY OR PREVENT AN ACQUISITION OF CARESIDE

  We will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of Careside. In addition, our charter and bylaws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Careside. Any of these anti-takeover provisions could lower the market price of the common stock. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions" on page 56.

THERE HAS BEEN NO PRIOR MARKET FOR COMMON STOCK

  There has been no public market for our common stock before the offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market. This does not, however, guarantee that an active trading
market for our common stock will develop since approximately   % of our
outstanding common stock after the offering will not be freely tradeable during the lock-up period. If a trading market does develop, there is a risk that the trading market will not be sustained if we do not achieve profitability or are unable to maintain our listing on the Nasdaq National Market or any other market or exchange.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE

  The initial public offering price may bear no relationship to the future market price for our common stock. The shares may trade at prices significantly below the initial public offering price. The market price for shares of our common stock may be highly volatile depending on many factors, including:

  . the success of our new products or new products introduced by our competitors,

  .  developments with respect to our patents and other proprietary rights,

  . our ability to meet sales and earnings expectations of securities analysts, and

  .  changes in general market conditions.

PURCHASERS IN THE OFFERING WILL FACE IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of common stock. Accordingly, purchasers of common stock sold in the offering will incur immediate and substantial dilution in net tangible book value of $5.68 per share. This per share dilution amount represents an immediate increase in net tangible book value of $2.50 per share to existing stockholders. These per share dilution amounts assume that the initial public offering price will be $9.00 per share. In addition, purchasers of shares sold in the offering may experience further dilution in net tangible book value per share if we sell additional common stock in the future. See "Dilution" on page 16.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements contained in this prospectus discuss future events and developments, including our ability to generate revenues, income and cash flows, or state other "forward-looking" information. We generally identify these forward-looking statements by using the words "anticipate," "believe," "estimate," "expect," and similar expressions. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ include those set forth under "Risk Factors" beginning on page 7.

  We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds from the sale of shares of common stock in the offering of approximately $22,336,000 after deduction of underwriting discounts and commissions and expenses payable by us. This assumes an initial public offering price of $9.00 per share. We estimate net proceeds of $25,851,000 if the underwriters' over-allotment option is exercised in full. We expect to use the proceeds as follows:

                                                       APPROXIMATE
                                                        AMOUNT OF
                                                           NET     APPROXIMATE
                                                        PROCEEDS   PERCENTAGE
                                                           (IN       OF NET
                                                        MILLIONS)   PROCEEDS
                                                       ----------- -----------
Complete product development and launch and related
 expenses ............................................    $14.0        62.7%
Purchase manufacturing equipment and expand our
 facilities...........................................    $ 3.3        14.8%
Build inventory and provide working capital...........    $ 2.0         9.0%
Repay December 1998 bridge financing..................    $ 3.0        13.5%
                                                          -----       -----
  Total...............................................    $22.3       100.0%

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 19 and "Risk Factors-- We May Need to Raise Substantial Additional Funds" on page 7.

  Pending use of the net proceeds, we intend to invest such funds in short-term bank deposits and investment grade securities, United States government securities, and other short-term, income-producing securities.

  The foregoing discussion is merely an estimate based on our current business plans. Our actual expenditures may vary depending upon circumstances not yet known, such as the time actually required to reach a positive cash flow, or to successfully develop our products.

                                DIVIDEND POLICY

  We have never paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Currently, we intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth as of December 31, 1998, the actual capitalization of Careside, the pro forma capitalization of Careside which reflects the additional $1,500,000 borrowed under the bridge financing in January 1999, and the pro forma as adjusted capitalization of Careside which shows the effect of the sale of 2,800,000 shares of common stock in the offering at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds of the offering. This table should be read in conjunction with our Financial Statements included elsewhere in this prospectus.

                                                DECEMBER 31, 1998
                                      ----------------------------------------
                                                                   PRO FORMA
                                         ACTUAL      PRO FORMA    AS ADJUSTED
                                      ------------  ------------  ------------
Long-term debt:
  Equipment loan due finance
   company........................... $    854,086  $    854,086  $    854,086
  Note payable under bridge financing
   (1)...............................    1,190,846     2,690,846            --
                                      ------------  ------------  ------------
    Total long-term debt.............    2,044,932     3,544,932       854,086
                                      ------------  ------------  ------------
Stockholders' equity (2):
  Preferred Stock, $.01 par value --
   5,000,000 shares authorized; none
    issued and outstanding...........          --            --            --
  Common Stock, $.01 par value --
   50,000,000 shares authorized;
   5,084,281 shares issued and
   outstanding (actual and pro forma)
   and 7,884,281 shares issued and
   outstanding (pro forma as
   adjusted) (3).....................       50,843        50,843        78,843
  Additional paid-in capital.........   21,003,545    21,003,545    43,311,545
  Deficit accumulated during
   development stage (1).............  (16,905,243)  (16,905,243)  (17,214,397)
                                      ------------  ------------  ------------
    Total stockholders' equity.......    4,149,145     4,149,145    26,175,991
                                      ------------  ------------  ------------
    Total capitalization............. $  6,194,077  $  7,694,077  $ 27,030,077
                                      ============  ============  ============

--------
(1) In December 1998, Careside borrowed $1,500,000 under the bridge financing. At December 31, 1998, the carrying amount of the outstanding principal under the bridge financing was net of the unamortized value of the bridge warrant of $309,154, which is being amortized as additional interest expense over the estimated term of the bridge note. The pro forma capitalization reflects the additional $1,500,000 borrowed under the bridge financing in January 1999. The pro forma as adjusted capitalization reflects the repayment of the $3,000,000 bridge financing and the charge to interest expense for the unamortized value of the bridge warrant.
(2) Assumes the amendment of Careside's certificate of incorporation to increase the number of shares of preferred stock immediately prior to completion of the offering. See "Description of Capital Stock" on page 54.
(3) Outstanding amounts exclude (a) 411,923 shares of common stock issuable upon exercise of outstanding options; (b) 724,853 shares of common stock issuable upon exercise of warrants issued prior to the offering; (c) 280,000 shares of common stock issuable upon exercise of the warrants issued to the representatives of the underwriters; and (d) 98,039 shares issuable upon exercise of the bridge warrant in connection with the bridge financing based on the assumed initial public offering price of $9.00 per share. See "Management--Stock Option Plans" on page 47, "Certain Transactions--Financing Activities" on page 52, "Description of Capital Stock--Warrants" on page 54 and "Underwriting" on page 61.

                                    DILUTION

   As of December 31, 1998, our net tangible book value was $4,149,000, or $0.82 per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Without taking into effect any changes in the net tangible book value after December 31, 1998, other than to give effect to the sale of 2,800,000 shares of common stock in the offering at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds of the offering, the net tangible book value of Careside as of December 31, 1998 would have been $26,176,000 or $3.32 per share. This represents an immediate increase of $2.50 per share of common stock to existing stockholders and an immediate dilution of $5.68 per share of common stock to the new stockholders who purchase common stock in the offering. The following table illustrates this per share dilution:

   Assumed initial public offering price..........................       $9.00
   Net tangible book value per share before the offering.......... $0.82
   Increase in net tangible book value per share attributable to new stockholders..............................................  2.50
                                                                   -----
   As adjusted net tangible book value per share after the
    offering......................................................        3.32
                                                                         -----
   Dilution in tangible book value per share to new stockholders
    (1)...........................................................       $5.68
                                                                         =====

--------
(1) If the underwriters' over-allotment option is exercised in full, dilution per share to new stockholders would be $5.42 per share of common stock.

  The following table summarizes as of December 31, 1998 the differences between the existing stockholders and the new stockholders with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid:

                           SHARES PURCHASED  TOTAL CONSIDERATION
                           ----------------- -------------------     AVERAGE
                            NUMBER   PERCENT   AMOUNT    PERCENT PRICE PER SHARE
                           --------- ------- ----------- ------- ---------------
Existing stockholders..... 5,084,281   64.5% $23,318,075   48.1%      $4.59
New stockholders.......... 2,800,000   35.5   25,200,000   51.9       $9.00
                           ---------  -----  -----------  -----
  Total................... 7,884,281  100.0% $48,518,075  100.0%
                           =========  =====  ===========  =====

  The above computations assume no exercise of outstanding options or warrants to purchase common stock or of the underwriters' over-allotment option. See "Description of Capital Stock" on page 54.

                            SELECTED FINANCIAL DATA

  The selected financial data as of December 31, 1997 and 1998 and for the period from inception through December 31, 1996 and for the years ended December 31, 1997 and 1998, and the period from inception through December 31, 1998 are derived from the audited financial statements of Careside included elsewhere in this prospectus. The selected financial data as of December 31, 1996 is derived from the audited financial statements of Careside not included herein. The selected financial data for the predecessor business at SmithKline Beecham Clinical Laboratories, Inc. for the ten months ended October 31, 1996 is derived from the audited statement of operations which is included elsewhere in this prospectus. The selected financial data for the predecessor business as of December 31, 1995 and for the year then ended are derived from the audited financial statements not included in this prospectus. The selected financial data for the predecessor business as of December 31, 1994 and for the year then ended are unaudited, but, in our opinion, include all adjustments necessary for a fair presentation thereof. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 18, the Financial Statements and notes thereto and the "Statement of Operations" on page F-15, and notes thereto included elsewhere in this prospectus.

                         PREDECESSOR BUSINESS(1)                                  CARESIDE, INC.
                    -----------------------------------  ------------------------------------------------------------------
                         YEAR ENDED         TEN MONTHS       PERIOD FROM           YEAR ENDED              PERIOD FROM
                        DECEMBER 31,           ENDED          INCEPTION           DECEMBER 31,              INCEPTION
                    ----------------------  OCTOBER 30,  (JULY 10, 1996) TO  ------------------------    (JULY 10, 1996)
                      1994        1995         1996       DECEMBER 31, 1996     1997         1998      TO DECEMBER 31, 1998
                    ---------  -----------  -----------  ------------------- -----------  -----------  --------------------
STATEMENT OF
 OPERATIONS DATA:
Operating expenses
 Research and
  development.....  $ 949,346  $ 2,109,802  $ 3,054,503      $ 1,561,847     $ 5,895,465  $ 8,297,974      $ 15,755,286
 General and
  administration..     26,069      585,058      224,399           55,515         640,574      850,129         1,546,218
                    ---------  -----------  -----------      -----------     -----------  -----------      ------------
  Operating loss..  $(975,415) $(2,694,860) $(3,278,902)      (1,617,362)     (6,536,039)  (9,148,103)      (17,301,504)
                    =========  ===========  ===========
Net interest in-
 come
 (expense)........                                               (20,809)        205,256      211,814           396,261
                                                             -----------     -----------  -----------      ------------
Net loss..........                                           $(1,638,171)    $(6,330,783) $(8,936,289)     $(16,905,243)
                                                             ===========     ===========  ===========      ============
Net loss per
 share(2).........                                           $     (2.25)    $     (2.04) $     (1.93)
                                                             ===========     ===========  ===========
Shares used in
 computing net
 loss per
 share(2).........                                               728,465       3,098,980    4,629,916
                                                             ===========     ===========  ===========

                              PREDECESSOR
                              BUSINESS(1)                  CARESIDE, INC.
                         ----------------------  ------------------------------------
                             DECEMBER 31,                   DECEMBER 31,
                         ----------------------  ------------------------------------
                           1994        1995         1996        1997         1998
                         ---------  -----------  ----------  ----------  ------------
BALANCE SHEET DATA:
Cash and cash
 equivalents ........... $     --   $       --   $   31,041  $1,237,149  $  3,926,603
Total assets............    43,780      306,589   1,192,562   3,140,223     7,911,403
Long-term debt..........       --           --          --          --      2,044,932
Deficit accumulated
 during the development
 stage..................  (975,415)  (3,670,275) (1,638,171) (7,968,954)  (16,905,243)
Total stockholders'
 equity (deficit)(3)....       --           --   (1,066,818)  2,437,607     4,149,145

--------
(1) The operations data presented for the predecessor business at SmithKline Beecham Clinical Laboratories, Inc. represents the research and development and related general and administrative costs incurred by SmithKline Beecham Corporation in connection with certain technology and know-how acquired by Careside on November 7, 1996. See "Statement of Operations" for the predecessor business and notes thereto on Pages F-15 and F-16
(2) See Note 2 of "Notes to Financial Statements" on Page F-7 concerning the computation of net loss per share.
(3) See Note 2 of "Notes to Statement of Operations" of the predecessor business on Page F-16 concerning the capitalization of the predecessor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Development of the point-of-care technology used in the Careside system began in 1994 at SmithKline Beecham Clinical Laboratories, Inc., a subsidiary of SmithKline Beecham Corporation. In November 1996, we acquired the predecessor business, including intellectual property, equipment and other assets, from SmithKline, to continue the development of point-of-care diagnostic technology and to create a commercial product. As part of the consideration paid for the acquisition, SmithKline Beecham Corporation became an equity owner in Careside. The initial development of our point-of-care technology at SmithKline has been reflected in the accompanying financial statements as a predecessor business.

  Since November 1996, we have devoted substantially all of our resources to research and development activities. We have incurred losses since inception. As of December 31, 1998, the aggregate loss incurred was approximately $16.9 million. We expect to incur significant additional losses over at least the next 18 months as we continue product development activities, complete a pilot marketing program and initiate marketing efforts.

  Although the CareSide Analyzer and 23 tests are cleared or exempt by the FDA for use in laboratory testing, the rollout of our system is not expected to take place until the third quarter of 1999. To date, we have generated no revenues. We expect that our revenues will derive primarily from the sale of disposable test cartridges rather than of the CareSide Analyzer itself.

RESULTS OF OPERATIONS

 Years Ended December 31, 1998 and 1997

  Research and Development Expenses. Research and development expenses increased to approximately $8.3 million for the year ended December 31, 1998 compared to approximately $5.9 million in the same period in 1997, an increase of 41%. This increase reflects increased payments to third parties for the development of the CareSide Analyzer and increased staffing for additional test development and submissions to the FDA.

  General and Administrative Expenses. General and administrative expenses increased to $850,000 for the year ended December 31, 1998 compared to $641,000 in the same period in 1997, an increase of 33%. This increase reflects the increase in the preliminary sales and marketing efforts associated with planned pilot market testing in the second quarter of 1999.

  Net Interest Income (Expense). Interest income was approximately the same for the year ended December 31, 1998 as compared to the same period in 1997 at $212,000 and $205,000, respectively. This reflects comparable levels of cash and cash equivalents available for investment.

  Net Loss. The net loss was approximately $8.9 million for the year ended December 31, 1998 compared to approximately $6.3 million in the same period in 1997, an increase of 41%. This increase reflects the increase in research and development expenses and preliminary sales and marketing efforts.

 Years Ended December 31, 1997 and 1996

  Research and Development Expenses. Research and development expenses increased to approximately $5.9 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects a full year of spending as well as the expanded efforts devoted to completing additional test development and submissions of these tests to the FDA. Combined research and development expenses for the year ended December 31, 1996 for both Careside and the predecessor business were approximately $4.6 million.

  General and Administrative Expenses. General and administrative expenses increased to $641,000 for the year ended December 31, 1997 compared to $56,000 for the period from inception through December 31, 1996. This increase reflects the full year impact of general and administrative expenses and the costs associated with raising additional capital. Combined general and administrative expenses for the year ended December 31, 1996 for both Careside and the predecessor business were $280,000.

  Net Interest Income (Expense). Net interest income was $205,000 for the year ended December 31, 1997 compared to net interest expense of $21,000 for the period from inception through December 31, 1996. This increase reflects the impact of the resulting cash and cash equivalents available for investment after an equity financing in 1997.

  Net Loss. The net loss was approximately $6.3 million for the year ended December 31, 1997 compared to approximately $1.6 million for the period from inception through December 31, 1996. This increase reflects the increase in research and development expenses, a full year of activity and preliminary sales and marketing efforts.

LIQUIDITY AND CAPITAL RESOURCES

  We have financed our operations since inception primarily through the net proceeds generated from the issuance of common stock, long-term debt and certain short-term borrowings that were subsequently converted into equity securities. As of December 31, 1998, we have received net proceeds aggregating approximately $22.7 million from these transactions.

  Net cash used in operating activities was approximately $7.7 million for the year ended December 31, 1998, $6.5 million for the year ended December 31, 1997 and $0.9 million for the period from inception through December 31, 1996. Cash used for operations was primarily related to funding expansion of research and development activities as well as the establishment of an administrative infrastructure.

  At December 31, 1998, our principal source of liquidity was approximately $3.9 million in cash and cash equivalents.

  In December 1998, we entered into an agreement with an equipment lease financing company regarding a $2.5 million facility secured by specific equipment. Each draw will be a separate loan under the facility. Approximately $1.0 million of this facility was drawn in December 1998 and was secured by our existing equipment. We anticipate drawing the remaining amount by the end of 1999 which will be secured by manufacturing equipment for cartridge assembly which we purchase with the loan proceeds. Each equipment loan will have a 48-month term and bears an interest rate of approximately 14% per annum adjusted for an index rate based on four-year U.S. Treasury Notes at the time of borrowing.

  In addition, we entered into an agreement for the bridge financing with S.R. One, Limited of which $1.5 million was funded in December 1998. The remaining $1.5 million was funded in January 1999. The bridge financing matures upon the earliest to occur of completion of the offering, a private equity financing of at least $8,000,000 or January 31, 2000. It bears interest at 8% per annum, payable quarterly. We issued a bridge warrant in connection with the bridge financing. The bridge warrant will become exercisable on the earlier of December 17, 1999 or six months after the completion of the offering for the number of shares of common stock which is equal to $750,000 divided by 85% of the initial public offering price per share of the common stock in the offering. If the offering price is $9.00 per share, the bridge warrant will be exercisable for 98,039 shares. The bridge warrant has an exercise price of 85% of the initial public offering price. If the bridge financing is not repaid by June 30, 1999, the bridge warrant becomes exercisable for twice as many shares of common stock. The bridge warrant will expire on the earlier of December 17, 2005 or four years after the completion of the offering.

  We estimate that our current liquidity, when combined with the proceeds of this offering and sales revenues expected after 1999, will be sufficient to fund our operating expenses and capital requirements for approximately 18 months. This estimate is based on the market launch of our product in the second half of 1999 and on assumptions as to the capital required to build manufacturing capabilities, hire and train a sales force, build sufficient inventory of product and continue research and development spending. This estimate of the period for which we expect our available sources of cash to be sufficient to meet our funding needs is a forward looking statement that involves risks and uncertainties. There can be no assurance that we will be able to meet our capital requirements for this period as a result of certain factors set forth under "Risk Factors--We May Need to Raise Substantial Additional Funds" and elsewhere in this prospectus. In the event our capital requirements are greater than estimated, we may need to raise additional capital to fund our research and development activities, to scale-up manufacturing activities and to expand our sales and marketing efforts. Our future liquidity and capital funding requirements will depend on numerous factors, including the extent to which our products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding our products, the costs and timing of expansions of sales, marketing and manufacturing activities, procurement and enforcement of patents important to our business, and the impact of competitors' products. There can be no assurance that such additional capital will be available on terms acceptable to us, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, we may be forced to curtail our operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. Our failure to raise capital on acceptable terms could have a material adverse effect on our business, financial condition or results of operations.

INCOME TAXES

  As of December 31, 1998, we had approximately $2,148,000 and $225,000 of net operating loss and research and development credit carryforwards, respectively, for federal income tax purposes, which expire on various dates between 2011 and 2013. These amounts reflect different treatment of expenses for tax reporting than are used for financial reporting. As of December 31, 1998, we had capitalized approximately $12.9 million of research and development expenses for federal income tax purposes. The Tax Reform Act of 1986 contains certain provisions that may limit our ability to utilize net operating loss and tax credit carryforwards in any given year. We experienced a change in ownership interest in excess of 50% as defined under the Tax Reform Act upon the first closing of our 1997 equity financing. We do not believe that this change in ownership will impact our ability to utilize our net operating loss and tax credit carryforwards. There can be no assurance that ownership changes in future periods will not significantly limit our use of existing or future net operating loss and tax credit carryforwards.

YEAR 2000 COMPLIANCE

  We have identified our Year 2000 risks in three major categories: internal business operations software; software utilized within the CareSide Analyzer; and software used by our external suppliers and distributor. A review of our non-information technology systems did not identify any material risks.

  With respect to internal operations, most of our computers and software programs have been recently acquired. We have relied on the efforts of computer and software vendors to make their latest hardware and software releases Year 2000 compliant. As a result, no incremental material compliance cost is expected to be incurred in this area. Our management has contacted vendors to confirm the status of their software that we use. In addition, we have utilized Year 2000 test software to evaluate compliance.

  With respect to the CareSide Analyzer, all development work has occurred since the widespread recognition of the Year 2000 problem. We designed our products and the software encoded in our system to be Year 2000 compliant. We plan to issue software updates for the CareSide Analyzer on a routine basis to add additional tests to the menu. If an unforeseen Year 2000 issue arises, we could distribute compliant software to our customers at little or no incremental cost as part of these routine updates. In the future, it will also be necessary to link the CareSide Analyzer with customer systems. If these systems are Year 2000 compliant, management's time addressing Year 2000 issues on the CareSide Analyzer's interface with customer systems will be minimal. If they are not, management's time may be more significant. As the specific customers are not known at this time, it is not possible to measure the opportunity cost.

  Regarding our critical suppliers, the worst scenario that we might encounter would be a short-term disruption of supply if a vendor were impacted by an unforeseen Year 2000 failure. We inquire regularly regarding our suppliers' Year 2000 compliance programs. To date, we believe that our suppliers either are or will be Year 2000 compliant. We expect to establish appropriate contingency plans by mid-1999 in the event certain key suppliers are not year 2000 compliant. These contingency plans could include utilizing alternative suppliers or building inventory of critical parts as appropriate. We do not anticipate any incremental material costs if we are required to implement our contingency plans.

  Sales and distribution of our product through SmithKline is anticipated in the third quarter of 1999. Based on inquiries of SmithKline, we do not believe that Year 2000 problems encountered by SmithKline would impact our ability to distribute product. Distribution of our products by other third parties is not anticipated before the year 2000.

                                    BUSINESS

GENERAL

  We have developed and plan to sell a proprietary blood testing system. It is designed to decentralize laboratory operations. The system provides cost-effective, accurate test results within 10 to 15 minutes at the point-of-care, for a comprehensive menu of routine blood tests. Because it provides rapid test results, the Careside system can also perform blood tests required for critical care testing. The Careside system performs chemistry, electrochemistry, coagulation and immunochemistry tests within a single testing instrument. Tests in these four different test categories, along with hematology tests, comprise the vast majority of blood tests ordered. No other point-of-care product currently in the market offers as broad a menu of tests or combines these four test categories. Our goal is to make the Careside system the standard for routine and critical care blood testing. If we are successful, diagnostic information will travel more rapidly and healthcare costs for physicians, providers and payers will be reduced.

  The Careside system consists of the CareSide Analyzer and disposable test cartridges. A separate hematology testing device to be manufactured by a third party will be connected to the CareSide Analyzer. The Careside system is easy to use and can be operated by a non-technical person. Its software will enable the user to capture all data required to comply with the Clinical Laboratory Improvement Amendments of 1988. This law, commonly called CLIA, governs quality assurance and quality control processes and reporting for healthcare providers.

  The FDA has granted pre-market clearance for the CareSide Analyzer and pre-market clearance or exemption for 23 blood tests for laboratory use. We recently filed for clearance for five additional blood tests. Prior to the Careside system's launch in the third quarter of 1999 through SmithKline Beecham Clinical Laboratories, Inc., we will conduct pilot site marketing studies. We expect the pilot studies to demonstrate how potential customers will use the Careside system and its cost-effectiveness. We will also use the pilot study results to obtain FDA designation of the Careside system for point-of-care use by non-technical personnel. At product launch, we expect to have the CareSide Analyzer and over 50 tests, including nine hematology tests, cleared or exempt for laboratory use. As we expand our marketing efforts in the fourth quarter of 1999, we expect to have all of our tests cleared for point-of-care use as well. We believe that the Careside system's planned menu represents over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. We plan to market and distribute the Careside system in the United States through our own sales force and through SmithKline.

  We have utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside system rapidly and on a cost-effective basis. Many of our partners' expertise is in the area of test reagents. Reagents are the materials within the test cartridges that react with a patient's blood. The CareSide Analyzer then performs the test by analyzing the reaction. Currently, we have agreements with:

  . Fuji Photo Film Co. for the supply of its dry film based chemistry reagents during the Careside system's development stage,

  . Diagnostic Reagents, Inc. to supply immunochemistry reagents and technology during the Careside system's development stage,

  . International Technidyne Corporation for the joint development of coagulation reagents, and

  . UMM Electronics, Inc. to design and manufacture the CareSide Analyzer.

  We are negotiating long-term supply agreements with Fuji and Diagnostic Reagents. In addition, we previously contracted with Hauser, Inc. for the design of the Careside system and with Battelle Memorial Institute for the design of the system's disposable test cartridges and their automated assembly manufacturing system.

  In November 1996, we acquired the assets and contracts used in the predecessor business, including intellectual property, equipment and other assets, from SmithKline to continue the development of point-of-care diagnostic technology and to create a commercial product. Several senior members of our management team worked on this point-of-care project at SmithKline, including our Chief Executive Officer and Executive Vice President--Research and Development. We continue to have a business relationship with SmithKline through a distribution and supply agreement. This agreement gives SmithKline exclusive distribution rights in the United States and certain foreign countries, including the right to use the Careside system in its patient service centers where blood is drawn.

THE LABORATORY TESTING MARKET

  According to industry data and estimates, the worldwide market for in vitro testing was $18.3 billion in 1997 and is expected to grow to $20 billion in 2000. In vitro testing is the testing of all bodily tissues and fluids, including blood. The United States and Canadian market for in vitro testing is approximately 40% of the worldwide market. We will seek to convert a reasonable portion of the United States and Canadian blood testing market to point-of-care testing and then expand into the worldwide market.

  Most routine blood tests are sent to a central location, either a commercial or hospital laboratory, for processing. In these central laboratories, large blood analyzers reduce individual test costs by producing high volumes of test results. Commercial laboratories provide approximately 27% of all in vitro diagnostic testing services, hospital laboratories provide approximately 63%, and the balance is provided in physicians' offices.

  Commercial laboratories are currently the low cost provider of blood testing services due primarily to economies of scale in testing multiple samples in large analyzers. Commercial laboratories' testing expenditures relate predominantly to labor intensive functions such as distribution, customer service, general administration, communication technology and preparation of the blood sample. There are numerous steps involved in obtaining test results from commercial laboratories. Blood samples are collected throughout the day from a variety of sources including hospitals, physicians' offices, nursing homes and home care agencies. The samples are transported to the laboratory, usually with special care in packaging to preserve sample integrity. After the samples arrive at the laboratory, several administrative tasks are necessary as thousands of samples are processed daily. Each sample is split into tubes that are then sorted for testing in multiple large analyzers. The high throughput analyzers require the attention of highly skilled technicians to prepare reagents, prime multiple pumps, calibrate, prepare and load blood samples, conduct centrifuge operations, process measurement data and report results. This complex process must be tightly controlled at each step to ensure both administrative and analytical accuracy. Tests are generally run overnight and results are sent back to the healthcare provider the following day. This factory-like process limits the ability to provide test results in less than 24 hours. If results are required sooner, certain laboratory operations must be interrupted, resulting in significantly increased costs.

  The process in hospital laboratories is very similar. Blood samples are typically collected in the early morning with tests performed late morning and early afternoon. Results are generally returned within four to five hours. However, in many instances, hospitals must respond to critical patient conditions and conduct tests on an immediate basis in order to support the healthcare provider when a patient's condition is life threatening. A hospital must be able to process these critical care tests 24 hours a day. This requires the hospital laboratory to remain open whether or not any tests are being conducted. With insufficient testing volume to absorb laboratory operating expenses and capital costs, tests performed in hospital laboratories are more expensive.

  Many physicians' offices currently outsource their testing to commercial or hospital laboratories. This practice is largely the result of the enactment of the Clinical Laboratory Improvement Amendments in 1988. CLIA was an attempt to ensure the quality and reliability of laboratory test results by placing more stringent administrative and regulatory burdens on testing conducted in the physician's office. Under CLIA, technicians conducting complex tests must meet detailed proficiency requirements and must have established well-defined quality assurance and quality control programs. As a result, for most individual physicians, diagnostic testing became too burdensome and costly to justify being done in the office.

  Managed care has put substantial pressure on healthcare providers to reduce costs and to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain diagnostic tests that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood and urine testing are two of the major tools used in these protocols for early detection and ongoing evaluation of treatment efficacy. Although these pressures should increase testing volume, managed care providers and other payers are becoming more stringent by only reimbursing tests for which there is a clear medical need. We expect these pressures to continue to cause healthcare providers to order individual diagnostic tests instead of "panels," or pre-determined groups, of tests performed at one time. Managed care providers and payers will reimburse all tests in a panel only if there is a clear medical need for each. As managed care pressures mount to perform only medically necessary tests, reimbursement rates for individual tests will decrease, requiring the healthcare provider and the testing laboratory to be even more cost-effective. Therefore, we believe that, because the Careside system performs single reagent testing and offers packages of tests that are based on third-party payer approved panels, it will be well received by managed care organizations and other payers.

  The lack of timely test results from central laboratories has given rise to a growing market for point-of-care tests. The initial products in the market have targeted point-of-care tests for use in emergency rooms or critical care units. While immediate test results benefit the patient and the healthcare provider, current point-of-care testing devices have added costs to the system as the hospitals must continue to operate a central laboratory using equipment that conducts the same critical care tests as well as a much broader menu of tests required for routine care. Furthermore, current point-of-care devices have not attempted to provide customers with the quality assurance and quality control data storage and retrieval capabilities necessary for CLIA requirements. No company has developed a point-of-care system designed to decentralize routine and critical care blood testing.

  We believe that an easy-to-use diagnostic blood testing system offering a broad menu of accurate point-of-care tests with built-in quality assurance and quality control features can respond to the substantial unmet needs in the diagnostic testing marketplace. We expect that the Careside system will be able to perform all of the most commonly ordered out-patient blood tests. Consequently, it will enable healthcare providers to decentralize laboratory services to the point-of-care and outsource the less common tests as necessary.

CARESIDE'S SOLUTION

  We believe that the Careside system provides the platform for solving the limitations of central blood testing laboratories and redefines the market for point-of-care testing. In addition, we believe the features of the Careside system will enable healthcare providers not currently conducting blood tests to start providing this service. The following are the reasons why:

  . Cost-Effective Results-- The Careside system is designed to provide test results that are cost competitive with commercial laboratories, the lowest cost alternative currently available in the market. This is true even taking into consideration the initial purchase of the CareSide Analyzer, laboratory set-up and training, and ongoing costs associated with maintenance, cartridge and blood drawing supplies.

  . Rapid Test Results--The Careside system furnishes test results within 10 to 15 minutes from the time blood is drawn from the patient. The Careside system can test from one to six cartridges in this time period. By comparison, 24 hours or more may elapse before a healthcare provider has in hand the results of blood tests performed at commercial laboratories, and four to five hours may elapse before results are in the provider's hands for a blood test performed at a hospital laboratory.

  . CComprehensive Test Menu--The Careside system will offer a broad menu of the most commonly ordered blood tests, including critical care tests. The Careside system performs chemistry, electrochemistry, coagulation and immunochemistry tests, all within a single testing instrument. By the time of product launch, over 50 tests, including nine hematology tests, are expected to be available, which we believe substantially exceeds the capabilities of any other point-of-care system currently on the market. In addition, the Careside system will include a separate hematology testing device manufactured by a third party.

  . Ease of Use--The Careside system can be easily operated and maintained by non-technical personnel. The test process does not require separate centrifuging or sample splitting, and automatically doses and mixes the patient's blood sample with reagents within the cartridges.

  . Industry Standard Technology--The Careside system uses many test methods that are the same as those used in hospital and commercial laboratories. The Careside system's technology is a miniaturization of the technology in the largest testing devices utilized by centralized laboratories, which is considered the best testing technology.

  . Embedded Quality Assurance and Quality Control--The CareSide Analyzer has operating software designed to assist in meeting the quality assurance and quality control documentation requirements of the Clinical Laboratory Improvement Amendments of 1988.

  . Ability for Practice Enhancement--The Careside system's rapid test results enable a provider to make clinical decisions more quickly, see more patients, eliminate time spent reviewing records and making follow-up calls, and improve patient satisfaction and quality of care. Healthcare providers can also increase their revenues by performing and billing for tests themselves.

Careside's Strategy

  Our goal is to make point-of-care testing with the Careside system the standard of care for routine and critical care blood testing. If we are successful, diagnostic information will travel more rapidly and reduce healthcare costs for physicians, providers and payers. The following are the key elements of our strategy to achieve our objective:

  Provide the Unique Point-of-Care Solution. Most point-of-care companies have focused solely on the critical care testing market with a limited number of tests. In contrast, we have developed the Careside system to replace large analyzers and decentralize testing to the point-of-care. As an illustrative analogy, we believe that centralized laboratory testing is like using a mainframe computer, whereas point-of-care testing is like using a desktop personal computer. Unlike the "mainframe computer-based" approach of large hospital and commercial testing laboratories, the Careside system creates a "personal computer-based" solution for blood testing. We believe this will enable hospitals and other healthcare provider-sponsored laboratories to substantially reduce their reliance on centralized testing services. Instead, they could use decentralized point-of-care technology on a cost-effective basis with test results available in 10 to 15 minutes.

  More complex tests that are not supportable by our decentralized testing system, such as microbiology, genetic and other less common tests, could then be referred outside the hospital to commercial laboratories or to a core laboratory supporting multiple hospitals. Centralized laboratories that continue to provide such complex testing would be able to streamline procedures. We expect that this would lower the cost of complex testing. With lower costs of centralized testing and the Careside system for decentralized testing, we expect that the entire testing process will become more efficient and cost effective. After the Careside system's launch, we intend to continue to build its test menu so as to have the broadest test menu of any point-of-care system on the market. Its unique menu will combine the four different test categories of chemistry, electrochemistry, coagulation and immunochemistry into a single testing instrument.

  Satisfy Healthcare System Needs. The Careside system is designed to meet the various needs of each of our targeted customer markets. Important factors for hospitals will include quality of test result, ease of use, impact on personnel, benefits to patients and whether it provides a better cost alternative than the central hospital laboratory. For physician group practices, the Careside system will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction, and new revenue opportunities. For the nursing home and home care markets, which traditionally outsource testing services, the Careside system will offer improved turnaround time on test results, individualized testing, cost savings or revenue opportunities, and improved patient services. We believe that the Careside system will enable each of these types of healthcare providers to replace their centralized testing services with decentralized point-of-care technology on a cost-effective basis. In pursuing this strategy, we will continue to benefit from the over 20 years experience of our Chief Executive Officer as a senior executive of several large hospitals where hospital laboratory costs were a significant issue, as well as his more than four years experience as President of SmithKline Beecham Clinical Laboratories, Inc. See "Management."

  LEVERAGE EXPERTISE OF STRATEGIC PARTNERS. We expect to continue to work with our strategic partners, such as Fuji Photo Film Co., Ltd. and UMM Electronics, Inc. who have already developed specific expertise and state-of-the-art technology. Fuji supplies chemistry and electrochemistry test reagents for the Careside system's proprietary test cartridges. UMM develops the software and manufactures the device for our system. With these and other strategic partners, we expect to be able to develop new tests on a rapid, cost-effective basis.

  SYSTEMATIC COMMERCIAL ROLLOUT. The CareSide Analyzer and 23 tests are cleared for marketing in the United States for use in licensed laboratories. We recently filed for clearance of five additional blood tests. Our initial product launch is not planned until the third quarter of 1999, at which time over 50 tests are expected to be cleared or exempt by the FDA. In the second quarter of 1999, we intend to conduct pilot site marketing studies in certain of our targeted market segments to determine utilization patterns, demonstrate cost-effectiveness and develop a "franchise book." The franchise book will be a tool for customers to follow in order to take the appropriate steps in establishing diagnostic testing services using the Careside system. In addition, the pilot sites will provide validation testing necessary to obtain FDA clearance of tests for point-of-care use by non-technical personnel. We have arranged pilot site studies with APRIA Healthcare in the home care services market, three hospitals affiliated with Child Health Corporation of America in the hospital market, PSS in the nursing home market, a small group practice in Arizona for the physician office market, and SmithKline for its own use. We plan to market and distribute the Careside system in the United States through our own sales force and through our distribution arrangement with SmithKline. We believe that this systematic commercial rollout improves the chances of having a successful product launch.

                     STATUS OF CARESIDE PRODUCT DEVELOPMENT

                                                                                            TECHNOLOGY
           PRODUCT                               REGULATORY STATUS                            PARTNER
----------------------------------------------------------------------------------------------------------
      CareSide Analyzer      Cleared under Section 510(k) of the Food, Drug and                 UMM
                             Cosmetic Act for use in licensed laboratories. Section      Electronics, Inc.
                             510(k) clearance for point-of-care use will be applied        Hauser, Inc.
                             for based on data to be gathered during marketing pilot
                             program.
----------------------------------------------------------------------------------------------------------
  Disposable Test Cartridges Test cartridges are integral to approval of the tests           Battelle
                             listed below. Chemistry, electrochemistry and                   Memorial
                             coagulation cartridges have been developed. The                 Institute
                             immunochemistry test cartridge is in development.
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                             CLEARED/EXEMPT FOR    SUBMITTED PENDING   PLANNED 1999
        TEST CATEGORY          LABORATORY USE*         APPROVAL         SUBMISSIONS
----------------------------------------------------------------------------------------------------------
          Chemistry          Glucose               AST               Carbon Dioxide         Fuji Photo
                             BUN (Urea Nitrogen)   ALT/AST Ratio     Ionized Calcium      Film Co., Ltd.
                             Creatinine                              Bilirubin, Direct
                             BUN/Creatinine                          Magnesium
                             Ratio
                             Albumin                                 Hemoglobin
                             A/G Ratio (calc.)                       Direct LDL-
                             Globulin (calc.)                        cholesterol
                             Total Cholesterol                       Ammonia
                             HDL-Cholesterol                         Anion Gap
                             LDL-Cholesterol                          (Chem-Echem)
                             (calc.)
                             Cholesterol/HDL                         Creatine Kinase
                              Cholesterol
                             Ratio                                   Creatine Kinase MB
                             GGT                                     %CKMB
                             ALT
                             Total Bilirubin
                             Phosphorus
                             Total Protein
                             Uric Acid
                             Triglycerides
                             LDH
                             Total Calcium
                             Alkaline
                             Phosphatase
                             Osmolatity
                             Amylase
----------------------------------------------------------------------------------------------------------
       Electrochemistry                            Chloride                                 Fuji Photo
                                                   Potassium                              Film Co., Ltd.
                                                   Sodium
----------------------------------------------------------------------------------------------------------
         Coagulation                                                   aPTT                International
                                                                       Fibrinogen           Technidyne
                                                                       PT                   Corporation
                                                                       Thrombin Time
----------------------------------------------------------------------------------------------------------
       Immunochemistry                                                 Digoxin              Diagnostic
                                                                       Theophylline       Reagents, Inc.
                                                                       Phenytoin

* Clearance or exemption for point-of-care use by non-technical personnel is expected based on submissions after our pilot marketing studies.

                                                                           TECHNOLOGY
        PRODUCT                     REGULATORY STATUS                       PARTNER
------------------------------------------------------------------------------------------
  Hematology Testing   In development; scheduled for filing under    Independent third
   Device              Section 510(k) in the second quarter of       party with whom we
                       1999.                                         are negotiating a
                                                                     supply agreement
------------------------------------------------------------------------------------------
  Careside Cable       Development planned for first quarter of      UMM Electronics, Inc.
  Interface between    1999 after availability of the Hematology
  the CareSide         Testing Device.
  Analyzer and the
  Hematology Testing
  Device
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
  Hematology Tests
  Platelet count       All hematology tests will be submitted with   Independent third
                       the filing of the Hematology Testing Device   party with whom we
                       under Section 510(k) in 1999 for laboratory   are negotiating a
                       and point-of-care use.                        supply agreement
  Lymphocyte/Monocyte
   Count
  %
   Lymphocyte/Monocyte
   Count
  Total Granulocyte
  Count
  % Total Granulocyte
  Count

  White Blood Cell
  Count
  Hematocrit
  Hemoglobin
  MCHC


THE CARESIDE SYSTEM

  The Careside system is comprised of an instrument, the CareSide Analyzer, and a series of disposable, diagnostic test cartridges designed for the accurate determination of a wide variety of commonly ordered chemistry, electrochemistry, immunochemistry and coagulation tests. In addition, the Careside system will include a separate hematology testing device manufactured by a third party. The chart on page 27 summarizes the status of tests that the CareSide Analyzer is intended to perform.

 The CareSide Analyzer

  The CareSide Analyzer is approximately 13 inches tall by 12 inches wide and 11 inches deep and weighs about 17 pounds. The exterior is made of high impact resin plastic. The top of the CareSide Analyzer consists primarily of a touch screen, on an ergonometric angle, on which the user inputs patient, physician, and billing information, the tests to be conducted and any pertinent desired commentary. Alternatively, a separate keyboard is available for use if the operator so chooses. We believe that the CareSide Analyzer's user interface software is a significant strategic advantage. The software includes extensive user interface applications in addition to its quality assurance and quality control capabilities which are equal to those required of central laboratories. The quality assurance and quality control software stores and interprets the quality control data generated using the embedded electronic quality control system in the CareSide Analyzer as well as the traditional wet testing quality control approach for test cartridges. After testing, quality control data is flagged when out of limits and plotted on graphical charts for ease of review. A set of five re-usable and proprietary quality control test cartridges will be provided with each instrument that allows the user to perform automated, electronic quality control for all electrochemistry, chemistry, coagulation and immunochemistry tests. These reusable quality control test cartridges will replace traditional quality control which involved running multiple levels of commercial plasma specimens for all the tests on the system. The software utilized by the CareSide Analyzer is designed to govern testing of one patient at a time, perform quality assurance and quality control documentation and conduct the test ordering processes. It also contains a security system that is compliant with the Clinical Laboratory Improvement Amendments of 1988. The user interface system can be customized for each particular customer.

  The process for using the CareSide Analyzer is streamlined and partially automated compared to conducting tests in large commercial blood diagnostic testing laboratories. The Careside system can be operated by non-technical personnel. The operator will first select one or more test cartridges from inventory depending on the tests ordered by the attending healthcare provider. Most cartridges will contain one test, but some cartridges will contain two or three tests. Up to six cartridges of a single patient's blood can be tested at the same time. See "--Disposable Test Cartridges." The Careside system is currently capable of conducting a maximum of eight tests per patient in a single 10 to 15 minute test cycle. When the development of additional multi-test cartridges is completed, the Careside system will be able to handle 13 tests in a single 10 to 15 minute test cycle. To prepare or "sample" a cartridge, the operator will place a small amount of the patient's drawn blood into the test cartridge with a pipette or other standard transfer device. The operator will then simply load the sampled test cartridges into the instrument. Any combination of cartridges can be loaded in any order, thus enabling the operator flexibility to perform individual tests or customized panels. This flexibility is designed to minimize waste by allowing the operator to run only the tests ordered by the provider rather than traditional pre-set panels that may contain unnecessary tests. This feature is particularly responsive to the current and expected future requirements of third-party payers. See "--Third-Party Reimbursement."

            ROUTINE BLOOD ANALYSIS PROCEDURE: THE CARESIDE SOLUTION

  [DRAWING OF BLOOD BEING     [DRAWING OF TEST CARTRIDGE [DRAWING OF DISCUSSION OF
  INSERTED INTO TEST          BEING INSERTED INTO        TEST RESULTS BETWEEN
  CARTRIDGE]                  CARESIDE ANALYZER]         CAREGIVER AND PATIENT]
  1. Draw blood. Place a few  2. Using the touch-screen  3. 10 to 15 minutes later,
  drops of whole blood into   or keyboard, input         CareSide Analyzer provides
  the cartridge sample well.  demographic information    test results via print
                              and select tests to be     card, screen, and/or
                              performed. Insert          electronic data transfer.
                              appropriate cartridges and Caregiver reviews test
                              press start.               results with patient.

  After the operator inputs patient information and test orders, the instrument will automatically perform the tests and record and display or print the results. To perform the tests, the CareSide Analyzer undertakes cycles for heating, centrifuging and several types of reading. The cycle time from the moment the cartridge is dosed with whole blood and placed into the CareSide Analyzer to final test result is approximately 10 to 15 minutes for chemistry, electrochemistry, immunochemistry or coagulation tests, or any combination of these tests. A standard Chem 7 panel, which includes sodium, potassium, chloride, carbon dioxide, glucose, creatinine and urea nitrogen tests, can be performed in approximately ten minutes and will utilize five cartridges. Sodium, potassium and chloride tests are on one cartridge and they are always ordered in combination. At the conclusion of the test, the CareSide Analyzer ejects the cartridges into a waste container for later disposal in appropriate biohazard vessels.

  The CareSide Analyzer provides test results to the healthcare professional in several ways. A self-adhesive label can be printed with test results for direct transfer to the patient's chart. Each CareSide Analyzer also incorporates a floppy disk drive so that information can be downloaded from the instrument for analysis. An additional electronic output method is through use of the rs-232 port on the rear of the machine. We expect to routinely work with our customers to program an appropriate software interface into the CareSide Analyzer to allow information to be transferred electronically into the user's data system.

 Disposable Test Cartridges

  Each test cartridge is designed to facilitate the flow of the blood, serum or plasma specimen onto chemicals packaged in the cartridge. These chemicals, which are called reagents, react with the specimen and change. The changes are then read by the CareSide Analyzer to yield the test result. Each test cartridge is designed for a single use. Its various channels and pools assure proper reagent and specimen temperature equilibration, sample separation, sample metering, sample dispensing, test incubation and facilitate result detection. Each cartridge contains all reagents necessary to perform a reagent measurement on a serum, plasma or whole blood sample for a particular test. The proprietary cartridges are each approximately 2.5 inches long and 1.5 inches wide and are comprised of layers of molded plastic with channels for application of the sample to the reagent. When stored in refrigerators, the cartridges are expected to have a maximum of an 18 month shelf life. The cartridges are placed in the CareSide Analyzer directly from the refrigerator after sample dosing. The first four minutes of the test cycle warms the test cartridges to the appropriate test temperature. If necessary, the CareSide Analyzer then spins the cartridges using centrifugal force to push the sample through small channels, separating it into serum or plasma. Excess sample is deposited in an overflow well. A measured amount of sample remains in the metering passage and is dispensed onto the reagent film or mixed with wet reagent pushed from an interior pouch. Each test cartridge is designed to be airtight to prevent ventilation spoilage of the specimen sample.

  The three basic types of measurements that will be made are spectral transmittance, reflectance and electrochemical. In the case of the chemistry cartridge, the CareSide Analyzer's platter spins the cartridge containing the dry film, which will turn color from reaction with the blood element, over LED/photodiode pairs. The LED lights reflect through the colors of the reagent. Multiple reflectance tests are performed to yield a result. In the case of coagulation and immunochemistry tests, the cartridge is spun over the same

LED/photodiode pairs which shine through a small rectangular hollowed prism, called a prismatic cuvette, built into the cartridge. The light transmission is then read by the CareSide Analyzer. In the case of electrochemistry, the test is done on whole blood, before the other cartridges are centrifuged. For these tests, the CareSide Analyzer contains ion specific electrodes which interact with the proprietary electrochemistry cartridges to yield the test result.

  The disposable test cartridges have a number of key features that we believe contribute to the Careside system's reliability, speed, low cost and accuracy of analysis. These include:

  . Unique Cartridge Design. Specimen preparation, calibration and test performance are incorporated in an inexpensive plastic cartridge. Where necessary, the cartridge design incorporates storage and measured delivery of reagents and electrolytes for mixing with the patient's sample prior to analysis. Cartridges are loaded into the instrument manually and are designed so that they can be inserted in only one direction to avoid error.

  . Ease of Sampling. Sampling is automatic and requires small volumes using approximately 75 to 150 microliters (^l) of whole blood, as compared to current approaches requiring much larger amounts. The dosing process requires the tester to fill the cartridge well to a point indicated on the cartridge. No precise measurement of the blood sample is required by the tester, as the cartridges' channels measure how much sample is applied to the reagent.

  . Built-in Centrifuge. Separation of plasma from whole blood, as required for many tests, is accomplished in the cartridge after placement in the CareSide Analyzer, so that a separate centrifugation step is unnecessary.

  . Flexibility in Testing. One, two or three tests may be contained in each cartridge. Single test cartridges and a three test cartridge have been designed, manufactured and used in testing. Two test cartridges have been designed, but have not yet been manufactured and used in testing. Careside's multi-testing capability in a single cartridge is unique among point-of-care instrument makers. The added cost and complications of using test panels containing unnecessary tests is avoided.

  . Quality Assurance and Quality Control Features. All test cartridges are bar-coded for test identification. The bar codes contain the type of test cartridge, as well as a lot number, expiration date and self-calibration information, which are all CLIA requirements. The data from the cartridge's bar code will be read and stored in the CareSide Analyzer. As each test is completed, it becomes part of the CLIA documentation. Because each cartridge contains an identifying bar code which is read by the instrument, the order in which the cartridges are loaded is immaterial. The Careside system will check that the ordered tests and the cartridges entered in the device match.

 Test Menu

  The CareSide Analyzer combines chemistry, electrochemistry, coagulation and immunochemistry testing in a single testing instrument. In addition, the Careside system will include a separate hematology testing device manufactured by a third party. We are not aware of any other point-of-care blood testing system on the market that has this combined capability.

  Chemistry Tests. Chemistry tests are used to assess general health status as well as to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The film chemistry cartridges contain dry chemistry reagents which are stacked as required for the test. When they react with the sample, generate an optical remission level that correlates to the concentration of the reagent being measured. Within a few minutes after the sample has been applied, a colored dye is produced. The color intensity of the dye is measured by reflectance and, through calibration information coded in the instrument and on the test cartridge, a test result is generated.

  We have an agreement with Fuji Photo Film Co., Ltd. for the use of its dry film chemistry reagent technology during the Careside system's development stage and are currently negotiating a long-term supply agreement with Fuji. Although in dry form, the film uses the same technology as the wet reagent technology used in high volume commercial analyzers. We anticipate that the long-term agreement will continue to provide us with an exclusive supply of Fuji's dry film chemistry reagents for use in our point-of-care system. Under the current development-stage agreement, Fuji has agreed to supply this reagent technology for more than 25 chemistry tests, and we have agreed to purchase dry chemistry reagents exclusively from Fuji. See "--Sales and Marketing-- International Sales." Fuji is also developing four additional chemistry tests at its expense. Any additional tests that Fuji develops may be available to us over the period of the existing agreement, which runs through 2003 and thereafter is automatically renewed on an annual basis. If we fail to obtain the necessary regulatory clearances for 80% of the 39 tests specified in the contract by the end of 1999, our rights become non-exclusive.

  Electrochemistry Tests. Like chemistry tests, electrochemistry tests produced by Fuji pursuant to its agreement with us, are used to assess general health status and to diagnose and monitor diseases of the major organ systems such as the heart, liver, kidney, blood, pancreas, endocrine and bone. The electrochemistry cartridge contains an ion specific electrode slide. When the slide reacts with the sample, it generates values that correlate to the concentration of sodium, potassium and chloride in the sample. The test compares an electrochemical signal generated from a reference solution to a similar signal generated from the patient's blood. The reference solution is a liquid contained in a pre-filled pouch embedded in the cartridge. One side of the ion specific electrode slide is exposed to a reference solution during the testing sequence and the other side is exposed to the patient's whole blood. The CareSide Analyzer reads the difference between the two, thereby generating the test result.

  Coagulation Tests. Coagulation testing assesses the ability of a patient's blood to coagulate. Coagulation is the series of events that leads to the formation of a blood clot. Tests of prothrombin time, or PT, and activated partial thromboplastin time, or aPTT, are the primary coagulation tests used by both physicians and hospitals.

  Reagents from the coagulation test cartridge are contained inside a small hollowed prism, called a prismatic cuvette and in a pouch. Plasma is delivered to the cuvette, by pressurization of the membrane on the cartridge. A second reagent, such as a buffer or calcium chloride, is added via the pouch. Light is then transmitted through the cuvette. The coagulation reaction causes a change in the cloudiness, or turbidity, of the plasma that is detected optically by the CareSide Analyzer. The time it takes for this optical change to occur is reported out as the coagulation time.

  We are co-developing coagulation reagent technology for PT and aPTT tests with International Technidyne. International Technidyne has agreed that such reagent technology may be used by us in the CareSide Analyzer on an exclusive basis. However, International Technidyne will retain the exclusive right to use the technology in the field of point-of-care devices that perform only coagulation testing. International Technidyne will also initially manufacture the coagulation reagent and load it in the cuvette for us.

  Immunochemistry Tests. Immunochemistry tests are used for the diagnosis of drug effectiveness for heart, thyroid analysis and for other purposes. To date, immunochemistry systems have had limited penetration in the point-of-care market, because they are difficult to use, related instrumentation is expensive, reagents are costly and assay times are long. We are in the process of developing our immunochemistry test cartridge and are in the process of performing our first validation studies using it.

  The immunochemistry test cartridge is identical in form and function to the coagulation test cartridge except that a much smaller sample size is delivered to the prismatic cuvette. The reagents in the cuvette and pouch are different for each immunochemistry test. The CareSide Analyzer measures a rate of change or endpoint in cloudiness depending on the test. The rate of change or endpoint is converted from calibration information coded in the instrument and on the test cartridge, generating a test result. We have entered into an agreement with Diagnostic Reagents, Inc. in which it agreed to supply immunochemistry reagents during the Careside system's development stage. We are currently negotiating a long-term supply agreement with Diagnostic Reagents.

  Hematology Tests. Hematology testing determines various attributes of a patient's blood, such as how many platelets, monocytes or lymphocytes it has. We expect to expand the Careside system's capabilities by adding nine hematology tests, which will be performed on a separate device manufactured and supported by a third party. It is expected that this device will be electronically connected to the CareSide Analyzer via a cable interface to take advantage of the CareSide Analyzer's extensive ordering, data storage, clinical records and quality assurance and quality control capabilities.

 Future Developments

  We intend to have the broadest menu of any point-of-care blood testing device and plan to continue to develop tests for the Careside system. At product launch, the Careside system's menu is expected to include over 50 tests, including nine hematology tests, representing over 80% of all blood tests ordered on an out-patient basis, including all of the most commonly ordered out-patient blood tests. Even though our point-of-care technology will not be capable of conducting every test potentially ordered by a healthcare provider, we believe that, over time, our planned menu will provide over 90% of all out-patient tests in many clinical settings, and up to 60% of tests commonly ordered in in-patient settings. For tests not performed by the Careside system, healthcare providers could order tests from either a hospital laboratory or a commercial laboratory.

 We plan to add enhancements to the Careside system in the future, including the ability for the blood sample to be loaded from a test tube into a test cartridge automatically. This will eliminate the need for a person to handle an open tube containing the patient's blood. In addition, we are evaluating alternative methods of immunochemistry testing, such as the use of high precision latex beads for the development of large molecule immunochemistry tests. Also designed and under development is a multi-test cartridge that will be able to perform two or more film tests simultaneously on one cartridge. The CareSide Analyzer's detection technology is capable of extensive menu expansion. This gives us the ability to add traditional chemistry, coagulation and small molecule immunochemistry tests such as screening tests for drugs of abuse. We expect to develop additional tests in the large molecule immunochemistry field such as prostate specific antigen for prostate cancer and Troponin for heart attacks, as well as tests for infectious diseases such as Strep A and Chlamydia.

SALES AND MARKETING

  Our marketing strategy is to position the Careside system as the blood testing system of choice by demonstrating to hospitals the benefits of decentralized blood testing, and by providing other healthcare providers with a profitable and cost-effective alternative to central laboratory testing. In the second quarter of 1999, we intend to conduct pilot site marketing studies with hospitals, home care organizations and physician group practices to determine utilization patterns, create a franchise book, demonstrate cost-effectiveness and obtain FDA designation of the Careside system for point-of-care use. We currently plan to rollout our system in the third quarter of 1999 through SmithKline Beecham Clinical Laboratories, Inc. pursuant to our distribution and supply agreement. Commencing in the fourth quarter of 1999, we intend to employ our own sales force to sell the Careside system to hospitals, nursing homes, home care organizations and larger physician group practices. At the time of product rollout, our goal is to have the most comprehensive menu of tests available in any single point-of-care system.

  Our key targeted market segments are as follows:

  Hospitals. There are over 5,000 acute care hospitals in the United States. Laboratory testing services required by hospitals are usually provided by a central hospital laboratory, which services all of the hospital's testing needs as well as the testing service needs of hospital physician groups. Hospital laboratories are expensive to maintain because they have to be maintained on a 24 hour basis, they require specially trained personnel to be present at all times to operate high volume analyzers and they demand significant amounts of capital to equip and maintain. Furthermore, hospitals are often reimbursed by institutional payers for patient admissions based on specific diagnoses reflecting the complexity of the care needed and a predetermined payment for such care. While laboratory testing services are an essential part of diagnosis and monitoring the beneficial results of treatment, they also represent a cost to the hospital as it seeks to generate a profit by completing the care and treatment of patients before their costs exceed the level of reimbursement. The Careside system provides hospitals with the opportunity to decentralize laboratory testing to the patient floors and bedside, as routine and stat tests can be conducted at the time the patient is being evaluated by providers. Consequently, the Careside system is expected to enable some hospitals to eliminate their central laboratories or replace certain costly analyzers and outsource non-routine testing not done on the CareSide Analyzer to a centralized laboratory.

  Physician Groups. There are over 3,500 physician groups in the United States with practices in excess of 35 doctors. Excluding radiology groups, the target market for the Careside system is over 2,200 groups. Physicians usually obtain their laboratory testing services from the hospital laboratories with which the physicians are affiliated or from a commercial laboratory. In either case, patient samples are collected from the physician's office and sent via courier to the applicable laboratory, with results delivered to the physician, either electronically, by fax or by telephone. For physician group practices, the Careside system will offer improvements in daily office routine, greater convenience, enhanced patient satisfaction and new revenue opportunities.

  Home Care. Industry data shows that the number of home care agencies and patients receiving home care services has grown significantly in recent years. We believe significant growth in this market segment will continue. Industry data reported that the total number of Medicare certified home care agencies rose from 11,000 in 1989 to over 20,000 by the end of 1996. In 1996, the Health Care Financing Administration estimated that 3.9 million Medicare enrollees would receive home care services during 1997. This is twice the number that received such services in 1990. The number of home care visits increased from 70 million in 1990 to an estimated 306 million in 1997. On average, 30% of home care patients visited each week require laboratory testing. Common laboratory tests include, among others, Chem 7 panels, iron, blood glucose, magnesium, prothrombin time and immunochemistry tests for monitoring phenobarbital, phenytoin and digoxin. Patient samples are drawn from the patient, gathered from the home care providers and delivered via courier to a commercial laboratory for testing. Test results are made available the next day or on a premium price basis by fax, telephone or written report delivered four or five hours later. The CareSide Analyzer is expected to enable the home healthcare provider to draw the patient's sample, run the test and deliver the results without having the sample delivered via courier to a commercial laboratory.

  Nursing Homes. In 1994, the most recent year for which industry data has been compiled, there were over 15,000 nursing homes in the United States with more than 1.6 million licensed beds. The average occupancy rate was over 92% with each nursing home averaging nearly 100 patients. Common diagnostic tests ordered for nursing home patients are complete blood counts, Chem 7 panels, electrolytes, blood glucose, prostate specific antigen, therapeutic drug monitoring and urinalysis. Nursing homes generally obtain their testing services from commercial laboratories and encounter the same delays and reimbursement issues as physicians. The CareSide System provides a profit opportunity to the nursing home by allowing it to conduct and bill for laboratory services, while simultaneously enhancing the nursing home's ability to provide better care.

PILOT PROGRAM

  Prior to the planned rollout of our system commencing in the third quarter of 1999, we will pilot the Careside system in multiple sites within certain targeted market segments. To date, we have arranged for pilot studies with Children's Hospital of San Diego, Children's Hospital--Los Angeles and the Seattle Children's Hospital, all through Child Health Corporation of America, APRIA Healthcare, one of the largest United States home care providers, a group physician practice in the Phoenix, Arizona area, PSS in the nursing home market, and SmithKline.

  The purposes of piloting the Careside system are to collect data demonstrating the economic benefit of the Careside system in each customer segment, and to create a franchise book that will be tailored to the needs of each customer type. This franchise book will explain the process of obtaining and maintaining a laboratory license, train personnel to conduct testing and educate personnel about the operation of the Careside system. With both a financial model and franchise book that are specific to customer segments, we then intend to introduce the Careside system to the overall market in the fourth quarter of 1999. We will also use the pilot program to generate data to support the regulatory application for point-of-care classification.

 Domestic Sales

  We intend to hire, train and regionally deploy our own domestic sales force to sell the Careside system to hospitals, healthcare systems, large physician group practices, managed care organizations, home care agencies and nursing homes, either directly or through institutional pharmaceutical service organizations which serve them. Because we intend to target customers who order large volumes of tests, we anticipate building a direct sales force of approximately 40 people.

  As one of the largest commercial laboratories in the United States, SmithKline Beecham Clinical Laboratories, Inc. conducts millions of tests for small physician groups and individual physicians annually. We expect the Careside system to be available to small or solo practices through in-patient service centers owned and staffed by SmithKline since it may be inefficient for such practices to own and operate a CareSide Analyzer. SmithKline owns and operates over 700 patient service centers across the United States. We have entered into a distribution agreement with SmithKline which gives SmithKline, with respect to domestic sales, an exclusive right, as a commercial laboratory, to use and distribute the Careside system within the commercial laboratory industry and the non-exclusive rights to sell the Careside system to hospitals and healthcare systems, other health care providers, managed care organizations and insurers. The agreement also obligates SmithKline, upon FDA clearance or exemption of 25 specified tests, to purchase a minimum number of CareSide Analyzers and test cartridges from us for the first five years following such FDA action. See "Certain Transactions--SmithKline Beecham."

 International Sales

  In international markets, we intend initially to enter into distribution agreements and gradually to develop our own sales force as appropriate. Our distribution and supply agreement with SBCL gives SBCL the same exclusive and non-exclusive distribution rights as it has in the United States in any ten of the following countries where SBCL owns, operates, manages a commercial laboratory on or before December 31, 2000: Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France and Germany. In addition, Fuji Photo Film Co., Ltd. has a right of first refusal to be our distributor on an exclusive basis in Japan and a non-exclusive basis in other Asian countries. The current agreement with Fuji expires in 2003 and permits automatic annual renewals thereafter subject to cancellation by either party. We are currently negotiating more specific terms of our supply and distribution arrangement with Fuji. We also expect to partner with other diagnostic instrument distributors in the international markets with an initial focus on Europe. See "Certain Transactions--SmithKline Beecham."

RESEARCH AND DEVELOPMENT

  As of December 31, 1998, we employed 25 scientists and technical staff who supervise the development of the instrument and tests, validate test results, and perform quality assurance and quality control documentation and regulatory submissions.

  After extensive review of available test technologies, we chose Fuji Photo Film Co., Ltd. as our partner for chemistry and electrochemistry tests. Fuji makes dry film based chemistry tests and uses them in large analyzers that it produces and sells in Japan and Taiwan. In addition, Fuji has agreed to supply this reagent technology during the Careside system's development stage for more than 25 chemistry tests. We are currently negotiating a long-term supply agreement with Fuji. Fuji has agreed to develop four additional tests at its expense for the Careside system. See "--The Careside System--Test Menu."

  The utilization of third parties to develop our tests has allowed us to focus on creating a platform for delivery of a highly efficient test system. For hospital environments, the CareSide Analyzer's software has a configuration capability that facilitates a test order entry menu and security processes as determined by laboratory management. Fields exist for extensive data capture including patient, physician and billing information. All of these systems are optional to the user other than the data requirements for compliance with the Clinical Laboratory Improvement Amendments of 1988. In addition, the Careside system easily accommodates test menu additions by downloading new test algorithms into the device via a floppy disk. This eliminates the need to remove the instrument from the field as new test capabilities receive FDA clearance/approval.

  We have entered into a series of research and development agreements for our system. As is customary in the industry, these agreements are short term and provide for termination for any reason by either party on relatively short notice. Battelle Memorial Institute, a leader in developing industrial technology, has designed the disposable testing cartridge according to specifications which we provided. All applicable patent rights under this contract have been assigned to us. To date, three applications have been filed with the United States Patent and Trademark Office. See "--Patents and Proprietary Rights." Pursuant to this relationship, Battelle is also designing a cost-effective manufacturing process and quality assurance methods, based on federal Good Manufacturing Practices protocols, for the disposable cartridges.

  We have engaged UMM Electronics, Inc. a contract engineering and manufacturing firm, to perform the design and development work of the CareSide Analyzer. Other products developed by UMM include point-of-care blood glucose monitors, point-of-care coagulation instruments, intravenous infusion pumps, dialysis machines and infant care warmers. UMM is an FDA-registered manufacturer of sophisticated medical products required to comply with federal GMP regulations.

  Hauser, Inc., an industrial design consultant, has provided services for the design and development of the entire Careside system. Hauser conducted focus groups from each target market segment in order to obtain customer input on the design features and to assist in the development of an instrument and software systems involving user interaction.

MANUFACTURING AND SUPPLY

  We designed and outfitted a building in Culver City, California, of approximately 16,000 square feet in December 1996 as our development facility and offices. The building contains space for our automated assembly system which Battelle Memorial Institute is designing. The assembly system will mount the reagents in the test cartridges, and package and label the cartridges. This facility has been set up to comply with all applicable state and federal regulatory requirements, including registration with the state and federal governments in accordance with applicable laws governing medical devices prior to commercial distribution. The facility will be subject to periodic FDA inspection to determine whether our manufacturing processes comply with federal GMP regulations for medical devices.

  We intend to assemble and package at our Culver City facility all cartridges used by the instrument. The cartridges are assembled in two main stages. Initially, those components which are not sensitive to humidity, such as plastic parts, are assembled in a normal humidity environment. The second stage of the cartridge assembly process involves the mounting of dry film chemistry strips or pouched reagents in the cartridges, which must be done in a low humidity environment to preserve the film. This step will be performed in an automated assembly line at our facility. We are in the process of selecting and purchasing the equipment necessary for this process. In addition, during the cartridge manufacturing process, our equipment must test the pressure of the ultrasonic seal between the base plate and the upper plates of the test cartridges. Our equipment allows for several inspection steps during the assembly process. Battelle is assisting us in developing the fully automated assembly line for the cartridges with these steps built in. The production capacity of the pilot cartridge production line for chemistry and immunochemistry will be approximately 1,800 units per hour or 13,000 units per shift. Depending on the specific tests ordered, our current facility will support between $40 and $60 million of test cartridge sales annually. The automated production line will utilize proprietary process technology, designed by Battelle and owned by us, and will be scalable to meet increasing demand.

  We will outsource the manufacturing of the plastic components of our cartridges. We have been using a third party to manufacture these components using injection molding processes. Recently, we obtained bids from a number of manufacturers of cartridge components and have selected a supplier to meet our manufacturing needs based on competitive terms.

  We have entered into an agreement with UMM Electronics, Inc. for the manufacture of the CareSide Analyzer at UMM's facility in Indianapolis. Certain aspects of the manufacturing agreement, including the price at which UMM Electronics will manufacture the device, are subject to further negotiation and will be finalized once tooling is completed and the manufacturing line set up.

  We expect to source our chemistry, electrochemistry, coagulation and immunochemistry reagents from Fuji, International Technidyne and Diagnostic Reagents. See "--The Careside System--Test Menu."

  We intend to purchase and distribute a hematology testing device manufactured by a third party and are currently negotiating a supply agreement.

COMPETITION

  We will principally compete with manufacturers of traditional diagnostic testing equipment used by centralized laboratories and current point-of-care diagnostic companies whose products perform testing for patients in critical condition. Historically, most clinical testing has been performed in a centralized laboratory setting. These laboratories provide analyses similar to those to be conducted by our system and have traditionally been effective at processing large panels of tests using skilled technicians and complex equipment. While the CareSide Analyzer will not be designed to provide the same range of tests, we believe that our products will offer several advantages over centralized laboratories, including lower costs, mobility, faster results, simplified specimen preparation, reduced opportunity for error through decreased specimen handling, ease of regulatory compliance and increased patient satisfaction.

  We are also aware of other companies with point-of-care analysis devices. These companies have focused on the testing for critical care patients or tests that are disease specific. Examples of disease specific tests are glucose and digoxin which measure blood sugar levels in diabetic patients or heart complications. In all cases, these companies perform a limited number of tests and their systems are not designed to have their test menus increase. Consequently, these devices add costs as the large analyzers in hospital or commercial laboratories conduct these tests and many more. We believe that our system will offer distinct competitive advantages over these products, including the ability to conduct multiple tests in a single device, internal centrifugation, convenience and ease of use. Several companies, including i-STAT Corporation, Abaxis, Inc., Diametrics Medical, Inc. and PharmaNetics, Inc., are currently making or developing products that will compete with our tests although not with our system. Some of these companies also provide disease specific tests that will not be available at the time of launch on the CareSide Analyzer but which we expect will be added later.

  Some large pharmaceutical companies also have point-of-care blood testing devices and could, given their resources, develop systems which compete with the Careside system. Abbott Laboratories, Inc., Clinical Diagnostic Systems (a division of Johnson & Johnson) and Roche Diagnostic Systems, Inc. all have products which perform point-of-care testing. To date, we believe that none has developed a point-of-care testing system comparable to our system.

PATENTS AND PROPRIETARY RIGHTS

  Our policy is to seek patent protection, both in the United States and abroad, for each of the areas of invention embodied in our CareSide Analyzer and related cartridges. To date, we have filed three patent applications with the U.S. Patent and Trademark Office on the test cartridge technology and expect to file several additional applications on the cartridges and the CareSide Analyzer in 1999. Our agreements with Fuji Photo Film Co., Ltd., Battelle Memorial Institute, International Technidyne, Inc. and Diagnostic Reagents, Inc., assign to us certain proprietary rights that result from the research conducted under the agreements. The Fuji agreement gives us non-exclusive rights to use Fuji's proprietary technology in the Careside system outside of Japan. Only Fuji will sell our system in Japan. The other agreements provide that the technology used in the Careside system is owned either by us or jointly by us and our partner. These agreements do not restrict us, if we choose, from seeking other suppliers of competitive technologies. We will seek to protect any such proprietary rights assigned to us by our technology partners. Battelle, International Technidyne and Diagnostic Reagents have agreed to share expenses or otherwise assist us in prosecuting patent applications. Upon completion of the offering, we expect to proceed with the patent application process, and anticipate the filing of additional applications. In addition to patent protection, if any, we will rely upon trade secrets, know-how and continuing technological innovation. Although our Chief Executive Officer, Executive Vice President--Research and Development and Chief Financial Officer have agreed to maintain in confidence our confidential information and proprietary technology, we have not otherwise required our employees to sign confidentiality agreements. We plan on seeking the execution of such confidentiality agreements by our current and future employees.

THIRD-PARTY REIMBURSEMENT

  In April 1998, the federal government instituted a policy that, in connection with Medicare reimbursement for large panel testing, it will only reimburse four different panels of chemistry tests, the largest of which has 13 tests. The consequence of this policy has been that more single tests are ordered as compared to large panels. The Careside system is currently capable of conducting eight tests in a single 10 to 15 minute test cycle. At the time of product launch, the 13 test panel can be accommodated in two test cycles. Upon the completion of development of additional multi-test cartridges, the Careside system will be able to handle a 13-test panel in a single 10 to 15 minute test cycle. The Careside system is also configured to easily test any combination of single test cartridges with similar cycle times for up to six single tests per cycle. Payers have stated that they will only reimburse for panels that are disease specific. With this change in policy and reimbursement practice, the number of tests reimbursed as part of panels has begun to drop. The Careside system, which places primary focus on single and disease specific testing, is very competitive in light of these changes in payer practice related to test panels. See "Risk Factors--Uncertainty Relating to Third-Party Reimbursement May Impact Our Business."

  Managed care provides physicians with incentives to treat patients using clinical treatment protocols that have been developed for many chronic and acute illnesses. These protocols frequently contain preventative diagnostic interventions that are used to help avoid the occurrence of acute episodes of illness. Diagnostic blood testing is one of the major tools used in these protocols for early detection and for ongoing evaluation of treatment efficacy. We believe that a diagnostic blood testing system that is cost effective and adds convenience and rapid information will be well received by managed care organizations and their physicians.

  Even with the growth of managed care, more than 75% of all blood tests continue to be reimbursed on a fee for service basis. This number has remained steady in the commercial laboratory industry for the past three years. We believe that in both the managed care and fee-for-service markets, our point-of-care system will be responsive to incentives that drive the respective markets. Many managed care entities dictate to their member physicians which laboratories they must use for blood testing. Physicians have the opportunity to utilize exceptions to these mandates to conduct in-office testing. The Careside system will enable physicians to offer laboratory testing services and take advantage of these exceptions to the managed care organizations' policies. We expect to facilitate this by working closely with the physicians and the managed care organizations to demonstrate cost effectiveness and cost reduction of our system. This will be a critical component of the pilot site testing strategy and is intended to position the Careside system as the new testing standard and the blood testing system of choice over traditional laboratory testing methods.

GOVERNMENT REGULATION

  The FDA regulates the development, manufacture, and marketing of medical devices including diagnostic tests. The FDA requires testing of the Careside system in accordance with regulatory requirements in the laboratory and, as appropriate, in clinical settings to establish product performance before marketing. After marketing has commenced, FDA clearance must be obtained before making certain types of product changes. The CareSide Analyzer and certain tests have already received marketing clearance for laboratory use, and we expect that the CareSide Analyzer and tests will receive marketing clearance for point-of-care use following clinical testing of the instrument at clinical sites. Without the point-of-care use clearance, the CareSide Analyzer could be used only at licensed laboratory sites with laboratory personnel, which would limit our potential market.

  The point-of-care designation depends upon the FDA's determination that the results obtained from clinical studies for a small number of representative tests, selected by the FDA, have accuracy and reliability when performed by a non-laboratory user that is equivalent to or better than test results obtained from the same tests performed by a laboratory professional.

  The FDA has regulations that set varying requirements for medical devices according to potential risk class. Class I devices represent the lowest potential risk devices and are therefore subject only to the general controls that include establishment registration, product listing, the prohibition of mislabeling or adulteration, and a requirement to comply with federal Good Manufacturing Practices regulations. Pre-market notification is required for some Class I clinical diagnostic devices. Class II devices present greater risk than Class I devices and are subject to special controls, such as guidelines or performance standards, as well as the same general controls that are applicable to Class I devices. Class II devices require pre-market clearance to demonstrate that the FDA accepts the manufacturer's claims that the device is substantially equivalent to other legally marketed devices, and meets generally accepted performance criteria that may be required to demonstrate that the device is safe and effective. Class III devices present a higher level of risk and are additionally subject to rigorous demonstration of safety and effectiveness through the pre-market approval process.

  For some Class I and most Class II devices, a pre-market notification must be submitted to the FDA. Usually within 90 days of the receipt of this notification, the FDA makes the determination whether the device submitted is substantially equivalent to a legally marketed device. A legally marketed device is one which was marketed prior to the passage of the Medical Device Amendments of 1976, or a post-1976 device that has been determined by the FDA to be substantially equivalent to previously cleared devices. A determination of substantial equivalence requires several FDA findings: first, that the device has the same intended use as the legally marketed device; and second, either that the device has the same technological characteristics as the legally marketed device or, if it does not, that the device is as safe and effective as the legally marketed device and does not present different questions about safety and effectiveness. Class III devices require extensive clinical testing to prove safety and effectiveness, and submission of the resulting data to the FDA as a pre-market approval application. The FDA ordinarily will refer a new device pre-market approval application to an advisory panel of outside experts for a recommendation on whether to approve the application or to request additional testing. We believe that the CareSide Analyzer and all of the tests currently expected to be performed by it will be classified in Class II requiring pre-market notification. If the FDA disagrees, however, a pre-market approval application might be required for one or more tests. We expect certain future tests, such as prostate specific antigen, to require pre-market approval.

  The information required for a pre-market notification for the Company's products will be generated by or for us. For tests that will be performed in a clinical laboratory, validation may be performed in the manufacturer's laboratory. For tests that are intended for use outside of the clinical laboratory, such as physician offices or nursing homes, the FDA also requires that validation data be gathered from at least three clinical sites. We believe that the required laboratory or clinical studies do not constitute a significant risk for patients. Non-significant risk device studies performed in the clinic require institutional review board approval and may require patient informed consent but do not require the clearance of an investigational device exemption application by the FDA. If the FDA were to believe that such studies constitute a significant risk, we would need to submit an investigational device exemption application, containing an investigation and study monitoring plan, and allow the FDA 30 days to review the investigational device exemption application or request additional information prior to initiating an investigation.

  Where a pre-market approval application is required, FDA regulations require the demonstration of safety and effectiveness, typically based upon extensive clinical trials. Fulfilling the requirements of the pre-market approval application are costly and both the preparation and review are time consuming, commonly taking from one to several years. Before granting pre-market approval, the FDA must inspect and find acceptable the proposed manufacturing procedures and facilities. The pre-market approval regulations also require FDA approval of most changes made after the tests have been approved.

 Manufacturing Regulation

  For products either cleared through the pre-market notification process or approved through the pre-market approval process, our manufacturing facility must also be registered with the FDA. The manufacture of products subject to
Section 510(k) of the Federal Food, Drug, and Cosmetic Act or to Section 515 pre-market approval requirements must be in accordance with quality system regulations and current federal Good Manufacturing Practices regulations. We are also subject to various post-marketing requirements, such as complaint handling and reporting of adverse events. Pre-market approval products are also subject to annual reports. The FDA typically inspects manufacturing facilities every two years. We intend to seek and maintain ISO 9001 certification. As a result, inspections by notified bodies may be more frequent.

  The CareSide Analyzer is being developed and will be manufactured by UMM Electronics, Inc. UMM is an FDA registered and inspected facility. UMM is also ISO 9001 certified. In adherence to FDA and ISO 9001 requirements, UMM follows a structured design control process.

 Third-Party Safety

  Third-party safety certification is not required for FDA marketing permission, but will be required by our customers and to enter markets in other countries. In this regard, we intend to obtain an Underwriters Laboratories, or UL, listing for the instrument. UL will review the CareSide Analyzer according to UL 3101-1 that is equivalent to the international standard IEC 1010. The CareSide Analyzer is also being designed to comply with requirements that ultimately will facilitate marketing of the product in Europe and Japan. These requirements include the Low Voltage Directive (73/23/EEC), the Electromagnetic Compatibility Directive (89/336/EEC), and the In Vitro Diagnostic Medical Device Directive (98/79/EC).

 Clinical Laboratory Improvement Amendments of 1988

  All medical testing in the United States is regulated by the Health Care Financing Administration according to the complexity of the testing as specified under the Clinical Laboratory Improvement Amendments of 1998. CLIA regulations establish three categories of laboratory tests, for which regulatory requirements become increasingly stringent as the complexity of the test rises: (1) tests that require little or no operator skill, which allows for a waiver of the regulations; (2) tests of moderate complexity; and (3) high complexity tests which require significant operator skill or training. All laboratories performing tests of moderate or high complexity must register with HCFA or an organization to whom HCFA has delegated such authority. All registered laboratories are subject to periodic inspection. We expect all of the tests for the CareSide Analyzer to be categorized as moderate or lower complexity. To date, the tests performed by the CareSide Analyzer have been categorized within the moderate complexity class as defined by current CLIA regulations. In practical terms, performing a test of moderate complexity means that the individual supervising the test, i.e., the physician, pathologist or laboratory director, must be appropriately educated and trained, whereas the individual technician who operates the CareSide Analyzer requires no formal laboratory education and only task-specific training.

 State Regulation

  We and our products will be subject to a variety of state laws and regulations in those states where our products are marketed, sold or used. Thirteen states currently restrict or control, to varying degrees, the use of medical devices such as the Careside system outside the clinical laboratory by persons other than doctors or licensed technicians. For example, California, New York and Florida all have unique requirements that define which steps in the testing process can be performed by physicians, nursing or other personnel who are not licensed technicians. We have designed our testing system to comply with these requirements, while minimizing the need for higher cost labor to run the test process. However, these restrictions may add labor costs to the customer, and such costs may hinder our ability to market our products in these locations. Although we plan to seek interpretations, rulings or changes in relevant laws and regulations to remove or ameliorate these restrictions, there can be no assurance that we will be successful.

 International Regulation

  In addition to the United States market, we intend to pursue markets in Asia and Europe through select strategic alliances. The recently published European Community In Vitro Diagnostic Directive places our products within a category that has a low regulatory burden. Manufacturers are allowed entry into the market based upon self-certification that they complied with published directives, similar to existing United States requirements, containing performance, labeling, and other quality requirements. Japan has its own requirements for in vitro diagnostics.

PRODUCT LIABILITY AND PROPERTY INSURANCE

  Sale of our products entails risk of product liability claims. The medical testing industry has historically been litigious, and we face financial exposure to product liability claims in the event that use of our products result in personal injury. We also face the possibility that defects in the design or manufacture of our products might necessitate a product recall. There can be no assurance that we will not experience losses due to product liability claims or recalls in the future. We anticipate purchasing product liability insurance in reasonable and customary amounts when we begin to sell products in the third quarter of 1999. Such insurance can be expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. No assurance can be given that product liability insurance can be maintained in the future at a reasonable cost or in sufficient amounts to protect us against losses due to liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of our products. In addition, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on our business, financial condition and results of operations.

  We have liability insurance covering our property and operations with coverage and deductible amounts and exclusions that we believe are customary for companies of our size and adequate for our industry. There can be no assurance that our current insurance coverage is adequate or that we will be able to maintain insurance at an acceptable cost or otherwise to protect against liability.

EMPLOYEES

  As of December 31, 1998, we had 29 full-time employees, of which 25 were engaged in research and development and manufacturing activities and four were engaged in administrative activities. None of our employees is covered by a collective bargaining agreement, and we believe our relations with our employees are good. Additionally, our contract strategic partners, Battelle Memorial Institute and UMM Electronics, Inc. have provided approximately 40 full-time equivalent employees on a contract basis to develop of the Careside system.

PROPERTIES

  We lease approximately 16,000 square feet of space in Culver City, California as our executive offices and for the research and development, validation, manufacture and assembly of test cartridges. The lease has a term of five years, with a current monthly rent of $13,620, increasing to $15,220 per month until the expiration of the lease in October 2001. We have an option to renew the lease for one additional five-year term at 95% of the fair market rental value. We believe that the Culver City facility will adequately serve our needs for the immediate future.

LEGAL PROCEEDINGS

  We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning the individuals who serve as our directors, executive officers and key employees:

 NAME                              AGE                              POSITION
 ----                              ---                              --------
 Directors and Executive Officers:
 W. Vickery Stoughton (1)......... 52    Chairman of the Board of Directors and Chief Executive Officer
 Thomas H. Grove.................. 49    Executive Vice President--Research and Development,
                                         Secretary and Director
 James R. Koch (2)................ 44    Chief Financial Officer, Treasurer, Executive Vice
                                         President and Director
 Anthony P. Brenner (1)........... 41    Director
 William F. Flatley (2)........... 57    Director
 Kenneth N. Kermes (2)............ 63    Director
 C. Alan MacDonald (2)............ 65    Director
 Diana Mackie (1)................. 52    Director
 Philip B. Smith (1).............. 63    Director
 Key Employees:
 Kenneth Asarch................... 41    Vice President--Quality Systems and Regulatory Affairs
 Harry J. Fini.................... 48    Vice President--Sales and Marketing
 Marija N. Valentekovich.......... 66    Vice President--Manufacturing

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

 Directors and Executive Officers

  W. VICKERY STOUGHTON, CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER. Mr. Stoughton has served as our Chairman of the Board of Directors and the Chief Executive Officer since our formation in July 1996. Prior to that, he served as President of SmithKline Beecham Diagnostics Systems Co., a diagnostic services and product company, from October 1995 to July 1996, and was President of SmithKline Beecham Clinical Laboratories, Inc., a provider of diagnostic laboratory services, from August 1992 to September 1995. As President of SBDS, Mr. Stoughton had responsibility for SBCL, SmithKline Beecham Clinical Laboratories International and SBDS's genetic testing and point-of-care testing projects. In addition, Mr. Stoughton served as Chief Executive Officer and Vice Chancellor for Health Affairs of Duke University Hospital from 1991 to 1992, Chief Executive Officer of Toronto Hospital in Toronto, Canada from 1981 to 1991, Chief Operating Officer of Brigham and Women's Hospital in Boston from 1980 to 1981 and Chief Executive Officer of Peter Bent Brigham Hospital in Boston from 1978 to 1980. Mr. Stoughton holds a B.S. in Chemistry from St. Louis University and a M.B.A. from the University of Chicago. He is currently a director of Sun Life Assurance Company of Canada, a financial services company, and Biomira, Inc., a pharmaceutical company.

  THOMAS H. GROVE, EXECUTIVE VICE PRESIDENT--RESEARCH AND DEVELOPMENT, SECRETARY AND DIRECTOR. Dr. Grove has served as our Executive Vice President-- Research and Development, Secretary and as one of our directors since our formation in July 1996. From April 1984 to July 1996, he served in a number of management positions at SmithKline Beecham Clinical Laboratories, Inc. involving research and development activities, including the position of Vice President of Scientific Affairs from January 1991 to July 1996, where, among other things, he was in charge of National Quality Control and Quality Assurance for SBCL. Dr. Grove has received a number of awards, including a NATO Science Fellowship to attend Oxford

University from 1978 to 1979. He was also named Young Investigator of the Year in 1980 by the American Association for Clinical Chemistry and was elected to the National Academy of Clinical Biochemistry in 1977. Dr. Grove holds a B.S. in Biology from SUNY-Albany and a Ph.D. in Biochemistry from Syracuse University.

  JAMES R. KOCH, CHIEF FINANCIAL OFFICER, TREASURER, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Koch has served as our Chief Financial Officer, Treasurer, Executive Vice President and as one of our directors since July 1998. Prior to joining us, Mr. Koch served as Vice President and Chief Financial Officer of ILEX Oncology, Inc., a company which develops oncology drugs, from August 1996 to July 1998. In addition, Mr. Koch served as Vice President, Finance and Chief Financial Officer for two start-up specialty pharmaceutical companies, Symphony Pharmaceuticals, Inc., from September 1993 to August 1996, and Neose Pharmaceuticals, Inc., currently Neose Technologies, Inc., from September 1991 to September 1993. His prior experience also includes ten years in senior financial management positions with G.D. Searle Pharmaceutical, a manufacturer of pharmaceutical products. Mr. Koch holds a B.S. in Mechanical Engineering from General Motors Institute and a M.S. from the Krannert School of Management at Purdue University.

  ANTHONY P. BRENNER, DIRECTOR. Mr. Brenner has served as one of our directors since November 1996. Since January 1998, he has served as a Managing Director with Omega Ventures, a venture capital firm, where he oversees investment activities in the information and business services industries. Prior to that, Mr. Brenner served as Senior Managing Director of Advanta Partners LP, a private equity investment partnership, and as a member of the Board of Directors of Advanta Corporation, a financial services company, from 1992 to 1996. In addition, since 1989 Mr. Brenner has served as President of Cedar Point Partners, a private equity investment partnership. Mr. Brenner earned a B.A. from Yale University and a M.B.A. from Stanford University.

  WILLIAM F. FLATLEY, DIRECTOR. Mr. Flatley has served as one of our directors since November 1996. Since July 1997, he has served as the President and Chief Executive Officer of Executive Health Group, a provider of preventive healthcare services to corporations. From 1980 to December 1994, he held a number of senior management positions with Bristol-Myers Squibb, including President of a multi-division medical device business, the Health Care Group, and President of the Drackett Company, a household products manufacturer. Mr. Flatley retired from Bristol-Myers Squibb at the end of 1994 but continued to provide the company with certain consulting services after his retirement. Mr. Flatley obtained a B.S. from Villanova University and a M.B.A. from the Wharton School of the University of Pennsylvania.

  KENNETH N. KERMES, DIRECTOR. Mr. Kermes has served as one of our directors since February 1997. Since June 1998, he has served as a principal of Riparian Partners Limited and of Bay View Equity Partners, two related investment banking and private equity investment partnerships. Prior to that, he served as Vice President of Business and Finance for the University of Rhode Island from December 1994 to June 1998 and as Chief Financial Officer for SmithKline Beecham Corporation from October 1986 to July 1989. From 1991 to 1994, Mr. Kermes was a consultant and an investor in the venture capital industry. Mr. Kermes obtained a B.A. from Amherst College and attended the New York University Graduate School of Business and the Harvard Business School Advanced Management Program.

  C. ALAN MACDONALD, DIRECTOR. Mr. MacDonald has served as one of our directors since November 1996. Since October 1997, Mr. MacDonald has served as a Managing Director of Directorship, Inc., a consulting firm specializing in corporate governance issues. Prior to that, he served as General Partner of the Marketing Partnership, Inc., a full service marketing consulting firm, from January 1995 to July 1997 and as an acquisitions consultant with the Noel Group, a venture capital firm, from July 1994 to December 1994. In addition, he served as Chairman and Chief Executive Officer of Lincoln Snacks Co., a caramelized popcorn snack company, from September 1992 to July 1994. Mr. MacDonald holds a B.S. in Hotel Administration from Cornell University and is a member of the Cornell Society of Hotelmen and the Dean's Advisory Committee at Cornell. Mr. MacDonald is also a director of Lincoln Snacks Co.

  DIANA MACKIE, DIRECTOR. Ms. Mackie has served as one of our directors since February 1997. She currently is a Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, the business development division of SmithKline Beecham Corporation, a position she has held since

October 1997, where her responsibilities include developing business plans, long-range strategy and negotiating external alliances and investments. Prior to that, Ms. Mackie served as Vice President, Group Business Initiatives for SBHS from November 1996 to October 1997. From March 1996 to November 1996, she was General Manager of Diversified Prescription Delivery, a pharmaceutical mail services company and a wholly-owned subsidiary of Diversified Pharmaceutical Services, a pharmaceutical benefit management group. From March 1993 to March 1996, she served as Vice President, Strategy Development, SmithKline Beecham Pharmaceuticals, a pharmaceutical company. Ms. Mackie holds a B.S. in Chemistry from the University of Illinois, a M.B.A. from The Massachusetts Institute of Technology Sloan School of Management and a M.S. in Polymer and Fiber Engineering from The Massachusetts Institute of Technology.

  PHILIP B. SMITH, DIRECTOR. Mr. Smith has served as one of our directors since November 1996. Since June 1998, Mr. Smith has served as a Vice Chairman of Laird & Co., LLC, a merchant bank. In addition, from 1991 until August 1998, Mr. Smith served as a Vice Chairman with Spencer Trask Securities Incorporated, an investment banking firm. Mr. Smith served in a number of other senior management positions. From June 1986 to June 1988, Mr. Smith served as Managing Director of Prudential Securities, an investment firm, in its merchant bank division. From December 1967 to December 1972, Mr. Smith served as President and Chief Executive Officer of Citicorp Venture Capital, a venture capital company which he founded. Mr. Smith currently serves on the board of directors of Movie Gallery, Inc., Digital Video Systems, Inc., and KLS Enviro Resources, Inc. Mr. Smith has a B.S.E. from Princeton University and a M.B.A. from the Harvard Business School.

 Key Employees

  KENNETH ASARCH, VICE PRESIDENT--QUALITY SYSTEMS AND REGULATORY AFFAIRS. Dr. Asarch has served as our Vice President--Quality Systems and Regulatory Affairs since November 1996. From June 1995 to October 1996, Dr. Asarch served as Director of Regulatory Affairs for SmithKline Beecham Clinical Laboratories, Inc. and SmithKline Beecham Diagnostics Systems Co. Prior to that, he served as Director of Regulatory Affairs, Quality Assurance and Clinical Affairs with Diagnostic Products Corporation, an immuno-diagnostic testing company, from 1987 to 1995, where his duties included overseeing the FDA regulatory clearance and approval process for approximately 150 blood testing products. Dr. Asarch holds a B.S. in Biochemistry from the University of California at Los Angeles and doctoral degrees in both Clinical Pharmacy (Pharm.D.) and Pharmaceutical Sciences (Ph.D.) from the University of Southern California.

  HARRY J. FINI, VICE PRESIDENT--SALES AND MARKETING. Mr. Fini has served as our Vice President--Sales and Marketing since June 1997. From 1995 until he joined us, Mr. Fini operated a consulting practice which assisted point-of-care companies and venture capitalists in evaluating technologies, business development, marketing and sales, and strategic planning. Prior to that, Mr. Fini had more than 16 years of executive, sales and marketing experience, including serving as Vice President of Sales and Marketing at i-STAT Corporation, a medical diagnostic device manufacturer, from 1992 to 1995 where he was responsible for marketing, market research, business development, strategic planning and sales of a point-of-care in vitro blood diagnostics device worldwide. From 1987 through 1992, Mr. Fini was employed at Bristol-Myers Squibb Corporation, a pharmaceutical company, as Director of Marketing and Sales in the managed healthcare area, and at Pyxis Corporation, a manufacturer of drug distribution systems, as Vice President of Sales. Mr. Fini received a B.A. in English from LaSalle College.

  MARIJA N. VALENTEKOVICH, VICE PRESIDENT--MANUFACTURING. Dr. Valentekovich has served as our Vice President--Manufacturing since January 1998 when she came out of retirement to join us. Before that, Dr. Valentekovich served as a Production Manager with Diagnostic Products Corporation from January 1989 to July 1997. Dr. Valentekovich received a M.S. in Chemical Engineering and a Ph.D. in Physical Organic Chemistry, using radioisotope techniques, from the University of Zagreb, Croatia.

AGREEMENT RELATING TO ELECTION OF DIRECTORS

  Each of our directors was nominated and elected pursuant to the terms and conditions of a stockholders' agreement we entered into with our stockholders and warrantholders in connection with two private placements of our common stock in 1997 and 1998. Pursuant to this stockholders' agreement, SmithKline Beecham Corporation was granted the right to nominate an individual to our Board of Directors to serve as its representative. Spencer Trask Securities Incorporated was also granted the right in the stockholders' agreement to nominate one individual to our Board of Directors to serve as its representative. Currently, Ms. Mackie serves as SmithKline's representative and Mr. Smith serves as Spencer Trask's representative. Mr. Stoughton and Dr. Grove were nominated and elected to our Board of Directors pursuant to this stockholders' agreement. In addition, the stockholders' agreement requires that three individuals who are independent of us and hold no more than five percent of our common stock serve on our Board of Directors. The number of directors permitted by the stockholders' agreement was increased from seven to nine with the consent of Spencer Trask as called for in the stockholders' agreement. This stockholders' agreement expires by its terms upon the completion of the offering.

CLASSIFIED BOARD OF DIRECTORS

  Upon completion of the offering, our Board of Directors will be divided into three classes. Each class will contain, as nearly as possible, an equal number of directors. Directors within each class will be elected to serve three-year terms and approximately one-third of the directors will sit for election at each annual meeting of our stockholders. Mr. Koch, Mr. Kermes and Mr. Smith will serve in the class whose term expires in 1999. Dr. Grove, Mr. Flatley and Ms. Mackie will serve in the class whose term expires in 2000. Mr. Stoughton, Mr. Brenner and Mr. MacDonald will serve in the class whose term expires in 2001. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of our Board of Directors in order to elect a majority of the members of our Board of Directors. See "Description of Capital Stock-- Takeover Protection and Certain Charter and By-Law Provisions."

DIRECTOR COMPENSATION

  Our non-employee directors receive an annual fee of $5,000 payable semi-annually, plus $1,000 for each Board of Directors or committee meeting they attend in person and $500 for those meetings they attend telephonically. Ms. Mackie is precluded by SmithKline policy from receiving any fees or stock options for her service as a director. We reimburse all reasonable expenses incurred by the directors in attending Board of Directors or committee meetings. In addition, the non-employee directors, other than the SmithKline representative, Ms. Mackie, participate in our 1996 Incentive and Non-Qualified Stock Option Plan. For each year that Mr. Brenner, Mr. Flatley, Mr. Kermes, Mr. MacDonald and Mr. Smith served as directors, we granted each an annual option to purchase 2,163 shares of common stock at the then applicable market price. The options granted after the end of 1996 were issued at $5.20 per share. The options granted after the end of 1997 were issued at $6.76 per share. Upon completion of the offering, options granted to non-employee directors will only be made under our 1998 Director Stock Option Plan. Under our 1998 Director Stock Option Plan, we will grant each non-employee director an annual option to purchase 2,000 shares of common stock at the then applicable market price. See "--Stock Option Plans" and "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors presently consists of Mr. Stoughton, Mr. Brenner, Ms. Mackie and Mr. Smith. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees other than our Chief Executive Officer, whose compensation is determined by the Board of Directors after consultation with the non-employee directors on the Compensation Committee. The Audit Committee of the Board of Directors presently consists of Mr. Koch, Mr. Flatley, Mr. Kermes and Mr. MacDonald. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the results and scope of all audits and other services provided by our independent auditors.

  We also have granted rights to two parties to send observers to our Board meetings. Pursuant to a letter agreement with Fahnestock & Co. Inc. entered into in connection with the offering, Fahnestock has the right to have one person of its choosing attend our Board meetings for up to 18 months after completion of the offering. In addition, in connection with the bridge financing, we granted S.R. One, Limited the right to send one observer to our Board meetings. Each of these observers also has the right to receive materials distributed to directors for the Board meetings. Before any information is disclosed to these observers we will seek the agreement of Fahnestock's and S.R. One's representatives to keep confidential all information received through this arrangement and to abide by any and all trading restrictions that apply to our directors generally. The observers from Fahnestock and S.R.One shall not have any of the duties, powers or obligations of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  While Mr. Stoughton, a member of our Compensation Committee, is our Chairman of the Board of Directors and Chief Executive Officer, Mr. Brenner, Ms. Mackie and Mr. Smith, the other members of our Compensation Committee, have not been, at any time since our formation, an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Cedar Capital Investors, an entity owned and controlled by Mr. Brenner, provided certain financial consulting services to us immediately following our formation and up to the completion of our private placement of common stock in 1997. As consideration for such services, we reimbursed Cedar Capital's out-of-pocket expenses and granted Cedar Capital an option to purchase 1,154 shares of common stock at an exercise price of $.052 per share. Ms. Mackie, who serves as Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, the business development division of SmithKline Beecham Corporation, was nominated to serve on the Board of Directors by SmithKline Beecham Corporation pursuant to the terms of a stockholders' agreement by and among us and our stockholders and warrantholders prior to the offering. Mr. Smith, who served as a Vice Chairman of Spencer Trask Securities Incorporated until August 1998, was nominated to serve on the Board of Directors by Spencer Trask Securities and was formerly a partner in Exigent Partners L.P. See "-- Agreement Relating to Election of Directors" and "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation awarded to, earned by, or paid to our Chief Executive Officer and executive officers whose salary and bonus exceeded $100,000 for all services rendered to us during the years ended December 31, 1997 and 1998. No executive officer who would otherwise have been includable in such table on the basis of salary and bonus earned during the years ended December 31, 1997 and 1998 has resigned or otherwise terminated employment during such years.

                           SUMMARY COMPENSATION TABLE

                                                   LONG-TERM
                                     ANNUAL       COMPENSATION
                                  COMPENSATION       AWARDS
                                ----------------- ------------
                                                   SECURITIES
    NAME AND PRINCIPAL                             UNDERLYING     ALL OTHER
         POSITION          YEAR  SALARY  BONUS(1)   OPTIONS    COMPENSATION(2)
    ------------------     ---- -------- -------- ------------ ---------------
W. Vickery Stoughton...... 1998 $203,481      --      9,135        $20,797
  Chairman of the Board of 1997 $195,281 $27,000    158,655        $20,547
  Directors and Chief
  Executive Officer
Thomas H. Grove........... 1998 $163,880      --      5,529        $ 8,603
  Executive Vice           1997 $154,013 $25,000     79,327        $ 8,353
  President--Research and
  Development

--------
(1) Bonus earned in 1997 and paid in 1998.
(2) Includes $4,750 contributed under our 401(k) Plan for the benefit of each of Mr. Stoughton and Dr. Grove in 1997 and $5,000 for the benefit of each of Mr. Stoughton and Dr. Grove in 1998. Also includes $15,797 and $3,603 of premiums paid for life insurance for Mr. Stoughton and Dr. Grove, in each year, respectively.

STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS DURING 1998

  The following table sets forth certain information regarding options for the purchase of common stock that were granted to certain executive officers during the year ended December 31, 1998:

                             OPTION GRANTS IN 1998

                                                                         POTENTIAL REALIZABLE
                         NUMBER OF   PERCENT OF                            VALUE AT ASSUMED
                           SHARES      TOTAL                             ANNUAL RATES OF STOCK
                         UNDERLYING   OPTIONS    EXERCISE OR            PRICE APPRECIATION FOR
                          OPTIONS     GRANTED    BASE PRICE                 OPTION TERM (4)
                          GRANTED   TO EMPLOYEES  PER SHARE  EXPIRATION -----------------------
          NAME              (1)     IN 1998 (2)      (3)        DATE        5%          10%
          ----           ---------- ------------ ----------- ---------- ----------- -----------
W. Vickery Stoughton....   7,212          7%        $6.76      7/30/08  $    30,659 $    77,695
                           1,923          2%        $7.28     11/05/08  $     8,805 $    22,312
Thomas H. Grove.........   3,606          4%        $6.76      7/30/08  $    15,329 $    38,847
                           1,923          2%        $7.28     11/05/08  $     8,805 $    22,312

--------
(1) All options were granted under our 1996 Incentive and Non-Qualified Stock Option Plan. The first listed grant for each person vested or will vest 12% on December 31, 1998, 1999, 2000, 2001 and 2002 and 40% on July 30, 2007.
    The second listed grant vested or will vest 20% on each December 31, commencing December 31, 1998. See "--Stock Option Plans."
(2) Based on an aggregate of 102,329 shares of common stock underlying options granted to employees in 1998.
(3) Options were granted at fair market value, as determined by our Board of Directors, based on all factors available to them on the date of grant. These factors included our history and prospects, as well as the history and prospects of our industry, an assessment of our past and present operations and financial performance, the prospects for our future earnings, the present state of our development, the possibility of an initial public offering by us and market prices of publicly traded common stocks of comparable companies in recent periods.
(4) Assumes stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, as mandated by the rules of the Securities and Exchange Commission, and does not represent our estimate or projection of the future appreciation of our stock price. Actual gains, if any, on stock option exercises and common stock holdings, are dependent upon the timing of such exercise and the future performance of the common stock and may be greater or less than the potential realizable value set forth in the table.

  The following table sets forth certain information regarding options held as of December 31, 1998 by certain executive officers. None of such executive officers exercised options during the year ended December 31, 1998.

                         FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SHARES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                             OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                                       END               FISCAL YEAR-END (1)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
W. Vickery Stoughton.......   81,865       85,923      $287,333     $295,138
Thomas H. Grove............   41,048       43,808      $151,453     $155,749

--------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $9.00 per share minus the applicable per share exercise price.

EMPLOYMENT AGREEMENTS

  We are party to employment agreements with each of Mr. Stoughton, Dr. Grove and Mr. Koch. On the anniversary date of each employment agreement, the agreement is automatically extended for three-year rolling terms unless either party, at least 60 days prior to the annual extension date, gives notice that the employment agreement shall not be extended or otherwise terminates the agreement. Mr. Stoughton, Dr. Grove and Mr. Koch may resign upon 90 days notice to us. Under the employment agreements, if Mr. Stoughton, Dr. Grove or Mr. Koch is terminated by us, other than for cause, including disloyalty, dishonesty, fraud, conviction of a felony, the disclosure of confidential information and the like, or disability, or if such officer terminates the employment agreement as a result of a reduction in his duties, our breach of the employment agreement or a transaction resulting in our sale, such officer will be entitled to have his base salary, bonus and stock options, continue to accrue through the end of the then current term that would exist absent such termination. The employment agreements prohibit Mr. Stoughton, Dr. Grove and Mr. Koch from engaging in the point-of-care diagnostics business during the term of such employment agreements. These non-compete clauses will remain in effect for one year after the expiration or termination of employment. If, however, the term of employment had continued for at least two years then the non-compete clauses have no effect when employment is terminated or expires. However, if we terminate employment without cause or if the employee terminates his employment following our breach of the agreement or because of a change of control, the non-compete clause terminates.

  Under their respective employment agreements, Mr. Stoughton serves as our Chairman of the Board of Directors and Chief Executive Officer, and currently earns an annual base salary of $210,893, Dr. Grove serves as Executive Vice President--Research and Development, and currently earns an annual base salary of $167,633, and Mr. Koch serves as our Chief Financial Officer, Treasurer and Executive Vice President, and currently earns an annual base salary of $160,000. In addition, Mr. Koch received a $15,000 relocation allowance in connection with entering into his employment agreement. At the discretion of our Board of Directors, an annual bonus may be paid to Mr. Stoughton, Dr. Grove and Mr. Koch. In each case, we may agree to future raises and other compensation for each of Mr. Stoughton, Dr. Grove and Mr. Koch. In addition, Mr. Stoughton, Dr. Grove and Mr. Koch are eligible to receive stock options pursuant to the 1996 Incentive and Non-Qualified Stock Option Plan, the 1996 Key Executive Stock Option Plan and the 1998 Incentive and Non-Qualified Stock Option Plan. Such executive officers are also entitled to reimbursement for certain travel and entertainment expenses incurred in connection with the performance of their duties.

STOCK OPTION PLANS

  Prior to completion of the offering, we have had two stock option plans in place: the 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan. These plans provide for the grant of stock options to purchase up to 576,923 shares of common stock. To date, we have granted options to purchase 430,309 shares of common stock under these plans. Of these, options to purchase 411,923 shares are outstanding. The weighted average exercise price of options outstanding under the plans is $5.80. To date, we have granted Mr. Stoughton, Dr. Grove, Mr. Koch, Dr. Asarch, Mr. Fini and Ms. Valentekovich options to purchase 167,788, 84,856, 41,587, 21,875, 38,462 and
5,769 shares of common stock, respectively, at a weighted average exercise price of $5.81. We have also granted options to purchase an aggregate of 19,471 shares of common stock to non-employee directors for their service as directors. We may grant options to purchase 147,287 shares of common stock in the future under the 1996 plans.

  Upon completion of the offering, two additional option plans will take effect: the 1998 Incentive and Non-Qualified Stock Option Plan and the 1998 Director Stock Option Plan. These 1998 plans provide for the grant of stock options to purchase up to 565,000 and 60,000 shares of common stock, respectively.

  The purpose of our stock option plans is to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value and to contribute to our growth and financial success. After completion of this offering, options may be awarded under the 1996 plans and the 1998

Incentive and Non-Qualified Stock Option Plan to our executive officers, employees and consultants. Only non-employee directors will be eligible for awards under the 1998 Director Stock Option Plan.

  Our option plans are administered by our Board of Directors or a committee of the Board. They decide the types of options to be granted, the number of shares to be covered, the exercise price of each stock option, the expiration date of each stock option, the vesting schedule and any other material provisions.

  Non-employee directors have received automatic, fully-vested option grants under the 1996 Incentive and Non-Qualified Stock Option Plan. After completion of the offering, each year, we will automatically grant each non-employee director an option to purchase 2,000 shares of common stock under the 1998 Director Stock Option Plan. Director options always have a fair market value exercise price. Such options vest at the end of the year of service as a director to which the option relates. All director options under the 1998 Director Stock Option Plan generally will be exercisable for a period of five years.

  Option grants to our employees may take the form of either incentive stock options, which are intended to qualify for preferential tax treatment under
Section 422 of the Internal Revenue Code, or non-qualified stock options, which do not qualify for such treatment. Directors may receive only non-qualified stock options. The exercise price of an incentive stock option generally must not be less than the fair market value of the common stock on the date the option is granted. The exercise price of a non-qualified stock option will be stated in the option agreement governing the non-qualified stock option and is not required by the option plans to be the fair market value of the common stock on the date the option is granted.

  In the event of any stock dividend, stock split, reverse stock split, recapitalization or reclassification, involving us, appropriate proportional adjustments will be made in the number of shares reserved for issuance under the option plans, and the number, kind and price of shares covered by outstanding grants. The option plans also provide for the ability of the Board of Directors or a committee to accelerate the exercise date of any options granted thereunder. Options may not be exercised more than 10 years after the date of grant. In some cases, shorter periods apply. Shares underlying options that lapse or expire are returned to the pool of shares available under the plans. Grants under any option plan may only be made during the 10 year period after the plan's adoption.

  Our stock option plans may be amended by the Board of Directors so long as such amendment does not change the terms of any outstanding option without the affected optionee's consent or increase the number of shares that are the subject of the plans.

EMPLOYEE STOCK PURCHASE PLAN

  Our Board of Directors adopted an Employee Stock Purchase Plan in November 1998. This plan qualifies as an employee stock purchase plan under Internal Revenue Code Section 423 and will be effective upon completion of the offering. It allows employees to purchase, in the aggregate, up to 150,000 shares of our common stock at a discount through payroll deductions. The purchase price per share offered under the Employee Stock Purchase Plan will be 85% of the lesser of the fair market value per share on the first or last trading day of the quarter. Stock purchased will not be subject to taxes until sold. The plan is designed to encourage and facilitate the purchase of common stock by our employees and thereby to provide our employees with both a personal stake in our business and a long range inducement to remain our employee. Each of our full-time employees is eligible to participate in the Employee Stock Purchase Plan.

  The number and price of shares of common stock available for purchase under the plan is subject to adjustment in the event the outstanding shares of common stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes. The plan is to be administered by our Board of Directors or a committee of the Board.

  All funds we hold or receive under the Employee Stock Purchase Plan may be used for any corporate purpose until applied to the purchase of shares of common stock or refunded to employees and will not be segregated from our general assets. We will pay all fees and expenses incurred (excluding individual federal, state, local or other taxes) in connection with the Employee Stock Purchase Plan.

  Unless stockholder approval is required by law, the Board of Directors or a committee of the Board of Directors has the right to amend, modify or terminate the Employee Stock Purchase Plan at any time without notice, provided that no employee's then existing rights are adversely affected without his or her consent.

401(K) PLAN

  We have a 401(k) Salary Reduction Plan and Trust for eligible employees. Eligible employees may contribute up to 15% of their current compensation, up to a statutorily prescribed annual limit, to the 401(k) plan. Each participant is fully-vested in his or her deferred salary contributions. A participant's contributions are held in trust and invested pursuant to his or her directions from among 20 or more investment funds made available under the 401(k) plan. We may make matching contributions of 50% of each participant's deferred salary contributions, up to a maximum of 4% of such participant's compensation. Our matching contributions vest after a participant has completed three years of service with us, or earlier upon attainment of age 55, death while in service, retirement for disability or termination of the 401(k) plan. Payment of 401(k) plan benefits are made in a single lump-sum payment. Distribution of a participant's vested interest in his or her account generally occurs after a participant's termination of employment for any reason, including retirement, death or disability.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of common stock as of January 29, 1999, by (1) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our executive officers and directors as a group. As of such date, there were 5,084,281 shares of common stock outstanding before giving effect to the sale of common stock in the offering.

  Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from January 29, 1999 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from January 29, 1999 have been exercised. The address for Mr. Kimberlin is c/o Spencer Trask Securities Incorporated, 535 Madison Avenue, 18th Floor, New York, New York 10022. The address for Mr. Stoughton and Dr. Grove is c/o Careside, Inc., 6100 Bristol Parkway, Culver City, California 90230. The address for Venturetech, Inc. is c/o Friedli Corp. Finance, Freigustrasse 5, 8002 Zurich, Switzerland. The address for SmithKline Beecham Corporation is One Franklin Plaza, Philadelphia, Pennsylvania 19101.

                              SHARES                      PERCENTAGE PERCENTAGE
                                OF            SHARES        OWNED      OWNED
                              COMMON        UNDERLYING      BEFORE     AFTER
  NAME OF BENEFICIAL OWNER     STOCK     OPTIONS/WARRANTS  OFFERING   OFFERING
  ------------------------    -------    ---------------- ---------- ----------
Kevin Kimberlin.............. 765,891(1)     336,349(2)      20.3%      13.4%
W. Vickery Stoughton......... 285,005        152,692          8.4%       5.5%
Venturetech, Inc............. 373,521         42,973(3)       8.1%       5.3%
SmithKline Beecham
 Corporation................. 229,808         98,039(4)       6.3%       4.1%
Dr. Thomas H. Grove.......... 205,294         76,538          5.5%       3.6%
Philip B. Smith..............  94,315(5)     113,098(6)       4.0%       2.6%
James R. Koch................     --          32,673            *          *
William F. Flatley...........  15,471          4,327            *          *
Anthony P. Brenner...........   9,615          5,481(7)         *          *
Kenneth Kermes...............   2,959          2,163            *          *
Diana Mackie.................   4,438            --             *          *
C. Alan MacDonald............     --           4,327            *          *
All executive officers and
 directors as a group
 (9 persons)................. 617,097        391,299         18.4%      12.2%

--------
  * Represents less than 1% of our outstanding shares of common stock.
 (1) Includes 426,850 shares of common stock held by Oshkim Limited Partners, L.P., and 339,041 shares of common stock held by Kevin Kimberlin Partners, L.P., both of which are limited partnerships of which Mr. Kimberlin is the general partner.
 (2) Includes 20,517 shares of common stock issuable upon the exercise of warrants held by Oshkim Limited Partners, L.P., and 38,095 shares of common stock issuable upon the exercise of warrants held by Kevin Kimberlin Partners, L.P. Also includes 277,737 shares of common stock issuable upon the exercise of warrants owned by Spencer Trask Securities Incorporated of which Mr. Kimberlin is Chairman and exercises voting control. See "Certain Transactions--Financing Activities."
 (3) Includes 42,973 shares of common stock issuable upon the exercise of warrants owned by Mr. Peter Friedli, the controlling stockholder of Venturetech, Inc., or by Pine Incorporated, a corporation owned by Mr. Friedli. Such shares issuable upon exercise of warrants are included in the table above as Mr. Friedli exercises control of both Venturetech, Inc. and Pine Incorporated.
 (4) Includes 98,039 shares of common stock issuable upon exercise of warrants held by S.R. One, Limited, an affiliate of SmithKline Beecham Corporation. Notwithstanding the exercisability of the bridge warrant by its terms, S.R. One has separately agreed not to exercise it until the earlier of six months after the offering or December 17, 1999.
 (5) Includes 50,952 shares of common stock owned by Private Equity Partnership, of which Mr. Smith is the general partner.
 (6) Includes 108,771 shares of common stock issuable upon exercise of warrants held by Private Equity Partnership.
 (7) Includes 1,154 shares of common stock issuable upon the exercise of options which were issued pursuant to a consulting agreement with an affiliate of Mr. Brenner. See "Certain Transactions--Financing Activities".

                              CERTAIN TRANSACTIONS

 SmithKline Beecham

  In July 1996, we entered into a letter of intent with SmithKline Beecham Corporation and SmithKline Beecham Diagnostics Systems Co., an affiliate of SmithKline Beecham Corporation, with respect to their point-of-care development program. Pursuant to such letter of intent, SmithKline Beecham Corporation supported the point-of-care development program by funding $1.8 million of the program's operating expenses for the transition period from July 1, 1996 through October 31, 1996. This funding has been reflected in the Statement of Operations of the predecessor business for the ten months ended October 31, 1996. Pursuant to an asset purchase agreement, SmithKline Beecham Diagnostics Systems Co. and SmithKline Beecham Clinical Laboratories, Inc., sold us certain fixed and intangible assets used in connection with the point-of-care development program. As consideration for the purchase of the assets, SmithKline Beecham Diagnostics Systems Co. was issued 5% of our total common stock outstanding at that time. This stock was later transferred to SmithKline Beecham Corporation. Ms. Mackie, Vice President for Strategy and Business Development at SmithKline Beecham Healthcare Services, a division of SmithKline Beecham Corporation, has served as one of our directors since February 1997 as a representative of SmithKline Beecham Corporation. SmithKline Beecham Corporation is one of our significant stockholders.

  In addition to the operating funding provided during the transition period, SmithKline Beecham Corporation made available to us a $1.0 million credit facility at an interest rate of 8% per annum. We used the $1.0 million to fund research and development and to establish our production facility by funding capital purchases, rental payments for our facilities in Culver City, California and operating expenses. In January 1997, the SmithKline Beecham Corporation credit facility was converted into an additional 2% of our outstanding common stock simultaneously with the initial closing of our 1997 private placement of common stock.

  Simultaneously with the closing of the asset purchase, we entered into a distribution and supply agreement with SmithKline Beecham Clinical Laboratories, Inc. pursuant to which SmithKline received exclusive distribution rights to sell our products to segments of the commercial laboratory industry. The exclusive distribution rights will extend to ten of the following countries: United States, Great Britain, Mexico, Spain, South Africa, Singapore, Malaysia, Indonesia, Australia, Chile, Argentina, France or Germany, to the extent and for so long as SmithKline or one of its affiliates owns, operates or manages a clinical laboratory in such country on or before December 31, 2000. Whenever we obtain the necessary approvals to market and sell our products in a listed country, SmithKline must submit purchase orders for the products within designated time periods in order to preserve its exclusive rights in that country. Otherwise, we will be free to sell our products in that country to the commercial laboratory industry as well. Our ability to sell our products outside the commercial laboratory industry is not limited by the contract with SmithKline. SmithKline and its affiliates are not restricted from entering into similar commercial distribution arrangements with other point-of-care diagnostic companies. In consideration for this grant of exclusivity, SmithKline will pay us an annual fee of up to $100,000 commencing on the date of FDA approval of the CareSide Analyzer and 25 designated tests. Subject to earlier termination, the distribution and supply agreement will terminate five years from the date of such FDA approval.

  Under the distribution and supply agreement, SmithKline will, until December 31, 2000 or any earlier termination of the agreement, supply us with clinical samples to enable us to validate tests for our research and development of point-of-care products. We will bear the cost of retrieving the samples and conducting our comparative validation tests. In addition, the distribution and supply agreement obligates SmithKline, upon FDA approval of the CareSide Analyzer and 25 designated tests, to purchase minimum numbers of CareSide Analyzers and test cartridges from us for the first five years following such FDA approval. We have agreed to supply SmithKline with its requirements of CareSide Analyzers and cartridges at our cost plus a reasonable margin. If we do not develop the CareSide Analyzer and obtain FDA approval of the 25 designated tests by December 31, 2000, SmithKline has the option to terminate the agreement or waive the FDA approval requirement.

  Under our distribution and supply agreement with SmithKline, all intellectual property rights to patents, trademarks or otherwise which are associated with the marketing and development of point-of-care products remain with us although we share certain rights and responsibilities with SmithKline in the protection of these rights.

 Financing Activities

  On December 2, 1996, in connection with the establishment of a $1 million working capital facility, we issued 557,600 shares of common stock to Exigent Partners, L.P. for an aggregate purchase price of $98,995. The working capital facility was arranged by Exigent Partners, L.P. to be provided to us in the form of a $1.0 million irrevocable letter of credit from Citibank, N.A., secured by pledges of cash or cash equivalents by Exigent Partners, L.P. The general partner of Exigent Partners, L.P. was Kevin Kimberlin, an affiliate of Spencer Trask Securities Incorporated and one of our principal stockholders, and the limited partners were Mr. Stoughton and Dr. Grove, two of our executive officers and directors, and Mr. Smith, one of our directors. Of the 557,600 shares of common stock issued to Exigent Partners, L.P., Mr. Kimberlin took beneficial ownership of 426,850 shares of common stock, and Mr. Stoughton and Dr. Grove took beneficial ownership of 36,802 and 18,958 shares of common stock, respectively. We repaid all funds drawn under the facility and the letter of credit, both of which have since terminated. Exigent Partners, L.P. was dissolved and each of its partners received a pro rata distribution of shares of common stock. See "Principal Stockholders."

  In 1997 and 1998, we undertook two private placements of our common stock, both of which were completed through Spencer Trask Securities Incorporated. Spencer Trask received approximately $2.5 million in commissions and expenses from the private placements, which generated aggregate net proceeds to us of $19.0 million. Affiliates of Spencer Trask, including its employees, received warrants to purchase 384,615 shares of common stock at $5.20 per share in the 1997 private placement and warrants to purchase 340,238 shares of common stock at $6.76 per share in the 1998 private placement. Warrants issued in connection with both private placements will expire three years from the closing of the offering.

  As partial consideration for its services in the 1997 private placement, Spencer Trask was granted a right of first refusal to act as underwriter or agent for any proposed public offering or any private placement of our securities. Spencer Trask was also granted the right to purchase securities in any such offering in which purchasers in the 1997 private placement are entitled to preemptive rights or in any sale of common stock by the former partners of Exigent Partners, L.P. Spencer Trask has waived all such rights in connection with the offering. Upon completion of the offering, Spencer Trask will be paid $100,000 pursuant to a letter agreement signed in connection with the 1998 private placement.

  At the first closing of the 1997 private placement, we entered into an investment banking agreement with Spencer Trask pursuant to which Spencer Trask will receive a percentage, ranging from seven percent to two and one-half percent depending upon the size of the transaction involved, of the consideration involved in any transaction we undertake with a person introduced to us by Spencer Trask in the five years ending March 2002. The agreement also provides for Spencer Trask, subject to certain terms and conditions, to act as our exclusive representative in advising us with respect to executive compensation benefits, insurance and retirement planning, providing us with certain investment banking services and addressing our cash management needs. Spencer Trask has waived all such rights relating to investment banking services.

  In connection with the 1997 and 1998 private placements, we entered into a stockholders' agreement with each of our stockholders and warrantholders. The stockholders' agreement, which expires by its terms upon completion of the offering, provided for the nomination and election of each of our current directors including Diana Mackie, Vice President of a division of SmithKline Beecham Corporation. See "Management-- Agreement Relating to Election of Directors."

  In December 1997, Cedar Capital Investors, an entity owned and controlled by Anthony P. Brenner, one of our directors, provided certain financial consulting services to us in connection with the 1998 private placement. In consideration for providing such services, Cedar Capital Investors was reimbursed $6,651 for out-of-pocket expenses and received options to purchase 1,154 shares of common stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007.

  In July 1998, in connection with the relocation of James R. Koch, our Chief Financial Officer, Treasurer and Executive Vice President, as well as one of our directors, from Texas to the Los Angeles area in August 1998, we provided a bridge loan to Mr. Koch, pursuant to a promissory note executed in our favor by Mr. Koch, in the aggregate principal amount of $125,000. The bridge loan, which was subject to an interest rate of 7.5% per annum, was paid in full by Mr. Koch on September 21, 1998. As of that date, an aggregate of $125,911 in principal and interest was owing under the promissory note.

  In December 1998, we entered into a bridge financing with S.R. One, Limited, a business trust controlled by SmithKline Beecham Corporation. For consideration of $3.0 million, cash, we issued S.R. One a $3.0 million note payable and a detachable bridge warrant for the purchase of that number of shares of common stock which is equal to $750,000 divided by 85% of the initial public offering price per share of common stock in the offering. In addition, for so long as S. R. One owns the bridge warrant or shares purchased upon exercise of the bridge warrant, it has the right to have a representative observe our Board of Directors' meetings and receive all information distributed to our directors in connection with such Board of Directors' meetings. Before any information is disclosed to such representative, we will seek the agreement of the representative to keep such information confidential and to abide by any and all trading restrictions that apply to our directors generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  We consider the terms of all of the above-referenced transactions to be at arm's length and reasonably equivalent to terms it could have obtained through negotiations with unaffiliated third parties under similar economic conditions. Any transactions undertaken in the future, including loans, we enter into with any of our officers, directors and principal stockholders or their affiliates, will be approved by a majority of the entire Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. See "Description of Capital Stock--Takeover Protection and Certain Charter and By-Law Provisions."

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of the offering, our authorized capital stock will consist of
(1) 50,000,000 shares of common stock, $.01 par value per share and (2) 5,000,000 shares of preferred stock, $.01 par value per share, of which there will be 7,884,281 shares of common stock and no shares of preferred stock outstanding, assuming no exercise of the underwriters' over-allotment option. The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

  The issued and outstanding shares of common stock being offered hereby will be, when sold and issued in accordance herewith, validly issued, fully paid and non-assessable. Each holder of shares of common stock will be entitled to one vote for each share held of record and may not cumulate votes for election of directors. The shares will not be entitled to preemptive rights under applicable law and will not be subject to redemption or assessment. Subject to the rights and preferences of the holders of any preferred stock outstanding in the future, upon our liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to receive, pro rata, our assets which are legally available for distribution to stockholders. In addition, subject to the rights and preferences of the holders of any preferred stock outstanding in the future, the holders of shares of common stock will be entitled to share ratably in dividends as, if and when declared by our Board of Directors. We do not anticipate that any dividends will be paid in the foreseeable future. As of December 31, 1998, there were 433 holders of common stock.

PREFERRED STOCK

  In addition to the common stock, we are, without further action by stockholders, also authorized to issue up to 5,000,000 shares of preferred stock. Our Board of Directors may determine the timing, series, designation, and number of shares of preferred stock to be issued, as well as the rights, preferences, and limitations of such shares, including those relating to voting power, redemption, conversion, dividend rights, and liquidation. The issuance of preferred stock could adversely affect the voting power of the holders of common stock or have the effect of deterring, delaying or preventing any attempt by a person, entity or group to obtain control of us. We have no current plans to issue any shares of preferred stock.

WARRANTS

  As of December 31, 1998, we had outstanding exercisable warrants to purchase 384,615 shares of common stock at $5.20 per share. These warrants were issued in connection with the 1997 private placement and will expire on the later of three years from the completion of the offering. In addition, as of December 31, 1998, we had outstanding exercisable warrants to purchase 340,238 shares of common stock at $6.76 per share. These warrants were issued in connection with the 1998 private placement and will expire three years from the closing of the offering. Further, we issued a bridge warrant to S.R. One, Limited in connection with the bridge financing. The bridge warrant will become exercisable on the earlier of December 17, 1999 or six months after the completion of the offering for the number of shares of common stock which is equal to $750,000 divided by 85% of the initial public offering price per share of the common stock in the offering. The bridge warrant would be exercisable for 98,039 shares if the initial public offering price were $9.00 per share. The bridge warrant has an exercise price of 85% of the initial public offering price. If the bridge financing is not repaid by June 30, 1999, the bridge warrant becomes exercisable for twice as many shares of common stock. The bridge warrant will expire four years after completion of the offering. Upon the completion of the offering, an additional 280,000 warrants will be issued to the representatives of the underwriters. These warrants will have an exercise price equal to 120% of the initial public offering price and will expire five years from the date of their issuance. See "Underwriting."

REGISTRATION RIGHTS

 Granted in Private Placements

  We granted investors in the 1997 and 1998 private placements of common stock demand and incidental registration rights. These include the right of the holders of a majority of the registrable shares to demand registration of their shares and the right of these investors to include their shares in other registrations of our equity securities, other than in connection with issuances under our benefit and other employee plans. We granted similar rights with respect to the shares underlying the warrants issued to Spencer Trask Securities Incorporated in connection with the 1997 and 1998 private placements. In addition, we agreed to effect a registration under the Securities Act for the resale of the common stock purchased by investors in the 1997 private placement automatically within 180 days after the date of this prospectus. We also agreed to effect a registration for the resale of the common stock purchased by investors in the 1998 private placement automatically within 360 days after the date of this prospectus. This automatic registration may be delayed by Spencer Trask together with Fahnestock & Co Inc. If we fail to register the common stock underlying the shares in accordance with the terms of the agreements with the investors in the 1997 and 1998 private placements, we must either repurchase the shares at the fair market value or give investors the ability to elect a majority of our Board of Directors in order to provide liquidity. Pursuant to powers of attorney granted by many investors, and amendments and waivers to the registration agreements, our obligation to effect such registrations has been deferred until one year after the date of this prospectus.

 Granted to SmithKline

  We have also granted demand and incidental registration rights to SmithKline Beecham Corporation for the registration under the Securities Act of the resale of any or all of the common stock held by it at any time after the date of this prospectus. SmithKline has agreed not to make a demand for registration for a period of at least one year after the offering. If we register an issuance of our equity securities, other than shares issuable under employee or other benefit plans, SmithKline may request that its shares be included in the registration.

 Granted to Management and Exigent Partners, L.P.

  Additionally, Messrs. Stoughton and Smith, Drs. Grove and Asarch and three of our employees and the former partners of Exigent Partners, L.P. have also been granted demand and incidental registration rights with respect to their common stock. The holders of a majority of all registrable securities owned by these stockholders may demand on two occasions registration for the resale of any or all of their shares. If we register an issuance of our equity securities, other than shares issuable under our employee or other benefit plans, these holders may request to include their shares in the registration.

 Granted to S.R. One

  In December 1998, we granted demand and incidental registration rights to S.R. One, Limited in connection with the bridge financing. S.R. One may demand that their shares of common stock purchased upon exercise of the bridge warrant be registered under the Securities Act. S.R. One may make such demand anytime after one year and before three years after this offering. S.R. One has the same incidental registration rights as SmithKline, described above.

 Granted to Representatives

  Finally, pursuant to a warrant agreement that we will enter into with each of the representatives of the underwriters, we will agree, on or before the date which is one year after the issuance of the representatives' warrants, to file a registration statement under the Securities Act covering the common stock issuable upon the exercise of the representatives' warrants. Such registration statement will allow the representatives of the underwriter to offer and resell such shares of common stock to the public. We will cause the registration statement to remain effective until the earlier of the time that all of the representatives' warrants have been exercised and the date which is five years after the issuance of such warrants. All expenses incurred in connection with the registration of the shares issuable upon the exercise of the representatives' warrants will be borne by us. Under the warrant agreement, the parties will also be bound by standard indemnification and contribution provisions with respect to the registration of the warrant shares issuable upon the exercise of the representatives' warrants.

 General

  As of December 31, 1998, there were 5,084,281 shares of common stock subject to registration rights. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions. The registration agreements also provide for customary indemnification and contribution provisions involving the participants in any registration effected pursuant thereto. The foregoing is only a summary of certain of the terms and conditions of the registration rights agreements involving such parties. Copies of the actual agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

TAKEOVER PROTECTION AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  Certain provisions of the Delaware General Corporation Law (the "DGCL"), our Amended and Restated Certificate of Incorporation (the "Charter") our Amended and Restated By-Laws (the "By-Laws") and our stock option plans may have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even in circumstances where a takeover attempt might result in payment of a premium over market price for shares held by stockholders.

  Following the completion of the offering, we will become subject to Section 203 of the DGCL. Section 203 prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person will be deemed an interested stockholder triggering this protection if the person together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock. There are three exceptions to these provisions. First, if our Board of Directors gives prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following the consummation of the transaction in which the stockholder became an interested stockholder, our Board of Directors approves the business combination and stockholders holding at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder authorize the business combination.

  Upon completion of the offering, our Board of Directors will be divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class will serve three-year terms. Approximately one-third of the directors will sit for election at each annual meeting of our stockholders. All directors elected to our classified Board of Directors serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors may create new directorships and fill such positions so created. In addition, the Board of Directors or its remaining members, even though less than a quorum may fill vacancies on the Board of Directors occurring for any reason until the next annual election of directors. Members of the Board of Directors may only be removed for cause. These provisions may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest. For example, a third party would be required to have its nominees elected at two separate annual meetings in order to elect a majority of the members of the Board of Directors.

  We may issue 5,000,000 shares of undesignated preferred stock. Under certain circumstances, the issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our stock.

  Our Charter provides that any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders. Such action will not be permitted to be taken by written consent in lieu of a meeting. Our Charter and the By-Laws also provide that special meetings of stockholders may only be called by a majority of our Board of Directors, our Chairman or our Chief Executive Officer. Stockholders will not be permitted to call a special meeting or to require that our Board of Directors call a special meeting of stockholders.

  Our Charter provides that any director or the entire Board of Directors may be removed only for cause and only upon the affirmative vote of holders of 80% or more of the outstanding shares of our capital stock. Further, our Charter provides that the amendment of this provision for removing directors for cause may only be amended by the affirmative vote of at least 75% of the voting power of all the then outstanding shares of our capital stock voting together as a single class.

  Our By-Laws establish an advance notice procedure for nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors. Advance notice procedures also exist for other stockholder proposals to be considered at annual or special meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at an annual meeting not less than 60 nor more than 90 days prior to the scheduled annual meeting. In the case of a special meeting called for the purpose of electing directors, such notice of intent must be received not later than the close of business on the fifth day following the day on which notice of the date of the meeting was mailed. Such notice of intent must contain certain specified information concerning the person to be nominated or the mater to be brought before the meeting.

  In addition, our By-Laws allow our Board of Directors to increase the number of directors from time to time although a decrease in the number of directors may not have the effect of shortening the term of any incumbent director. Our By-Laws also grant the Board of Directors the authority to fill any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors. Our Charter states that our By-Laws may be amended by the stockholders only by the vote of not less than 80% of the outstanding shares of stock entitled to vote upon the election of directors.

  The provisions of the Charter and the By-Laws summarized in the preceding paragraphs may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage our future acquisition in a transaction not approved by our Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for our common stock at a premium, as well as create a depressive effect on the market price of our common stock. See "Risk Factors-- Statute, Charter and Bylaws May Delay or Prevent Acquisition of Careside."

  Our stock option plans, in certain circumstances, allow our Board of Directors or a committee thereof to accelerate the vesting or exercise date of any options granted thereunder. The ability to accelerate the vesting or exercise date of options could be utilized as a method of discouraging, delaying or preventing a change in control of our stock. See "Management--Stock Option Plans."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, we expect to have 7,884,281 shares of common stock outstanding, assuming no exercise of outstanding options or warrants, or 8,304,281 shares if the underwriters' over-allotment is exercised in full. Of these shares, the 2,800,000 shares of common stock sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except that any shares purchased by our "affiliates", as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144.

  Holders of    restricted shares of common stock have agreed (the "Lock-Up
Agreements") not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of the offering (the "Lock-Up Period"), without the prior written consent of Fahnestock & Co. Inc., subject to certain limited exceptions. After the expiration of the Lock-Up Period, or earlier upon the prior written consent of Fahnestock, 5,084,281 shares of the common stock may be sold in the public market pursuant to Rule 144.

  In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed the greater of (1) 1% of the then outstanding shares of our common stock or (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

  Beginning 90 days after the date of this prospectus, certain shares issued or issuable upon the exercise of options granted by us prior to the date of this prospectus will also be eligible, subject to the Lock-Up Period, for sale in the public market pursuant to Rule 701 under the Securities Act. Pursuant to Rule 701, persons who purchase shares upon exercise of options granted under a written compensatory plan or contract may sell such shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. As of January 28, 1999, we have options outstanding to purchase 411,923 shares of common stock which have not been exercised and which become exercisable at various times in the future. Any shares issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.

  We intend to file a Form S-8 registration statement under the Securities Act approximately 180 days after the closing of the offering to register up to an aggregate of 1,334,210 shares of common stock reserved for issuance under our stock option plans and the employee stock purchase plan. See "Management--Stock Option Plans" and "--Employee Stock Purchase Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such options are subject to vesting restrictions or the Lock-Up Agreements. As of January 28, 1999, options to purchase 411,923 shares of common stock were outstanding and 932,287 shares of common stock remained available for future grants under our stock option plans and issuance under the employee stock purchase plan.

  We previously issued warrants to purchase an aggregate of 724,853 shares of common stock at exercise prices ranging $5.20 to $6.76 per share to Spencer Trask Securities Incorporated. These warrants are exercisable until three years after completion of the offering. The bridge warrant issued to S.R. One, Limited will become exercisable on the earlier of December 17, 1999 or six months after completion of the offering to purchase such number of shares of common stock determined by dividing $750,000 by 85% of the initial public offering price per share. The bridge warrant has an exercise price of 85% of the initial public offering price and will expire on the earlier of December 17, 2005 or four years after the completion of the offering. The holders of the warrants and the bridge warrant are entitled to certain registration rights with respect to the shares issuable upon exercise of such warrants. These shares may be sold without
restriction in the public market upon registration, and with respect to      of
these shares, after the lock-up period expires.

  In connection with the offering, the Company has agreed to issue to the representatives of the underwriters warrants to purchase 280,000 shares of common stock. This number is equal to 10% of the number of shares of common stock being offered hereby, excluding over-allotment shares. The representatives' warrants will be exercisable at any time during the four-year period commencing one year after the date of their issuance. The common stock issued to the representatives will be freely tradeable.

  Prior to the offering, there has been no market for our common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants in the public market after the offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our securities.

                                  UNDERWRITING

  The underwriters named below, for whom Fahnestock & Co. Inc., Wedbush Morgan Securities, Inc. and Southeast Research Partners, Inc. are acting as the representatives, have severally agreed, subject to the terms and conditions contained in an underwriting agreement, to purchase from us, and we have agreed to sell to each underwriter, the aggregate number of shares of common stock indicated below opposite the name of such underwriter at the initial public offering price less the underwriting discount set forth below and on the cover page of this prospectus:

                                                                       NUMBER OF
                                                                        SHARES
NAME OF UNDERWRITER                                                    PURCHASED
-------------------                                                    ---------
Fahnestock & Co. Inc..................................................
Wedbush Morgan Securities, Inc. ......................................
Southeast Research Partners, Inc......................................
                                                                          ---
  TOTAL...............................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters are committed to purchase all of the shares, other than those covered by the over-allotment option described below, if any are purchased. The underwriting agreement also provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments which the underwriters may be required to make in respect thereof.

  The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers, who may include the underwriters, at such public offering price less a selling concession not to exceed $ per share. The underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the offering, the offering price, the concession to certain dealers and other selling terms may be changed by the representatives of the underwriters. The underwriters have agreed not to confirm sales of common stock in excess of 5% of the total amount of shares offered hereby to any account over which they exercise discretionary authority. The underwriters have also agreed not to confirm any such sales without the prior written approval of the customer.

  We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to a maximum of 420,000 additional shares of common stock solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth herein. To the extent that the underwriters exercise such option, each underwriter will be committed, subject to certain conditions, to purchase approximately the same proportion of additional shares as the number of shares to be purchased by it shown in the preceding table bears to the total number of shares of common stock initially offered hereby.

   Without the prior written consent of Fahnestock, holders of      shares of
common stock, certain option and warrant holders, including our officers and directors, and we, are not permitted to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, our securities
until after    , 2000, one year after the closing of the offering. Such
prohibition does not apply to our grant of options under our stock option plans, our issuance of warrants to representatives of the underwriters or to the potential issuance of our common stock upon exercise of the over-allotment option.

  The following table sets forth the amount of the underwriting discount and the nature of the compensation to be paid to the underwriters for each share of common stock and in total. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                     COMPENSATION TO BE PAID TO UNDERWRITERS
                         ---------------------------------------------------------------
                              NO EXERCISE OF OVER-           FULL EXERCISE OF OVER-
                                ALLOTMENT OPTION                ALLOTMENT OPTION
                         ------------------------------- -------------------------------
                           PER SHARE         TOTAL         PER SHARE         TOTAL
                         -------------- ---------------- -------------- ----------------
Underwriting Discount...
Representatives'
 Warrants(1)............ 1/10th Warrant 280,000 Warrants 1/10th Warrant 280,000 Warrants
Non-accountable Expense
 Allowance(2)...........      N/A           $250,000          N/A           $250,000

--------
(1) In connection with the offering, we have agreed to issue warrants to the representatives of the underwriters to purchase a number of shares of common stock equal to ten percent (10%) of the number of shares of common stock being offered hereby, excluding over-allotment shares. The representatives' warrants will be exercisable during the four-year period commencing one year after the date of their issuance, at an exercise price equal to one hundred twenty percent (120%) of the initial public offering price set forth on the cover page of this prospectus. The representatives' warrants may not be transferred, except to affiliates of the representatives of the underwriters. The representatives of the underwriters are entitled to certain rights with respect to the registration of shares of the common stock issuable upon the exercise of the representatives' warrants for offer and sale to the public under the Securities Act. See "Description of Capital Stock--Registration Rights." To the extent that the representatives of the underwriters realize any gain from the resale of the shares issuable upon the exercise of such warrants, such gain may be deemed additional underwriting compensation.
(2) We have also agreed to pay Fahnestock a non-accountable expense allowance equal to 1% of the gross proceeds of the offering, up to a maximum of $250,000, of which $60,000 has been paid to date.

  We will enter into an investment banking agreement with Fahnestock which, among other things, will grant Fahnestock a right of first refusal in connection with any investment banking services we require for a period of 18 months after the completion of the offering. In addition, pursuant to a letter of intent executed in connection with this offering, Fahnestock has the right to nominate one person to our Board of Directors who is acceptable to us. Such nominee may be a director, officer, partner, employee or affiliate of Fahnestock. As of January 29, 1999, Fahnestock has not exercised its right to nominate any person to our Board of Directors. However, Fahnestock is expected to exercise its right and nominate a person to our Board of Directors after the closing of the offering. Fahnestock also has the right to have one representative observe all meetings of our Board of Directors and to have such person receive all information provided to our Board of Directors for a period of 18 months after the closing of the offering. Before any information is disclosed to such a representative, we will seek the agreement of the representative to keep such information confidential and to abide by any and all trading restrictions that apply to our directors generally.

  The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the Nasdaq National Market Listing Fee and the NASD Fee, the amounts listed below are estimates.

NATURE OF EXPENSE                                                      AMOUNT
-----------------                                                    ----------
SEC Registration Fee................................................ $    9,174
Nasdaq National Market Listing Fee..................................     72,875
NASD Fee............................................................      3,720
Printing and engraving fees.........................................    150,000
Registrant's counsel fees and expenses..............................    320,000
Accounting fees and expenses........................................    125,000
Spencer Trask Fee...................................................    100,000
Underwriters' Expenses..............................................    250,000
Blue Sky expenses and counsel fees..................................     25,000
Transfer agent and registrar fees...................................      8,000
Miscellaneous.......................................................     36,231
                                                                     ----------
  TOTAL............................................................. $1,100,000
                                                                     ==========

  Prior to the offering, there has been no public market for our common stock. We will negotiate the initial public offering price for our common stock with the representatives of the underwriters. Such public offering price will not necessarily bear any relationship to our assets, book value, revenues or other established criteria of value. The initial public offering price should not be considered to be indicative of our actual value. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the prospects for the business and industry in which we compete, an assessment of our management, our capital structure, our past and present operations, our prospects for future earnings and other factors deemed relevant. There can be no assurance that an active trading market will develop for our common stock or that the prices at which our common stock will sell in the public market after the offering will not be lower than the price at which it will be sold in the offering.

  In connection with the offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Such transactions may include stabilization transactions effected in accordance with Regulation M of the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase common stock for the purpose of pegging, fixing or maintaining the price of our common stock at a level that is higher than the market would dictate in the absence of such transactions.

  The underwriters may also create a short position for the account of the underwriters by selling more shares of common stock in connection with the offering than they are committed to purchase from the company, and in such case may purchase common stock in the open market following the completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to 420,000 shares of common stock, by exercising the over-allotment option described herein.

  In addition, the representatives of the underwriters may also impose a "penalty bid" under contractual arrangements with the underwriters whereby the representatives may reclaim from an underwriter, or dealer participating in the offering, for the account of other underwriters, the selling concession with respect to common stock that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market.

  In general, any of the transactions described above may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the absence of such transactions. We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of our common stock. In addition, we and the underwriters make no representation that the representatives of the underwriters or the underwriters, as the case may be, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Spencer Trask Securities Incorporated is not participating as an underwriter or member of the selling group in the offering. However, we will pay Spencer Trask a $100,000 fee upon completion of the offering pursuant to a placement agency agreement we entered into with Spencer Trask in connection with our 1998 private placement of common stock. See "Certain Transactions--Financing Activities."

                                 LEGAL MATTERS

  The validity of shares of common stock offered hereby will be passed upon for us by Pepper Hamilton LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts has acted as counsel for the underwriters in connection with the offering.

                                    EXPERTS

  The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to their report on us which contains an explanatory paragraph regarding our ability to continue as a going concern.

  The statements in this prospectus under the captions "Risk Factors -- Our Proprietary Technology is a Crucial Part of Our Business" and "Business --
 Patents and Proprietary Rights" relating to patent matters have been passed upon by Oppenheimer Wolff & Donnelly LLP, 2029 Century Park East, Suite 3800, Los Angeles, California, our patent counsel.

                       WHERE YOU CAN GET MORE INFORMATION

  Our fiscal year ends on December 31. We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

  We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted. You should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document relating to us, such references are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                                 CARESIDE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CARESIDE, INC.:
  Report of Independent Public Accountants.................................  F-2
  Balance Sheets...........................................................  F-3
  Statements of Operations.................................................  F-4
  Statements of Stockholders' Equity (Deficit).............................  F-5
  Statements of Cash Flows.................................................  F-6
  Notes to Financial Statements............................................  F-7
PREDECESSOR BUSINESS:
  Report of Independent Public Accountants................................. F-14
  Statement of Operations.................................................. F-15
  Notes to Statement of Operations......................................... F-16

  After the recapitalization referred to in Note 2 to the Financial Statements is effected, we will be in a position to render the following report.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  January 29, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc.:

  We have audited the accompanying balance sheets of Careside, Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (July 10, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the period from inception (July 10, 1996) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Careside, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 10, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998, and the period from inception (July 10, 1996) to December 31, 1998, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will require significant funding to continue operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Philadelphia, Pa.,
  January 20, 1999 (except for the
   recapitalization discussed in Note 2, as
   to which the date is               , 1999)

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEETS

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1997          1998
                                                     -----------  ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $ 1,237,149  $  3,926,603
  Prepaid expenses and other........................     226,580       251,698
                                                     -----------  ------------
    Total current assets............................   1,463,729     4,178,301
PROPERTY AND EQUIPMENT, net.........................   1,578,727     3,216,959
DEFERRED OFFERING COSTS.............................         --        498,443
DEPOSITS............................................      97,767        17,700
                                                     -----------  ------------
                                                     $ 3,140,223  $  7,911,403
                                                     ===========  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................. $       --   $    186,998
  Accounts payable..................................     492,985     1,369,889
  Accrued expenses..................................     209,631       160,439
                                                     -----------  ------------
    Total current liabilities.......................     702,616     1,717,326
                                                     -----------  ------------
LONG-TERM DEBT......................................         --      2,044,932
                                                     -----------  ------------
COMMITMENTS (Note 9)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
   authorized, none issued..........................         --            --
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 3,365,385 and 5,084,281 shares issued
   and outstanding..................................      33,654        50,843
  Additional paid-in capital........................  10,372,907    21,003,545
  Deficit accumulated during development stage......  (7,968,954)  (16,905,243)
                                                     -----------  ------------
    Total stockholders' equity......................   2,437,607     4,149,145
                                                     -----------  ------------
                                                     $ 3,140,223  $  7,911,403
                                                     ===========  ============

        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                          FOR THE PERIOD                            FOR THE PERIOD
                               FROM                                      FROM
                             INCEPTION         FOR THE YEAR            INCEPTION
                          (JULY 10, 1996)          ENDED            (JULY 10, 1996)
                              THROUGH          DECEMBER 31,             THROUGH
                           DECEMBER 31,   ------------------------   DECEMBER 31,
                               1996          1997         1998           1998
                          --------------- -----------  -----------  ---------------
OPERATING EXPENSES:
 Research and
  development...........    $ 1,561,847   $ 5,895,465  $ 8,297,974   $ 15,755,286
 General and
  administrative........         55,515       640,574      850,129      1,546,218
                            -----------   -----------  -----------   ------------
 Operating loss.........     (1,617,362)   (6,536,039)  (9,148,103)   (17,301,504)
INTEREST INCOME.........            --        213,585      234,089        447,674
INTEREST EXPENSE........        (20,809)       (8,329)     (22,275)       (51,413)
                            -----------   -----------  -----------   ------------
NET LOSS................    $(1,638,171)  $(6,330,783) $(8,936,289)  $(16,905,243)
                            ===========   ===========  ===========   ============
BASIC NET LOSS PER
 SHARE..................    $     (2.25)  $     (2.04) $     (1.93)
                            ===========   ===========  ===========
SHARES USED IN COMPUTING
 BASIC NET LOSS PER
 SHARE                          728,465     3,098,980    4,629,916
                            ===========   ===========  ===========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                       DEFICIT
                                                                     ACCUMULATED
                           COMMON STOCK    ADDITIONAL      STOCK        DURING          TOTAL
                         -----------------   PAID-IN    SUBSCRIPTION DEVELOPMENT    STOCKHOLDERS'
                          SHARES   AMOUNT    CAPITAL     RECEIVABLE     STAGE      EQUITY (DEFICIT)
                         --------- ------- -----------  ------------ ------------  ----------------
BALANCE, JULY 10, 1996
 (inception)............       --  $   --  $       --     $   --     $        --     $       --
 Shares issued to
  founders and
  management............   659,342   6,593      (6,593)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation in
  connection with asset
  purchase..............    34,702     347     571,006        --              --         571,353
 Sale of shares to
  Exigent Partners,
  L.P...................   557,600   5,576      93,419    (98,995)            --             --
 Shares issued to
  investment banker in
  connection with equity
  financing.............    30,173     302        (302)       --              --             --
 Shares issued to
  SmithKline Beecham
  Corporation pursuant
  to antidilution
  agreement.............    30,936     310        (310)       --              --             --
 Net loss...............        --     --          --         --       (1,638,171)    (1,638,171)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1996................... 1,312,753  13,128     657,220    (98,995)     (1,638,171)    (1,066,818)
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,291,772             1,923,077  19,231   8,688,998        --              --       8,708,229
 Shares issued to
  SmithKline Beecham
  Corporation upon
  conversion of note
  payable...............   129,555   1,295   1,026,689        --              --       1,027,984
 Payment of stock
  subscription..........       --      --          --      98,995             --          98,995
 Net loss...............       --      --          --         --       (6,330,783)    (6,330,783)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1997................... 3,365,385  33,654  10,372,907        --       (7,968,954)     2,437,607
 Shares issued in
  connection with
  private placement, net
  of expenses of
  $1,302,029............ 1,701,183  17,012  10,180,959        --              --      10,197,971
 Shares issued in
  connection with
  exercise of stock
  options...............    17,713     177     119,565        --              --         119,742
 Value of warrants
  issued in connection
  with bridge
  financing.............       --      --      330,114        --              --         330,114
 Net loss...............       --      --          --         --       (8,936,289)    (8,936,289)
                         --------- ------- -----------    -------    ------------    -----------
BALANCE, DECEMBER 31,
 1998 .................. 5,084,281 $50,843 $21,003,545    $   --     $(16,905,243)   $ 4,149,145
                         ========= ======= ===========    =======    ============    ===========


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                          FOR THE PERIOD                            FOR THE PERIOD
                               FROM                                      FROM
                             INCEPTION                                 INCEPTION
                          (JULY 10, 1996)   FOR THE YEAR ENDED      (JULY 10, 1996)
                              THROUGH          DECEMBER 31,             THROUGH
                           DECEMBER 31,   ------------------------   DECEMBER 31,
                               1996          1997         1998           1998
                          --------------- -----------  -----------  ---------------
OPERATING ACTIVITIES:
 Net loss...............    $(1,638,171)  $(6,330,783) $(8,936,289)  $(16,905,243)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities--
  Depreciation..........         12,275       145,858      367,231        525,364
  Imputed interest on
   note payable.........            --          8,329          --           8,329
  Amortization of debt
   discount.............            --            --        20,960         20,960
 Changes in assets and
  liabilities--
  Increase in prepaid
   expenses and other...        (15,840)     (210,740)     (25,118)      (251,698)
  Decrease (increase) in
   deposits.............       (102,700)       19,933       80,067         (2,700)
  Increase in accounts
   payable..............        284,079       208,906      876,904      1,369,889
  Increase (decrease) in
   accrued expenses.....        575,301      (346,014)     (49,192)       180,095
                            -----------   -----------  -----------   ------------
  Net cash used in
   operating
   activities...........       (885,056)   (6,504,511)  (7,665,437)   (15,055,004)
                            -----------   -----------  -----------   ------------
INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........       (344,733)     (888,510)  (2,005,463)    (3,238,706)
                            -----------   -----------  -----------   ------------
FINANCING ACTIVITIES:
 Net borrowings
  (repayments) on line
  of credit.............        400,000      (400,000)         --             --
 Proceeds from issuance
  of notes..............      1,000,000           --     2,541,084      3,541,084
 Deferred offering
  costs.................       (191,906)          --      (498,443)      (690,349)
 Proceeds from the
  issuance of Common
  stock.................            --      8,900,134   10,317,713     19,217,847
 Payment of stock
  subscription..........            --         98,995          --          98,995
 Cash received from
  SmithKline Beecham
  Corporation in
  connection with asset
  purchase..............         52,736           --           --          52,736
                            -----------   -----------  -----------   ------------
  Net cash provided by
   financing
   activities...........      1,260,830     8,599,129   12,360,354     22,220,313
NET INCREASE IN CASH AND
 CASH EQUIVALENTS.......         31,041     1,206,108    2,689,454      3,926,603
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF YEAR................            --         31,041    1,237,149            --
                            -----------   -----------  -----------   ------------
CASH AND CASH
 EQUIVALENTS, END OF
 YEAR...................    $    31,041   $ 1,237,149  $ 3,926,603   $  3,926,603
                            ===========   ===========  ===========   ============


        The accompanying notes are an integral part of these statements.

                                 CARESIDE, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. CARESIDE:

BACKGROUND

  Careside, Inc., formerly Exigent Diagnostics, Inc., is focused on designing products intended to perform routine diagnostic blood tests in doctors' offices, hospital rooms, patient homes or anywhere a patient is receiving medical attention. Careside's first product in development is a compact portable device with related disposables that performs chemistry, electrochemistry, immunochemistry and coagulation testing.

DEVELOPMENT-STAGE RISKS AND LIQUIDITY

  Careside was incorporated in July 1996 to acquire an ongoing, point-of-care ("POC") testing, development-stage product from SmithKline Beecham Corporation and its affiliates ("SmithKline") and to complete the development of and to manufacture, market and distribute POC diagnostic products. Since its inception, Careside has generated no revenues and incurred significant losses. Careside anticipates incurring additional losses over at least the next several years, and such losses are expected to increase as Careside expands its research and development activities. Substantial financing will be needed by Careside to fund its operations and to commercially develop its products. The ability of Careside to commercialize its products will depend on, among other things, the relative cost to the customer of Careside's products compared to alternative products, its ability to obtain necessary regulatory approvals and to manufacture the products in accordance with Good Manufacturing Practices, and its ability to market and distribute its products. There can be no assurance that Careside's research and development efforts will be successful or that any products developed by Careside will receive regulatory clearance or be profitable in the marketplace.

  The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, Careside incurred a net loss of $8,936,289 and used cash for operating activities of $7,665,437 for the year ended December 31, 1998. Management believes that Careside's existing sources of liquidity together with the proceeds to be received from its initial public offering (the "Offering") contemplated in this Prospectus will be sufficient to fund its planned operations into 2000. There can be no assurance that the Offering will be successful.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  Careside considers all highly liquid investments consisting of purchases with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the lease term, whichever is shorter. Careside uses lives of three to five years for research and manufacturing equipment and five to seven years for office equipment.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses are reflected in the accompanying financial statements at fair value due to the short-term nature of those instruments. The carrying amount of long-term debt approximates fair value on the balance sheet dates.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to expense as incurred.

INCOME TAXES

  Careside follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  Careside applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock options. Careside follows the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits pro forma disclosure of the net loss using a fair value-based method of accounting for employee stock option plans (see Note 8).

NET LOSS PER COMMON SHARE

  Careside has presented net loss per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

  Basic loss per share was computed by dividing net loss applicable to common shareholders by the weighted average number of shares of Common stock outstanding during the period. Dilutive loss per share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to Careside's losses.

RECAPITALIZATION

  In          1999, Careside's stockholders approved a 1-for-5.2 reverse stock split of Careside's Common stock. All references in the accompanying financial statements to the number of shares and per share amounts have been retroactively restated to reflect the reverse stock split.

RECENTLY ISSUED PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income separately from retained earnings and additional paid-in capital in the stockholders' equity section of the balance sheet. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material adverse effect on Careside's financial statements.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management is currently evaluating the need to make additional disclosures under SFAS No. 131. However, this statement will not have any effect on Careside's reported financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
    Laboratory equipment................................ $1,280,663  $3,264,286
    Leasehold improvements..............................    371,239     371,239
    Computer and office equipment.......................     84,958     106,798
                                                         ----------  ----------
                                                          1,736,860   3,742,323
    Less-Accumulated depreciation and amortization......   (158,133)   (525,364)
                                                         ----------  ----------
                                                         $1,578,727  $3,216,959
                                                         ==========  ==========

  Depreciation and amortization expense for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, and the period from inception (July 10, 1996) through December 31, 1998 was $12,275, $145,858, $367,231 and $525,364, respectively.

4. INCOME TAXES:

  At December 31, 1998, Careside had net operating loss carryforwards for federal income tax purposes of approximately $2,148,000. In addition, Careside has federal research and development credit carryforwards of approximately $225,000. The net operating loss and credit carryforwards begin to expire in 2011 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of significant changes in ownership interest.

  The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
Net operating loss carryforwards........................ $  233,188  $  730,438
Research and development credit carryforwards...........    128,623     224,775
Capitalized research and development....................  2,219,926   4,395,926
Start-up costs..........................................    185,906     419,936
Nondeductible accruals..................................      8,779       6,663
Nondeductible depreciation and amortization.............     53,765     178,623
Valuation allowance..................................... (2,830,187) (5,956,361)
                                                         ----------  ----------
                                                         $      --   $      --
                                                         ==========  ==========

  Due to the uncertainty surrounding the realization of the deferred tax asset, Careside has provided a full valuation allowance against this asset.

5. COMMON STOCK PRIVATE PLACEMENTS:

  In March 1997, Careside completed a private placement (the "1997 Private Placement") of 1,923,077 shares of its Common stock at $5.20 per share. The 1997 Private Placement raised approximately $8,800,000, net of the placement agent's commission and offering costs. In connection with the 1997 Private Placement, the placement agent and its affiliates received warrants to purchase 384,615 shares of Careside's Common stock at $5.20 per share. These warrants are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing the Offering.

  In June 1998, Careside completed a private placement (the "1998 Private Placement") of 1,701,183 shares of its Common stock at $6.76 per share, which generated net proceeds of approximately $10,200,000. In connection with the 1998 Private Placement, the placement agent and its affiliates received warrants to purchase 340,238 shares of Careside's Common stock at $6.76 per share. These warrants are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing of the Offering. In connection with providing financial consulting services for the 1998 Private Placement, Careside granted an option to purchase 1,154 shares of Common stock at $.05 per share to an entity owned by a director of Careside.

6. TRANSACTIONS WITH SMITHKLINE:

  On November 7, 1996, Careside and SmithKline entered into an Asset Purchase Agreement (the "Agreement") under which Careside acquired certain assets and intangible property related to SmithKline's POC business in exchange for a 5% equity interest in Careside. In connection with the Agreement, SmithKline loaned Careside $1,000,000, which was converted into an additional 2% equity interest in Careside upon the closing of the 1997 Private Placement (see Note
5). The Agreement provided for certain antidilution protection, which required Careside to issue additional shares of Common stock to SmithKline such that it maintained its 7% ownership interest, until a defined equity financing was completed. Upon the closing of the 1997 Private Placement, the antidilution protection lapsed and SmithKline owned 195,193 shares, representing 5.8% of the then outstanding Common stock. The tangible property received in connection with the Agreement was as follows:

       Cash........................................................... $ 52,736
       Property and equipment.........................................  503,617
       Deposit........................................................   15,000
                                                                       --------
                                                                       $571,353
                                                                       ========

  In December 1998, Careside entered into an agreement with an affiliate of SmithKline for up to $3,000,000 of bridge financing (see Note 7).

7. DEBT:

                                                               DECEMBER 31,
                                                            ------------------
                                                             1997      1998
                                                            ------- ----------
   Note payable, interest at 8%, $1,500,000 due on January
    31, 1999,
    net of unamortized discount of $309,154................ $   --  $1,190,846
   Equipment loan due to finance company, interest at 14%,
    due in 47
    remaining monthly installments of principal and
    interest
    of $26,836, with a final payment of $133,489 in
    December 2002..........................................     --   1,041,084
                                                            ------- ----------
                                                                     2,231,930
   Less--Current portion...................................     --    (186,998)
                                                            ------- ----------
   Long-term debt.......................................... $   --  $2,044,932
                                                            ======= ==========

  In connection with the Agreement (see Note 6), Careside borrowed $1,000,000 from SmithKline. In connection with closing the 1997 Private Placement (see
Note 5), 129,555 shares of Common stock were issued to SmithKline upon the conversion of the $1,000,000 note plus accrued interest of $27,985.

  In December 1996, Careside established a $1,000,000 line of credit facility with a bank collateralized by a standby letter of credit guaranteed by Exigent Partners, L.P. ("Exigent Partners"), whose partners are the founders of Careside and an affiliate of the private placement agent. In consideration for the establishment of the standby letter of credit, Exigent Partners was issued 557,600 shares of Common stock at $0.18 per share. The balance outstanding under the line at December 31, 1996 was $400,000, with interest at 9.25% per year. The line was repaid in connection with the 1997 Private Placement.

  In December 1998, Careside entered into a $2,500,000 facility with an equipment lease financing company. Borrowings under the facility will be evidenced as separate loans and will be secured by specific equipment assets. Each equipment loan will have a 48-month term and bears interest at approximately 14% per year, adjusted for an index rate based on 48-month U.S. Treasury Notes at the time of borrowing.

  In December 1998, Careside entered into an agreement with an affiliate of SmithKline for up to $3,000,000 of bridge financing, of which $1,500,000 was drawn on December 28, 1998. The remaining $1,500,000 may be drawn, at Careside's option, prior to January 31, 1999. The outstanding principal under the bridge financing matures upon the earliest of the completion of the Offering, a private equity financing of at least $8,000,000 or January 31, 2000. Careside issued a warrant (the "Bridge Warrant") in connection with the bridge financing. The Bridge Warrant is exercisable into that number of shares of Common stock which is equal to $750,000 divided by 85% of the Offering price per share (98,039 shares based on an assumed Offering price of $9.00 per share). The Bridge Warrant has an exercise price equal to 85% of the Offering price. If the Offering does not occur, the Bridge Warrant is exercisable into 103,022 shares of Common stock at an exercise price of $7.28 per share. If the outstanding principal under the bridge financing is not repaid by June 30, 1999, the Bridge Warrant becomes exercisable for twice as many shares of Common stock. The Bridge Warrant becomes exercisable on the earlier of December 1999 or six months after the completion of the Offering and expires on the earlier of December 2005 or four years after the completion of the Offering. Using the Black-Scholes model, the estimated fair value of the Bridge Warrant was calculated at $330,114 and was recorded as a reduction in the carrying amount of the bridge note, with a corresponding increase in stockholders' equity. The discount on the bridge note is being amortized over the estimated term of the note as additional interest expense.

  Future maturities of debt at December 31, 1998 are as follows:

       1999......................................................... $  186,998
       2000.........................................................  1,715,141
       2001.........................................................    247,520
       2002.........................................................    391,425
                                                                     ----------
                                                                      2,541,084
       Less--Unamortized discount...................................   (309,154)
                                                                     ----------
                                                                     $2,231,930
                                                                     ==========

  Careside borrowed the remaining $1,500,000 under the Bridge Financing in January 1999.

8. STOCK OPTIONS AND WARRANTS:

STOCK OPTIONS

  Careside has adopted the 1996 Incentive and Non-Qualified Stock Option Plan and the 1996 Key Executive Stock Option Plan (together, the "Plans"), which provide for the granting of options to purchase up to 576,923 shares of Common stock to directors, officers, consultants and employees of Careside. The number of options to be granted and the option prices are determined by the Board of Directors in accordance with the terms of the Plans. Each option expires on such date as the Board of Directors may determine.

  For purposes of SFAS No. 123 disclosure requirements, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for options granted during 1997 and 1998: weighted average risk-free interest rate of 6.41% and 5.56%; expected weighted average life of 6.7 and 7.0 years; dividend yield of zero; and volatility of zero. The weighted average fair value of each option granted during 1997 and 1998 was $1.72 and $2.20, respectively. Had the compensation cost of these options been recorded for the year ended December 31, 1997 and 1998, the Company's net loss would have increased by approximately $28,000 and $316,000, respectively.

  Information with respect to options under the Plans is as follows:

                                           OPTIONS OUTSTANDING
                                      ------------------------------
                           AVAILABLE             PRICE    AGGREGATE
                           FOR GRANT  SHARES   PER SHARE    PRICE
                           ---------  -------  ---------- ----------
Balance, inception (July
 10, 1996)................      --        --   $      --  $      --
  Authorized..............  576,923       --          --         --
                           --------   -------  ---------- ----------
Balance, December 31,
 1996.....................  576,923       --          --         --
  Granted................. (317,163)  317,163   .05--7.44  1,741,123
                           --------   -------  ---------- ----------
Balance, December 31,
 1997.....................  259,760   317,163   .05--7.44  1,741,123
  Granted................. (113,146)  113,146  6.76--8.00    772,367
  Cancelled...............      673      (673)       5.20     (3,500)
  Exercised...............      --    (17,713)       6.76   (119,742)
                           --------   -------  ---------- ----------
Balance, December 31,
 1998.....................  147,287   411,923  $.05--8.00 $2,390,248
                           ========   =======  ========== ==========

  As of December 31, 1998, 202,580 options were exercisable at prices ranging from $.05 to $8.00 per share, with a weighted average exercise price of $5.59 per share. At December 31, 1998, the aggregate exercise price of these options was $1,131,732.

STOCK WARRANTS

  The following table summarizes outstanding warrants at December 31, 1998:

     TYPE OF             OUTSTANDING                 EXERCISE
     WARRANTS             WARRANTS                    PRICE                   ISSUANCE DATE
     --------            -----------                 --------                 -------------
   Common stock            384,615                    $5.20                   February 1997
   Common stock            340,238                    $6.76                   April 1998
   Common stock             98,039                    $7.65                   December 1998
                           -------
                           822,892
                           =======

  The warrants issued in March 1997 and June 1998 are currently exercisable and expire on the later of seven years from the date of issuance or three years from the closing of the Offering. The number of warrants outstanding and the exercise price of the Bridge Warrant issued in December 1998 is based on an assumed Offering price of $9.00 per share. If the outstanding principal under the bridge financing is not repaid by June 30, 1999, the Bridge Warrant becomes exercisable for twice as many shares of Common stock. The Bridge Warrant becomes exercisable on the earlier of December 1999 or six months after the completion of the Offering and expires on the earlier of December 2005 or four years after the completion of the Offering.

9. COMMITMENTS:

LEASES

  Careside leases an office and laboratory facility under a noncancelable operating lease. Rent expense for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, and the period from inception (July 10, 1996) through December 31, 1998 was $26,126, $156,756,
$156,756 and $339,638, respectively. Future minimum rental payments under these leases at December 31, 1997 are as follows:

       1999............................................................  167,440
       2000............................................................  177,040
       2001............................................................  152,200
                                                                        --------
                                                                        $496,680
                                                                        ========

COLLABORATIVE ARRANGEMENTS

  Careside has utilized strategic partners with specific design expertise and state-of-the-art technology in order to develop the Careside system rapidly and on a cost-effective basis. Careside has agreements with (i) Fuji Photo Film Co., Ltd. for the supply of its dry film based chemistry reagents during the Careside system's development stage, (ii) Diagnostic Reagents, Inc. to supply immunochemistry reagents and technology during the Careside system's development stage, (iii) International Technidyne Corporation for the joint development of coagulation reagents and (iv) UMM Electronics, Inc. to design and manufacture the CareSide Analyzer. In addition, Careside contracted with Hauser, Inc. for the design of the Careside system and with Battelle Memorial Institute for the design of the system's disposable test cartridges and their automated assembly manufacturing system. Careside's agreements with its strategic partners do not obligate Careside to any minimum purchase commitments.

EMPLOYMENT AGREEMENTS

  Careside has entered into three-year renewable employment agreements with three of its executive officers that provide for aggregate annual compensation of approximately $539,000.

10.RETIREMENT PLAN:

  Careside maintains a 401(k) profit sharing plan on behalf of its employees. Participation in the plan is voluntary and eligible employees, as defined, may contribute up to 15% of their compensation to the plan. Careside matches 50% of the employee's contribution up to 4% of an employee's compensation. Careside's contributions were zero, $32,315, $34,657 and $66,972 for the period from inception (July 10, 1996) through December 31, 1996, the years ended 1997 and 1998, and the period from inception (July 10, 1996) through December 31, 1998, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Careside, Inc:

  We have audited the accompanying statement of operations for the ten months ended October 31, 1996 of the Predecessor Business (see Note 1). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The statement of operations has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-1 filing of Careside, Inc.) as described in Note 1 and is not intended to be a complete presentation of the financial results of the Predecessor Business.

  In our opinion, the statement of operations referred to above presents fairly, in all material respects, the results of operations of the Predecessor Business for the ten months ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
  October 16, 1998

                         PREDECESSOR BUSINESS (NOTE 1)

                            STATEMENT OF OPERATIONS

                                                                   TEN MONTHS
                                                                      ENDED
                                                                   OCTOBER 31,
                                                                      1996
                                                                   -----------
OPERATING EXPENSES:
  Research and development........................................ $ 3,054,503
  General and administrative......................................     224,399
                                                                   -----------
NET LOSS.......................................................... $(3,278,902)
                                                                   ===========



         The accompanying notes are an integral part of this statement.

                              PREDECESSOR BUSINESS

                        NOTES TO STATEMENT OF OPERATIONS

1.BASIS OF PRESENTATION:

  Careside, Inc. was incorporated in Delaware on July 12, 1996, and had no operations until the purchase of certain assets from SmithKline Beecham Corporation ("SmithKline") on November 7, 1996. The assets were acquired in exchange for an equity interest in Careside. The assets acquired are referred to as the "Predecessor Business." In connection with Careside's initial public offering as contemplated in this Prospectus, the accompanying financial statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission. These rules and regulations require a statement of operations of the Predecessor Business which does not include interest and income taxes.

  The statement of operations represents the research and development and related general and administrative expenses incurred by the Predecessor Business in connection with the technology and know-how acquired by Careside. The development of the technology related to the Predecessor Business commenced in 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to expense as incurred.

TRANSACTIONS WITH SMITHKLINE

  For the ten months ended October 31, 1996, SmithKline allocated corporate overhead to the Predecessor Business of $55,118 for employee benefits and other corporation services. In addition, SmithKline funded approximately $7,450,000 since the commencement of the Predecessor Business for which no interest charge has been reflected in the statement of operations.

CASH FLOW INFORMATION

  For the ten months ended October 31, 1996, cash used in operations was $3,233,423 and purchases of property and equipment were $242,507.

                              [INSIDE BACK COVER]

                        ROUTINE BLOOD ANALYSIS PROCEDURE

             THE TRADITIONAL WAY                 [Careside Logo] THE CARESIDE SOLUTION
[Drawings of         At hospital or            1. [Photos of       Draw blood. Place a
Traditional      1   commercial lab,           Cartridge and Blood few drops of whole
Blood Testing        caregiver or              Test]               blood into the
Procedures]          phlebotomist draws blood                      cartridge sample well.
                     sample.
                     Technicians properly
                 2   package and store blood
                     sample for transport.
                     Hospitals hand-carry      2. [Photos of       Using the touch-screen
                     multiple samples to the   CareSide Analyzer   or keyboard, input
                 3   clinical lab. Commercial  and Test Menu]      demographic
                     laboratories receive                          information and select
                     samples via ground                            tests to be performed.
                     and/or air courier.                           Insert appropriate
                                                                   cartridges and press
                                                                   start.
                 4   Lab technicians receive
                     and log the samples.
                 5   Samples are then          3. [Photos of Test  10 to 15 minutes
                     separated for different   Results and Test    later, CareSide
                     testing stations.         Analysis]           Analyzer provides test
                                                                   results via print
                                                                   card, screen and/or
                                                                   electronic data
                                                                   transfer. Caregiver
                                                                   can immediately review
                                                                   data with patient.
                     Technicians centrifuge
                 6   the samples to separate
                     whole blood into serum
                     and plasma.
                     Skilled technologists
                 7   prepare various large,
                     high-volume analyzers
                     for batch processing and
                     run the tests.
                     Skilled technologists     CareSide Analyzer: 10 to 15 Minutes
                 8   review results to assure
                     that they pass quality    Hospital lab: Typically 4 to 6 Hours
                     control checks.
                                               Commercial lab: Typically 24 Hours
                     Data is transferred to
                 9   laboratory information
                     systems and into QA/QC
                     records.
                 10  Data is disseminated to
                     the caregivers.
                 11  Caregiver reviews the
                     data and reconciles it
                     with patient charts.
                     Caregiver calls patient
                 12  to report results and to
                     order additional therapy
                     or schedule follow-up
                     visit if required.

-------------------------------------------------------------------------------
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  WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JANUARY , 1999.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  22
Management...............................................................  41
Principal Stockholders...................................................  50
Certain Transactions.....................................................  51
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  64
Experts..................................................................  64
Where You Can Get More Information.......................................  64
Index to Financial Statements............................................ F-1

                               ----------------

  UNTIL     , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                [CARESIDE LOGO]

                                CARESIDE, INC.

                               2,800,000 SHARES

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                             FAHNESTOCK & CO. INC.
                           WEDBUSH MORGAN SECURITIES
                       SOUTHEAST RESEARCH PARTNERS, INC.

                                       , 1999

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

   NATURE OF EXPENSE                                                   AMOUNT
   -----------------                                                 ----------
   SEC Registration Fee............................................. $    9,174
   Nasdaq National Market Listing Fee...............................     72,875
   NASD Fee.........................................................      3,720
   Printing and engraving fees......................................    150,000
   Registrant's counsel fees and expenses...........................    320,000
   Accounting fees and expenses.....................................    125,000
   Spencer Trask Fee................................................    100,000
   Underwriters' Expenses...........................................    250,000
   Blue Sky expenses and counsel fees...............................     25,000
   Transfer agent and registrar fees................................      8,000
   Miscellaneous....................................................     36,231
                                                                     ----------
     TOTAL.......................................................... $1,100,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Our Amended and Restated Certificate of Incorporation (the "Charter") provides that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys' fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our Chief Executive Officer, enter into indemnification agreements with directors or officers.

  Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

  The Charter, which will be filed prior to the completion of our initial public offering of securities, contains a provision to limit the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended. In addition, the Amended and Restated By-Laws, which will become effective prior to the completion of the offering of securities, provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that he is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. See Exhibit 3.1c, "Form of Amended and Restated Certificate of Incorporation of Careside, Inc."

  As permitted by the DGCL, the Charter, which will be filed prior to the completion of the offering, provides that, subject to certain limited exceptions, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of dividends on or redemption or repurchase of our capital stock or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit our ability and our stockholders' ability through stockholder derivative suits on our behalf, to recover monetary damages against a director for the breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent conduct. In addition, the Charter and Amended and Restated By-Laws provide that we shall, to the fullest extent permitted by the DGCL, indemnify all of our directors and officers and that we may, to the extent permitted by the DGCL, indemnify our employees and agents.

  We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since our formation in July 1996, we have issued the following securities, giving retroactive effect to a 1-for-5.2 reverse stock split to be effected in connection with the offering described in the prospectus, without registration under the Securities Act:

  1. In July 1996 and October 1996, we issued an aggregate of 659,342 shares of common stock to our founder group.

  2. In November 1996, pursuant to an asset purchase agreement, SmithKline Beecham Diagnostics Systems Co. and SmithKline Beecham Clinical Laboratories, Inc. sold us certain fixed and intangible assets used in connection with our point-of-care development program. As consideration for the purchase of the assets, we issued to SBDS 34,702 shares of common stock, representing 5% of our total common stock outstanding at that time.

  3. In December 1996, in connection with the establishment of a $1.0 million working capital facility, we issued Exigent Partners, L.P. 557,600 shares of common stock for an aggregate purchase price of $98,995. In the same month, we issued (1) 30,936 shares of common stock to SmithKline Beecham Corporation pursuant to certain anti-dilution protections granted to SmithKline Beecham Corporation in connection with a credit facility and asset transfer and (2) 30,173 shares of common stock to Philip B. Smith for the investment banking services he provided in connection with our equity financing.

  4. In January 1997, our credit facility from SmithKline Beecham
     Corporation, pursuant to its terms, was converted into 129,555 shares of common stock, representing 2% of our total common stock outstanding at that time.

  5. In March 1997, we completed a private placement of securities through Spencer Trask Securities Incorporated which resulted in our issuance of 1,923,077 shares of common stock at $5.20 per share to 203 investors who were deemed to be accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933 based upon representations made to us by such investors. In connection with the private placement in February 1997, we issued warrants to Spencer Trask Securities Incorporated to purchase 384,615 shares of common stock at an exercise price of $5.20 per share as partial consideration for its services in the private placement. These warrants expire three (3) years after closing of the offering. Of the proceeds of this private placement, which totalled in the aggregate approximately $10 million, we received approximately $9 million with the remainder paid as a commission to Spencer Trask for its services in the private placement.

  6. In February 1997, we granted stock options to purchase an aggregate of 256,370 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan and 1996 Key Executive Stock Option Plan (collectively, the "1996 Stock Option Plans") to ten employees and directors. The weighted average per share exercise price of these stock options is $5.29.

  7. In May 1997, we granted stock options to purchase 192 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $5.20.

  8. In June 1997, we granted stock options to purchase an aggregate of 31,731 shares of common stock under our 1996 Stock Option Plans to an individual who was both one of our employees and a director. The per share exercise price of these stock options is $6.76.

  9. In August 1997, we granted Cedar Capital Investors, options to purchase 1,154 shares of common stock at an exercise price of $.052 per share. These options remain exercisable until August 8, 2007. These options were granted to Cedar Capital Investors in consideration for providing certain financial consulting services to us in connection with a private placement of securities in 1998.

  10. In December 1997, we granted stock options to purchase an aggregate of 27,716 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to 20 employees. The weighted average per share exercise price of these stock options is $6.09.

  11. In January 1998, we granted stock options to purchase an aggregate of 1,923 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $6.76.

  12. In February 1998, we granted stock options to purchase an aggregate of 13,702 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to six employees. The per share exercise price of these stock options is $6.76.

  13. In May 1998, we granted stock options to purchase an aggregate of 17,713 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to 18 employees which were immediately exercised. The per share exercise price of these stock options was $6.76 per share.

  14. In June 1998, we completed a second private placement of securities through Spencer Trask Securities Incorporated which resulted in our issuance of 1,701,183 shares of common stock at $6.76 per share to 311 investors, of whom 101 invested in the 1997 private placement of securities, who were deemed to be accredited investors under Rule 501(a) of Regulation D of the Securities Act of 1933 based upon certain representations made to us by such investors. In connection with the private placement in 1998, we issued warrants to Spencer Trask Securities Incorporated to purchase 340,238 shares of common stock at an exercise price of $6.76 per share as partial consideration for our services in these private placements. These warrants expire three years from the date of closing of the offering. Of the proceeds of this private placement, which totalled in the aggregate approximately $11.5 million, we received approximately $10 million with the remainder paid as a commission to Spencer Trask Securities Incorporated for its services in the private placement.

  15. In July 1998, we granted stock options to purchase an aggregate of 67,068 shares of common stock under our 1996 Stock Option Plans to 29 employees and directors. The per share exercise price of these stock options is $6.76.

  16. In November 1998, we granted stock options to purchase an aggregate of 11,538 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to six employees. The per share exercise price of these stock options is $7.28.

  17. In December 1998, we entered into a bridge loan agreement with S.R. One, Limited for a $3.0 million loan. Draw down of $1.5 million on this loan occured on December 28, 1998 with the remaining $1.5 million drawn down in January 1999. The bridge loan matures on the date of completion of the offering or January 31, 2000, whichever occurs sooner. The bridge loan carries an interest rate of 8% per annum. We issued a warrant to S.R. One, Limited which will be based upon the price of the offering, less a 15% discount as partial consideration for providing the bridge loan. Such warrant will not be exercisable until at least twelve months after completion of the offering.

  18. In January 1999, we granted stock options to purchase an aggregate of 1,202 shares of common stock under our 1996 Incentive and Non-Qualified Stock Option Plan to one employee. The per share exercise price of these stock options is $8.00.

  We believe that the transactions described in paragraphs 1 through 18 above were exempt from registration under Section 3(b) or 4(2) of the Securities Act because the subject securities were either (1) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or (2) issued to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with us or our management and to have been purchasing for investment without a view to further distribution. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

EXHIBIT NO.                                             DESCRIPTION
-----------                                             -----------
1.1**        Form of Underwriting Agreement
3.1a*        Amended and Restated Certificate of Incorporation of Careside, Inc.
3.1b*        Form of Certificate of Amendment of Certificate of Incorporation of Careside, Inc. (to be filed immediately prior to completion of the offering)
3.1c*        Form of Amended and Restated Certificate of Incorporation of Careside, Inc. (effective upon the completion of the offering)
3.2a*        Amended and Restated Bylaws of Careside, Inc.
3.2b*        Form of Amended and Restated Bylaws of Careside, Inc. (effective upon completion of the offering)
4.1**        Specimen Stock Certificate
4.2*         Placement Agent Warrant Agreement dated as of January 31, 1997 by and between
             Careside, Inc. and Spencer Trask Securities Incorporated (including Form of Warrant)
4.3*         Placement Agent Warrant Agreement dated as of March 6, 1998 by and between Careside,
             Inc. and Spencer Trask Securities Incorporated (including Form of Warrant)
4.4*         Securities Purchase Agreement dated as of December 17, 1998 by and between S.R. One,
             Limited and Careside, Inc. (including Form of Note)
4.5*         Warrant Issued to S.R. One, Limited on December 17, 1998
4.6**        Form of Warrant Agreement dated as of         , 1999, by and among Careside, Inc.,
             Fahnestock & Co. Inc., Wedbush Morgan Securities, Inc. and Southeast Research Partners, Inc.
             (including Form of Warrant)
5.1**        Opinion of Pepper Hamilton LLP
10.1*        Registration Rights Agreement dated as of November 7, 1996 by and among SmithKline
             Beecham Diagnostic Systems Co., SmithKline Beecham Corporation and Careside, Inc.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.2        Registration Rights Agreement dated as of December 4, 1996 by and among Careside, Inc.,
             Exigent Partners, L.P., W. Vickery Stoughton, Thomas H. Grove,
             Kenneth B. Asarch,
             William S. Knight, Donald S. Wong, Ashok K. Sawhney and Philip B.
             Smith
 10.3*       Amendment No. 1 to Registration Rights Agreement dated as of
             January 31, 1997 by and among
             Careside, Inc. Exigent Partners, L.P., W. Vickery Stoughton,
             Thomas H. Grove,
             Kenneth B. Asarch, William S. Knight, Donald S. Wong, Ashok K.
             Sawhney and Philip B. Smith
 10.4*       Registration Rights Agreement dated as of December 4, 1996 by and between Careside, Inc.
             and Spencer Trask Securities Incorporated
 10.5*       Registration Rights Agreement dated as of January 31, 1997 by and among Careside, Inc.
             and the Investors signatory thereto
 10.6        Stockholders Agreement dated as of December 4, 1996 by and among the Careside, Inc.,
             SmithKline Beecham Corporation, SmithKline Beecham Diagnostic
             Systems Co., Spencer Trask
             Securities Incorporated, Exigent Partners, L.P., W. Vickery
             Stoughton, Thomas H. Grove,
             Kenneth B. Asarch, William S. Knight, Donald S. Wong, Ashok K.
             Sawhney, Philip B. Smith
             and each Investor signatory thereto
 10.7*       Consulting Agreement by and between Careside, Inc. and Cedar
             Capital Investors dated August 8, 1997
 10.8*       Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and W. Vickery Stoughton
 10.9*       Employment Agreement dated as of March 3, 1997 between Careside,
             Inc. and Thomas H. Grove
 10.10*      Employment Agreement dated as of July 30, 1998 between Careside,
             Inc. and James R. Koch
 10.11*      1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated
 10.12*      1996 Key Executive Stock Option Plan, as amended and restated
 10.13*      1998 Incentive and Non-Qualified Stock Option Plan
 10.14*      1998 Director Stock Option Plan
 10.15       Standard Industrial/Commercial Single-Tenant Lease-NET dated as of
             October 14, 1996,
             by and between Fox Hills Business Park, a California Limited
             Partnership and Careside, Inc.
 10.16       Agreement dated as of August 23, 1996, by and between Fuji Photo
             Film Co., Ltd. and Careside, Inc.+
 10.17*      Agreement dated as of December 12, 1995, by and between United
             Medical Manufacturing
             Company and SmithKline Beecham Corporation and assignment
 10.18*      Product Development and Supply Agreement dated as of July 18,
             1997, by and between
             Careside, Inc. and UMM Electronics, Inc.
 10.19*      Agreement executed December 7, 1995 and February 28, 1996, by and between SmithKline
             Beecham Corporation and Hauser, Inc. and assignment
 10.20*      Agreement Number CP032284 Cost Type executed December 5 and 17,
             1996 by and between
             Battelle Memorial Institute and Careside, Inc.
 10.21       Joint Research and Development Agreement dated as of October 28,
             1996 by and between
             Careside, Inc. and International Technidyne Company+
 10.22       [INTENTIONALLY OMITTED]
 10.23       Distribution and Supply Agreement dated as of November 7, 1996, by and between SmithKline
             Beecham Clinical Laboratories, Inc. and Careside, Inc.+
 10.24       Asset Purchase Agreement dated as of November 7, 1996, by and among SmithKline Beecham
             Clinical Laboratories, Inc., SmithKline Beecham Diagnostic Systems
             Co. and Careside, Inc.
 10.25*      Loan and Security Agreement dated as of October 1, 1996, by and between Careside, Inc. and
             SmithKline Beecham Corporation
 10.26*      Placement Agency Agreement dated as of December 10, 1996, by and between Careside, Inc.
             and Spencer Trask Securities Incorporated
 10.27       Placement Agency Agreement dated as of January 29, 1998, by and between Spencer Trask
             Securities Incorporated and Careside, Inc.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.28*      Investment Banking Agreement dated as of January 31, 1997, by and between Careside, Inc.
             and Spencer Trask Securities Incorporated
 10.29*      Agreement of Limited Partnership of Exigent Partners, L.P. dated as of October 1996,
             by and between Kevin Kimberlin and those persons listed on
             Schedule A attached thereto
 10.30       The Lincoln National Life Insurance Company Standardized 401(k)
             Salary Reduction Plan
             and Trust Prototype Plan Adoption Agreement Plan #008, effective
             January 1, 1997, by and
             between Careside, Inc. W. Vickery Stoughton and Thomas Grove
 10.31       Employee Stock Purchase Plan
 10.32*      Registration Rights Agreement dated as of March 6, 1998 by and among Careside, Inc. and the Investors signatory thereto
 10.33*      Registration Rights Agreement dated as of March 6, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
 10.34*      Registration Rights Agreement dated as of December 17, 1998 by and between Careside, Inc. and S.R. One, Limited
 10.35       Waiver Letter Agreement dated as of December 8, 1998 by and between Careside, Inc. and Spencer Trask Securities Incorporated
 23.1        Consent of Arthur Andersen LLP
 23.2**      Consent of Pepper Hamilton LLP
 23.3        Consent of Oppenheimer Wolff & Donnelly LLP
 24.1*       Power of Attorney (included on Signature Pages)
 27.1        Financial Data Schedule

--------
*  Previously filed with the Securities and Exchange Commission.
** To be filed by amendment.
+ Portions of these documents have been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.

(B) FINANCIAL STATEMENT SCHEDULES:

  Financial Statement Schedules are omitted because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CULVER CITY, CALIFORNIA, ON THE 29TH DAY OF JANUARY, 1999.

                                          CARESIDE, INC.

                                                  /s/ W. Vickery Stoughton
                                          By: _________________________________
                                                    W. VICKERY STOUGHTON
                                                  CHAIRMAN OF THE BOARD OF
                                                         DIRECTORS
                                                AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

       /s/ W. Vickery Stoughton        Chairman of the Board of    January 29, 1999
______________________________________  Directors, Chief
         W. VICKERY STOUGHTON           Executive Officer and
                                        Director (principal
                                        executive officer)

         /s/ Thomas H. Grove           Executive Vice President--  January 29, 1999
______________________________________  Research and Development
           THOMAS H. GROVE              and Director

          /s/ James R. Koch            Chief Financial Officer,    Janaury 29, 1999
______________________________________  Treasurer, Executive Vice
            JAMES R. KOCH               President and Director
                                        (principal financial and
                                        accounting officer)

                  *                             Director           January 29, 1999
______________________________________
          ANTHONY P. BRENNER

                  *                             Director           January 29, 1999
______________________________________
          WILLIAM F. FLATLEY

                  *                             Director           January 29, 1999
______________________________________
          KENNETH N. KERMES

                  *                             Director           January 29, 1999
______________________________________
          C. ALAN MACDONALD

                  *                             Director           January 29, 1999
______________________________________
             DIANA MACKIE

                  *                             Director           January 29, 1999
______________________________________
           PHILIP B. SMITH


       /s/ W. Vickery Stoughton
*By: ________________________________
   W. VICKERY STOUGHTON ATTORNEY-IN-
                 FACT